UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Amicus Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 26, 2023
Dear Stockholder:
We are pleased to invite you to attend our 2023 Annual Meeting of Stockholders on Thursday, June 8, 2023, at 9:00 a.m. Eastern Daylight Time. The Annual Meeting of Stockholders will be held in virtual-only format via webcast.
Enclosed are the following:
•	Our Notice of Annual Meeting of Stockholders and Proxy Statement for 2023;
•	Our 2022 Annual Report to Stockholders (including our Annual Report on Form 10-K for fiscal year 2022); and
•	A proxy card with a return envelope to record your vote.
We also strongly encourage you to view our 2023 Environmental, Social and Governance (“ESG”) Report, a copy of which may be found through the Responsibility section of our website at www.amicusrx.com or at www.proxyvote.com.
The accompanying notice of the 2023 Annual Meeting and Proxy Statement describe the business we will conduct at the meeting and provide information about Amicus Therapeutics, Inc. that you should consider when you vote your shares.
Your vote is important. When you have finished reading the Proxy Statement, please promptly vote your shares by marking, signing, dating, and returning the proxy card in the enclosed envelope or vote via telephone or Internet according to the instructions in the Proxy Statement. If you attend the Annual Meeting, you may vote your shares even though you have previously voted by proxy if you follow the instructions in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend the webcast.
Sincerely,

Bradley L. Campbell
President and Chief Executive Officer

April 26, 2023
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
The 2023 Annual Meeting of Stockholders of Amicus Therapeutics, Inc. will be held on Thursday, June 8, 2023 at 9:00 a.m. Eastern Daylight Time. The meeting will be held in a virtual-only format online via webcast. You will be able to attend the 2023 Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/FOLD2023.The purpose of this meeting is to vote on the following:
1.	Elect two Class I directors as nominated by the Board of Directors each to serve a three-year term expiring at the 2026 Annual Meeting or until their respective successors have been elected;
2.	Approve the Amended and Restated 2007 Equity Incentive Plan to add 5,000,000 shares to the equity pool;
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
4.	Approve, on an advisory basis, the Company’s executive compensation;
5.	Approve, on an advisory basis, the frequency of stockholder advisory votes on executive compensation;
6.	Approve the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan;
7.
Approve the Amendment to the Company’s Restated Certificate of Incorporation, as amended, to limit the liability of certain officers of the Company as pursuant to 2022 amendments to the Delaware General Corporation Law; and

8.	Consider and act upon any other business that is properly presented at the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2023 Annual Meeting is April 14, 2023. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
BY ORDER OF THE BOARD OF DIRECTORS:

Ellen Rosenberg
Chief Legal Officer and Corporate Secretary
Philadelphia, Pennsylvania
April 26, 2023
The 2023 Annual Meeting will be held virtually over the Internet. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card or vote by telephone or the Internet as instructed in the accompanying materials as promptly as possible in order to ensure your representation at the meeting. You can revoke a proxy at any time prior to its exercise by following the instructions in the Proxy Statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

AMICUS THERAPEUTICS, INC.
3675 Market Street, Philadelphia, Pennsylvania 19104
(215) 921-7600
PROXY STATEMENT FOR THE AMICUS THERAPEUTICS, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 8, 2023
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Why Did You Send Me this Proxy Statement?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Amicus Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” “Amicus” or the “Company”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting to be held in a virtual-only format online via webcast on Thursday, June 8, 2023 at 9:00 a.m. Eastern Daylight Time. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy by telephone or on the Internet.
We intend to mail this Proxy Statement, our 2022 Annual Report to Stockholders (including our Annual Report on Form 10-K for fiscal year 2022), the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting on or about April 26, 2023.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2023.
THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2023 ANNUAL MEETING
OF STOCKHOLDERS AND OUR 2022 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.sec.gov, through the Investor Relations section of our web site at www.amicusrx.com or at www.proxyvote.com
Who Can Vote?
Only stockholders of record at the close of business on April 14, 2023 are entitled to vote at the Annual Meeting. On this record date, there were 283,338,193 shares of our common stock (“Common Stock”) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The Common Stock is our only outstanding class of voting stock.
Stockholder of Record: Shares Registered in Your Name
If, on April 14, 2023, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions on the proxy card or Notice of Internet Availability to submit your vote by telephone or Internet to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 14, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial owners to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker.
You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, please contact your broker, bank, or other nominee for a 16-digit control number that will be required to gain access to the meeting. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

What am I voting on?
There are seven matters scheduled for a vote:
•	Elect two Class I directors;
•	Approve the Amended and Restated 2007 Equity Incentive Plan to add 5,000,000 shares to the equity pool;
•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
•	Approve, on an advisory basis, the Company’s executive compensation;
•	Approve, on an advisory basis, the frequency of stockholder advisory votes on executive compensation;
•	Approve the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan; and
•
Approve the Amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to limit the liability of certain officers of the Company as permitted pursuant to 2022 amendments to the Delaware General Corporation Law.

How Do I Vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. Make sure to have your proxy voting card, voting instruction form or Notice of Internet Availability in hand and follow the instructions to submit your vote in one of five ways:
VOTE IN ADVANCE OF THE MEETING*				VOTE AT THE VIRTUAL MEETING
By Internet	By Telephone	By Mail	By QR Code	At the Meeting
Visit 24/7 www.proxyvote.com Follow on-screen instructions	Dial toll-free 24/7 1-800-690- 6903 (registered holders) 1-800-454- 8683 (beneficial holders) Follow recorded instructions	Cast your ballot, sign your proxy card and mail in the postage- paid return envelope	Scan this QR code to vote with your smartphone or device	To cast a virtual ballot: Follow the on-screen instructions available after logging into the meeting at: www.virtualshareholdermeeting.com/FOLD2023 on June 8, 2023 Enter your 16-digit control number
* Refer to the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials to vote. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 7, 2023 to be counted.
Beneficial Owners: If your shares are held in “street name” (held in the name of a bank, broker, or other nominee), follow the instructions provided by your bank, broker, or other nominee with these proxy materials.
How Many Votes do I have?
Each share of Common Stock that you own as of April 14, 2023, entitles you to one vote on each matter to be voted on at the Annual Meeting.
Will My Shares be Voted if I Do Not Return My Proxy Card?
If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares only for Proposal 3. The broker, bank or other nominee will not be permitted to vote on the other Proposals without your voting instructions. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.
May I Revoke My Proxy?
If you give a proxy, you may revoke it at any time before the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	signing a new proxy card and submitting it as instructed above;
•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•
attending the meeting and voting at the meeting if you are a stockholder of record. Attending the meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?
You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.
How Does the Board of Directors Recommend That I Vote on the Proposals?
PROPOSAL 1
ELECTION OF DIRECTORS
BOARD’S RECOMMENDATION: “FOR” EACH NOMINEE
We are asking stockholders to elect two directors for a three-year term. The table below sets for the information with respect to our two nominees standing for election. Each of the nominees are currently serving as directors. Additional information about the candidates and their respective qualifications can be found on the “Nominees for Election at the Annual Meeting” of this Proxy Statement.

	Name	Age	Director Since
	Lynn D. Bleil	59	2018
	Bradley L. Campbell	47	2018
PROPOSAL 2
APPROVE THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders to approve the Amended and Restated 2007 Equity Incentive Plan to add 5,000,000 shares to the equity pool.
PROPOSAL 3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders for the approval, on an advisory basis, of the compensation of our named executive officers.
PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
BOARD’S RECOMMENDATION: “FOR” Every Year	We are asking stockholders to approve, on an advisory basis, every year as the frequency of stockholder advisory votes on executive compensation of our named executive officers.
PROPOSAL 6
APPROVE THE AMICUS THERAPEUTICS, INC. 2023 EMPLOYEE STOCK PURCHASE PLAN
BOARD’S RECOMMENDATION: “FOR”	We are asking stockholders to approve the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan.
PROPOSAL 7
APPROVE THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
BOARD’S RECOMMENDATION: “FOR”
We are asking stockholders to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

If any other matter is properly presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his/her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
What Vote is Required to Approve Each Proposal and How are Votes Counted?
Proposal 1: Elect Directors
The nominees for director who receive the most votes cast (also known as a “plurality” of the votes) will be elected. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Abstentions, or votes that are withheld, will not be counted as voting on the matter for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. These broker non-votes will have no effect on the results of this vote.

Proposal 2: Approval of the Amended and Restated 2007 Equity Incentive Plan
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the Amended and Restated 2007 Equity Incentive Plan. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote.

Proposal 3: Ratify Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to ratify the selection of our independent registered public accounting firm. Abstentions will have the effect of a vote against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, our Board believes it is advisable to give stockholders the opportunity to ratify this appointment. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the Audit and Compliance Committee of our Board will reconsider its selection.

Proposal 4: Approval, on an Advisory Basis, of Executive Compensation
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to adopt this resolution. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote. This advisory vote on executive compensation is not binding on our Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Proposal 5: Approval, on an Advisory Basis, of the Frequency of the Vote on Executive Compensation
The option of every “One Year,” “Two Years” or “Three Years” that receives the highest number of votes from the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the advisory approval regarding the frequency of stockholder advisory votes on executive compensation will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. Abstentions will have no effect on this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote. The Board will consider our stockholders’ preference as reflected in the vote on this Proposal Five in determining how frequently the advisory vote on executive compensation occurs in the future.

Proposal 6: Approval of the 2023 Employee Stock Purchase Plan
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the 2023 Employee Stock Purchase Plan. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have no effect on the results of this vote.

Proposal 7: Approval of the Amendment to the Company’s Restated Certificate of Incorporation
The affirmative vote of the holders of a majority of outstanding shares of our common stock entitled to vote at the meeting will be required for approval. Abstentions will have the effect of a vote against this proposal. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal and therefore are not entitled to vote on the matter. These broker non-votes will have the effect of a vote against this proposal.

How are Votes Counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For”, “Withhold” (with respect to the election of directors) and “Against” (with respect to proposals other than the election of directors) votes, abstentions, and broker non-votes.
Who Will Pay the Costs of Soliciting these Proxies and How Are They Being Solicited?
Amicus will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees, and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.
How Can I Find Out the Results of the Voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the Annual Meeting.
When are Stockholder Proposals Due for Next Year’s Annual Meeting?
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to Securities and Exchange Commission (“SEC”) Regulation 14A, Rule 14a-8 and received by the Secretary of the Company no later than December 28, 2023. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2024 Annual Meeting of Stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely in accordance with our Restated By-laws (By-laws”), stockholder notice of any proposal, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received by us not earlier than November 28, 2023 and not later than December 28, 2023; provided, however, that in the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2023 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 60th day prior to the 2024 Annual Meeting of Stockholders or the 10th day following the day on which we make a public announcement of the 2024 Annual Meeting of Stockholders. All stockholder proposals should be marked for the attention of the Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with our By-laws and Rule 14a-19 under the Securities Exchange Act of 1934.
Attending the Annual Meeting
The Annual Meeting will be held in a virtual only format online via webcast on Thursday, June 8, 2023 at 9:00 a.m. Eastern Daylight Time. You are not required to attend the Annual Meeting in order to vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Recommendation:
The Board recommends the vote “FOR” the election of each of Lynn D. Bleil and Bradley L. Campbell as a director, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.
The Board has voted to nominate Lynn D. Bleil and Bradley L. Campbell for election at the Annual Meeting for a term of three years to serve as Class I directors until the 2026 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The Class II directors — Craig A. Wheeler, Burke W. Whitman and Eiry W. Roberts, M.D., and the Class III directors — John F. Crowley, Michael G. Raab, Glenn P. Sblendorio, Margaret G. McGlynn and Michael A. Kelly — will serve until the Annual Meetings of Stockholders to be held in 2024 and 2025, respectively, and until their respective successors have been elected and qualified.
Unless authority to vote for any of these nominees is withheld, the shares represented by the signed and dated proxy cards will be voted FOR the election as directors of Ms. Bleil and Mr. Campbell. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted at the discretion of the individuals designated as proxies on the proxy cards. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.
Our Board of Directors
Our Certificate of Incorporation and Restated Bylaws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes and one class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our Board consists of ten members. Our Board is divided amongst three classes as follows:
•	The Class I directors are Mr. Campbell and Ms. Bleil, and their term will expire at the 2023 Annual Meeting of Stockholders;
•	The Class II directors are Messrs. Wheeler and Whitman and Dr. Roberts, and their term will expire at the 2024 Annual Meeting of Stockholders; and
•	The Class III directors are Messrs. Crowley, Raab, Sblendorio and Kelly and Ms. McGlynn, and their term will expire at the 2025 Annual Meeting of Stockholders.
Our Certificate of Incorporation and By-laws provide that the authorized number of directors may be changed only by resolution of the Board. Our Board has authorized that the maximum size of the Board be set at twelve members.
On February 28, 2023, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, voted to nominate Ms. Bleil and Mr. Campbell for re-election as Class I directors at the 2023 Annual Meeting for a term of three years to serve until the 2026 Annual Meeting of Stockholders until their respective successors have been duly elected and qualified.
The Board has determined that each of the director nominees possesses the requisite skills, personal integrity, business judgment, industry experience and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. A description of the background of each, along with other specific experiences, qualifications, attributes, or skills that contributed to the Board’s decision to nominate the nominees, is set forth below, followed immediately by like disclosure for our existing directors whose terms of office extend beyond the Annual Meeting.

The Board is currently composed of ten directors with diverse skill sets, demographic, and professional backgrounds. For the graphs below, diversity includes ethnicity, gender, and veteran status but the Company also values and considers diversity of age, perspective, skill, experience, competency, culture, disability, veteran status and LGBTQ status when evaluating candidates for nomination.

Board Independence

10 Directors

All directors are independent except the CEO and the Executive Chairman

8 Independent
2 Non-Independent

Board Tenure

(years of consecutive service)

0-4 years
3
5-8 years
3
9+ years
4

8.8 years Average Tenure

Overall Board Diversity*

6
Diverse
4
Non-Diverse

Director Diversity

3 Female
2 Veteran Status
1 African American or Black

*Diversity includes gender, race, and veteran status

Nominees for Election at the Annual Meeting
Name	Age	Position
Lynn D. Bleil (1)(2)(3)	59	Director
Bradley L. Campbell	47	Director
(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Compensation and Leadership Development Committee
(3)	Member of the Science and Technology Committee

Lynn D. Bleil has served as a member of the Board since September 2018. Ms. Bleil led the West Coast Healthcare Practice of McKinsey & Company and was a core leader of McKinsey’s worldwide Healthcare Practice before her retirement as a Senior Partner in 2013, after 25 years at the firm. Currently, Ms. Bleil serves as a member of the Board of Directors of Stericycle, Inc. (Nasdaq: SRCL), Sonova Holding AG (VX: SOON) and Alcon AG (NYSE: ALC). Her prior directorships included DST Systems, Inc. (NYSE: DST), and Auspex Pharmaceuticals (Nasdaq: ASPX). Ms. Bleil is also the Chair of the Intermountain Wasatch Back Hospitals Community Board, a non-profit organization. Ms. Bleil received her B.S.E. in Chemical Engineering from Princeton University and her M.B.A. from the Stanford Graduate School of Business.

Skills and Qualifications: Ms. Bleil is an experienced Director who brings more than three decades of experience in the broader healthcare industry and biopharma, having advised numerous executives and Boards in the sector on strategic, organizational, and operational issues. She has broad expertise in healthcare strategy, business development, go-to-market strategies, reimbursement, and policy, all of which contributed to our conclusion that she should be re-elected to serve as director of the Company and continue to serve as a member of the Science and Technology, Compensation and Leadership Development and Nominating and Corporate Governance committees.

Bradley L. Campbell is the President and Chief Executive Officer and has served as a member of the Board since June 2018. Prior to his promotion to Chief Executive Officer in August 2022, Mr. Campbell served as President and Chief Operating Officer since January 2015. He brings over 20 years of experience in the Orphan Drug industry. Mr. Campbell joined Amicus in 2006 and, prior to becoming CEO led the global organization responsible for the commercialization of Galafold®. He also oversaw the Technical Operations, Market Access, Program Management, Clinical Operations and Regulatory Affairs functions. Mr. Campbell currently serves on a number of Boards including Gennao Bio, the Alliance for Regenerative Medicine (ARM), and the Corporate Advisory Board for the National Tay-Sachs and Allied Diseases Association. He previously served on the Board of ARYA Sciences Acquisition Corp III, a healthcare focused Special Purpose Acquisition Vehicle, as well as Progenics Pharmaceuticals (Nasdaq: PGNX) from 2016 until its successful acquisition by Lantheus Holdings in 2020. Prior to Amicus, Mr. Campbell spent time in various commercial and business development roles at Genzyme and Bristol-Myers Squibb and as a strategy consultant for Marakon Associates. He received a B.A. in Public Policy Studies from Duke University and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Campbell has significant experience within the pharmaceutical industry, much of which has been focused on rare diseases, including expertise in corporate development, strategic planning, business operations, sales, and marketing. His experience, as well as his prior service on the Board of Directors of other publicly held companies in the pharmaceutical industry, provides valuable contributions to the Company as we continue our ongoing expansion as a fully integrated global commercial company. He also provides our Board with in-depth knowledge of our company through the day-to-day leadership of our executives, all of which contributed to our conclusion that he should continue to serve as Director of the Company.
Directors Whose Terms Do Not Expire This Year
Name	Age	Position
John F. Crowley (1)	56	Director
Michael A. Kelly (2)(3)	66	Director
Margaret G. McGlynn (4)(5)	63	Director
Michael G. Raab (3)(6)(7)	58	Director
Eiry W. Roberts, M.D. (2)(8)	59	Director
Glenn P. Sblendorio (9)	67	Director
Craig A. Wheeler (8)(10)	62	Director
Burke W. Whitman (3)(5)	67	Director
(1)	Executive Chairman
(2)	Member of the Science and Technology Committee
(3)	Member of the Audit and Compliance Committee
(4)	Chair of the Compensation and Leadership Development Committee
(5)	Member of the Nominating and Corporate Governance Committee
(6)	Lead Independent Director
(7)	Chair of the Nominating and Corporate Governance Committee
(8)	Member of the Compensation and Leadership Development Committee
(9)	Chair of the Audit and Compliance Committee
(10)	Chair of the Science and Technology Committee

John F. Crowley has served as Executive Chairman of the Board since August 2022. Previously, Mr. Crowley served as Director, Chairman and Chief Executive Officer since February 2010 and Chief Executive Officer from January 2005 to August 2022, except for the period from April 2011 through August 2011 during which time he served as Executive Chairman. Mr. Crowley has also served as a director of Amicus since August 2004, except for the period from September 2006 to March 2007 when he was in active-duty service in the United States Navy (Reserve). Mr. Crowley was President and Chief Executive Officer of Orexigen Therapeutics, Inc. from September 2003 to December 2004. He was President and Chief Executive Officer of Novazyme Pharmaceuticals, Inc., from March 2000 until that company was acquired by Genzyme Corporation (“Genzyme”) in September 2001; thereafter he served as Senior Vice President of Genzyme Therapeutics until December 2002. Currently, Mr. Crowley serves as a member of the Board of Directors of Intellia Therapeutics, Inc. (Nasdaq: NTLA) and Entrada Therapeutics, Inc. (Nasdaq: TRDA). Mr. Crowley received a B.S. degree in Foreign Service from Georgetown University’s School of Foreign Service, a J.D. from the University of Notre Dame Law School, and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Crowley possesses strong leadership qualities, demonstrated through his service as an executive and director in the pharmaceutical industry, including his prior roles as a founder and Chief Executive Officer of multiple development stage biopharmaceutical companies, combined with his service on biopharmaceutical boards and non-profit organizations. Mr. Crowley has extensive experience in public policy and patient advocacy, and intimate knowledge of the rare disease community and the needs of people living with rare diseases.

Michael A. Kelly has served as a member of the Board since December 2020. Mr. Kelly is a former senior executive of Amgen, Inc. and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business founded by Mr. Kelly in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc. (Nasdaq: AMGN), most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Inc. (Nasdaq: BIIB), Tanox, Inc., and Monsanto Life Sciences, a division of the Nutrasweet Kelco Company. Currently, Mr. Kelly is an independent member of the Board of Directors for Prime Medicine, Inc. (Nasdaq: PRME), DMC Global, Inc. (Nasdaq: BOOM), and NeoGenomics, Inc. (Nasdaq: NEO). Mr. Kelly previously served on the Boards of Directors for Aprea Therapeutics, Inc. (Nasdaq: APRE) and Hookipa Pharma, Inc. (Nasdaq: HOOK). He also serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BSc in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Skills and Qualifications: Mr. Kelly brings more than two decades of leadership experience in the life sciences industry and a wealth of knowledge and background in managing and growing global healthcare and biotechnology companies to the Board. He has served in various strategic finance and commercial operations positions, including, Founder and President of a global life sciences transformation and management consulting business, Chief Financial Officer, and Board member of multiple biotechnology companies. Mr. Kelly also has extensive experience in developing and executing global corporate strategies for multi-product biotechnology organizations, a special skill set in organizational diversity, as well as leadership experience in humanitarian aid facing organizations focused on health outcomes and disaster relief.

Margaret G. McGlynn has served as a member of the Board since October 2009. She retired from Merck after 26 years including roles as President of Global Vaccines and Infectious Disease and President, U.S. Hospital and Specialty Products. She also served in a variety of executive leadership roles in global and U.S. marketing, sales, and managed care. Following her retirement from Merck, Ms. McGlynn served as Chief Executive Officer and President of The International AIDS Vaccine Initiative. Currently, Ms. McGlynn serves as a member of the Boards of Directors of Vertex Pharmaceuticals, Inc. (Nasdaq: VRTX) and Novavax, Inc. (Nasdaq: NVAX). Previously, she served on the Boards of Air Products and Chemicals, Inc. (NYSE: APD) and Orphan Technologies. She is also Chair of the Board of HCU Network America, a non-profit which provides advocacy and supports research for patients affected by the rare disease homocystinuria. Ms. McGlynn holds a B.S. in Pharmacy and a M.B.A. in Marketing and an honorary doctorate in sciences from the State University of New York at Buffalo.

Skills and Qualifications: Ms. McGlynn has significant leadership experience in the pharmaceutical industry, including her service as a senior executive of Merck where she led commercialization across several therapeutic areas and geographies and managed large organizations. This experience, combined with her service on biopharmaceutical company boards and a rare disease patient advocacy organization, gives her important insights into Amicus’s business and a comprehensive understanding of compensation management and the relationship of compensation practices to the organization and its development.

Michael G. Raab has served as a member of the Board of Directors since May 2004 and as Lead Independent Director since September 2018. Mr. Raab has served as President and Chief Executive Officer of Ardelyx, Inc. (Nasdaq: ARDX) since March 2009. Mr. Raab previously served as a partner of New Enterprise Associates (“NEA”) from June 2002 until December 2008, with a focus on healthcare investing. From 1999 to 2002, he was Senior Vice President, Therapeutics and General Manager, Renagel® at Genzyme Corporation. Mr. Raab currently serves as a member of the Board of Directors of Ardelyx, Inc. Mr. Raab serves as Chairman of Tempest Therapeutics, Inc. (Nasdaq: TPST), a San Francisco based clinical stage biotechnology company advancing small molecule therapeutics that modulate anti-tumor pathways. He also serves on the Emerging Companies and Health Section Governing Boards of the Biotechnology Innovation Organization. Mr. Raab holds a B.A. from DePauw University.

Skills and Qualifications: Mr. Raab has significant experience in drug development and commercialization of products in the rare diseases, cardio renal and GI diseases. He also has extensive management experience in the biopharmaceutical industry serving as Chief Executive Officer of a late-stage biopharmaceutical company and from his prior time overseeing NEA investments in pharmaceuticals and biotechnology. Mr. Raab also brings a global perspective and an integrity-based approach to compliance and governance matters and devotes substantial time to Amicus matters.

Eiry W. Roberts, M.D., has served as a member of our Board since June 2021. Dr. Roberts is a former senior executive of Eli Lilly and Company and is currently the Chief Medical Officer of Neurocrine Biosciences, Inc. She has over 25 years of pharmaceutical drug development experience, ranging across all phases of development from research through commercialization, spanning multiple therapeutic areas. Prior to Neurocrine, Roberts spent 26-years at Eli Lilly, during which she advanced through various senior and executive level roles, concluding her tenure as Vice President in Research & Development. Roberts served as the Chair of the Medical Review Committee at Eli Lilly. She is a member of the Healthcare Business Women’s Association and an Adjunct Professor of Medicine at Indiana University, Department of Clinical Pharmacology. She formerly served on the Springboard Ventures Steering Committee and was a member of the Indiana Health Forum. She has non-profit Board experience, previously serving on the Board of the Indianapolis Children’s Choir and the St. Richard’s Episcopal School Board of Trustees. Dr. Roberts is an M.D. trained in pharmacology and medicine in the United Kingdom, qualifying from the University of London. Dr. Roberts continued her post-graduate clinical training in clinical pharmacology and cardiology at St. Bartholomew’s Hospital and at the Royal London Hospital.

Skills and Qualifications: Dr. Roberts brings more than 25 years of healthcare industry experience to the Board, spanning the areas of pharmaceutical drug development, regulatory affairs, pricing, and access. She has immense experience in leading therapeutic programs through all phases of the drug development process, regulatory frameworks, and product commercialization. She has an extensive background in medicine and experience as a Chief Medical Officer of a biopharmaceutical company. The culmination of her skills and experience adds important insight into the Amicus business and its development into a leading global commercial organization.

Glenn P. Sblendorio has served as a member of the Board since June 2006. Mr. Sblendorio is currently Chief Executive Officer of IVERIC bio, Inc. (Nasdaq: ISEE), formerly Ophthotech Corporation (Nasdaq: OPHT), a position that he has held since 2017 and is a member of the Board of Directors of IVERIC. Prior to IVERIC, Mr. Sblendorio was President and Chief Financial Officer of The Medicines Company (Nasdaq: MDCO) from March 2006 through March 2016 and was a member of the Board of Directors of the Medicines Company from July 2011 through December 31, 2015. Before joining The Medicines Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Mr. Sblendorio also serves as a member of the Board of Directors of Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT) (Chair, Audit). Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

Skills and Qualifications: Mr. Sblendorio has significant corporate leadership experience, industry knowledge and demonstrated knowledge of financial and financing matters through his prior experience in leading pharmaceutical companies. He brings substantial expertise in the management of financial and compliance risks associated with global pharmaceutical operations and financial management strategies. Mr. Sblendorio’s specific expertise includes his service on other boards, and he devotes significant time to Amicus matters both in scheduled meetings and with management and the auditors. He is the “audit committee financial expert” as defined in the SEC regulations, with particular expertise in the matters faced by the audit committee of a company with its commercial revenue guidance, geographic expansion and related expenses.

Craig A. Wheeler has served as a member of the Board since June 2016. He is the CEO of Headwaters Biotech Advisors, where he serves as an advisor to executives in the Biotech industry. Mr. Wheeler recently completed a 14-year tenure as President and Chief Executive Officer of Momenta Pharmaceuticals (Nasdaq: MNTA), where he grew the company from a startup, through multiple product launches, and ultimately to a $6.5 billion acquisition by J&J in the fall of 2020. In 2011, he was an E&Y Entrepreneur of the Year Regional Award winner. In May 2012, the Boston Globe named Momenta the number one company in their annual Globe 100 survey of top performing companies. Prior to joining Momenta, Mr. Wheeler was President of Chiron Biopharmaceuticals where, during his five-year tenure, he ran a fully integrated 2,500 person global pharma business with a global commercial organization, multiple manufacturing sites, a research organization, and a product development pipeline, more than doubling the pharmaceutical division’s global sales. Before that, he was a senior member of The Boston Consulting Group’s health care practice and worked extensively in the health care sector with focus on pharma and biotech, particularly in regard to corporate and R&D strategy. He began his career at Merck & Company, Inc.’s (NYSE: MRK) MSDRL research unit. He also previously served as the Chairman of the Board of Avanir Pharmaceuticals, Inc. where he helped oversee the transition of the company from a research-based platform to a fully integrated CNS pharmaceutical company until 2015 when it was acquired by Otsuka Pharmaceuticals for $3.5 billion. Mr. Wheeler received his B.S. and M.S. in chemical engineering from Cornell University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Skills and Qualifications: Mr. Wheeler has extensive pharmaceutical industry knowledge and leadership experience, including his demonstrated expertise in drug development, manufacturing and the technical issues facing growing biopharmaceutical companies. This background enables him to make significant contributions as the head of the Science and Technology Committee, while his overall life science experience and leadership enables him to contribute to the Compensation and Leadership Development Committee as well as the Board as a whole.

Burke W. Whitman has served as a member of the Board since June 2019. He also serves as a member of the Board of Directors of Omega Healthcare Investors (NYSE: OHI) (Compensation Chair); Board of Directors of the Marine Corps Heritage Foundation (Governance Chair); Board of the Corporation of Nashotah Theological Seminary; and as Chief Executive Officer of Colmar Holdings, a private investment company. Previously he served as Chief Executive Officer (and initially Chief Operating Officer) of Health Management Associates (NYSE: HMA) 2005-08; Chief Financial Officer of Triad Hospitals (NYSE: TRI) 1998-2005; President of Deerfield Healthcare (private) 1994-98; Vice President of Almost Family (Nasdaq: AFAM) 1992-94; and Investment Banker with Morgan Stanley (NYSE: MS) 1988-92. Concurrently through 2018, he served as a reserve Major General and the senior reserve officer of the United States Marine Corps, capping 33 years of service which included active duty during 1985-88 and 2009-18 when he served with the Secretary of Defense, led multiple deployments, and was Commanding General of Marine Forces Reserve and the 4th Marine Division. Mr. Whitman previously served on the Board of Directors of the Federation of American Hospitals (Audit Chair), Board of Directors of the Toys for Tots Foundation (Investment Chair), Board of Advisors to the Secretary of Defense (Reserve Forces Policy Board), Board of Trustees of the Lovett School (now a Lifetime Trustee), and Board of Visitors of Marine Corps University. He holds an MBA from Harvard Business School, a Master in Strategic Studies from the Army War College, a Master in Ministry from Nashotah Theological Seminary, and a BA from Dartmouth College.

Skills and Qualifications: Mr. Whitman is an experienced executive and board leader of national and global organizations in health, defense, education, finance, and real estate. His broad knowledge of the healthcare sector, specific experience in strategic finance and growth, and skill in organizational leadership and governance, provide a multifaceted perspective to our global biopharma business. These qualifications have made him an integral member of both the Audit and Compliance and Nominating and Corporate Governance Committees.
Committee Memberships
Directors	Independent	Age	Director Since	Audit and Compliance	Compensation and Leadership Development	Nominating and Corporate Governance	Science and Technology
Lynn D. Bleil	✔	59	2018		●	●	●
Bradley L. Campbell		47	2018
John F. Crowley (CH)		56	2010
Michael A. Kelly	✔	66	2020	●			●
Margaret G. McGlynn	✔	63	2009		C	●
Michael G. Raab (LID)	✔	58	2004	●		C
Eiry W. Roberts, M.D.	✔	59	2021		●		●
Glenn P. Sblendorio	✔	67	2006	C
Craig A. Wheeler	✔	62	2016		●		C
Burke W. Whitman	✔	67	2019	●		●
“EC”	Executive Chairman
“C”	Committee Chair
“LID”	Lead Independent Director

AMICUS CORPORATE GOVERNANCE
General
This section describes key corporate governance policies and practices that we believe ensure that Amicus is managed for the long-term benefit of all our stakeholders. We continuously review these policies and practices and compare them to those of our peer group and those suggested by various authorities in corporate governance to ensure we adopt best industry practices. Policies and practices that we have adopted include criteria for selecting director nominees, board leadership structure, and responsibilities of the Board of Directors and its committees, among others. Complete copies of our Corporate Governance Guidelines, Board Committee charters, and Code of Conduct are available on the “Investors—Corporate Governance” section of our website, www.amicusrx.com. You may also request a copy of these documents in writing to:
Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, PA 19104, Attn: Ellen Rosenberg, Corporate Secretary.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist our directors in the exercise of their duties and responsibilities and to serve the best interests of Amicus and its stakeholders. These guidelines provide, among other things, that:
•	The responsibility of the Board is to oversee the business and operations of Amicus, including risk oversight;
•	The majority of the Board must be independent directors;
•	The directors have full access to management and to outside independent consultants as needed;
•	The Board conducts an annual self-evaluation; and
•	The Board establishes appropriate limitations for service as directors on other company boards.
Director Independence
Our Board has reviewed the materiality of any relationship that each of our directors has with Amicus, either directly or indirectly, as well as other factors that may impact the independence determination for each of our directors. Based on this review, our Board has determined that the following directors are “independent directors” as defined by the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”): Mses. Bleil and McGlynn, Messrs. Kelly, Raab, Sblendorio, Wheeler and Whitman, and Dr. Roberts.
Board Leadership Structure
In February 2010, the Board elected Mr. Crowley as Chairman of the Board, in addition to his role as Chief Executive Officer. Effective August 1, 2022, Mr. Campbell was appointed Chief Executive Officer and Mr. Crowley transitioned to Executive Chairman of the Board. In September 2018, the Board appointed Mr. Raab as its new Lead Independent Director. As Lead Independent Director, Mr. Raab is responsible for, among other things:
•	leading executive sessions of the Board’s independent directors,
•	advising the independent Board Committee chairs in fulfilling their responsibilities to the Board,
•	assisting the Board and the Company’s officers in complying with the Company’s governance guidelines, and
•
overseeing the Chief Executive Officer evaluation process and advising the Compensation and Leadership Development Committee, with input from the Executive Chairman, on Chief Executive Officer compensation.

As Executive Chairman, Mr. Crowley is responsible for, among other things:
•	calling and leading meetings of the Board,
•	calling and leading executive sessions of the Board, and
•
leading the creation (in collaboration with the Lead Independent Director and Chief Executive Officer) of Board agendas and providing the Board with the information needed for it to fulfill its primary responsibilities.

Mr. Crowley’s Executive Chairman agreement lasts for two years, with an option for the Board to extend it for an additional year. As part of this arrangement, in addition to his responsibilities as chairman of the Board, Mr. Crowley will also support AT-GAA approval activities, direct the Company’s corporate development, public policy and government affairs efforts, act as an ambassador to the rare disease patient community, and develop a plan to transition a majority of these primary responsibilities to Mr. Campbell before the end of the initial two-year term.

Mr. Crowley’s continued tenure as chairman also reflects the Board’s confidence in his leadership and vision for the Company and recognizes his accomplishments since joining the Company. The Company believes that the role of the Lead Independent Director, which is currently held by Mr. Raab, provides the Company with a governance structure that best advances the objectives of the Company while maintaining proper checks and balances on senior management, and providing the independent members of the Board with open and transparent communication regarding the Company’s strategic planning activities.
Environmental, Social & Governance (“ESG”) Program
Our ESG program reflects what we view as the effective management of critical environmental, social and governance principles that are fundamental to our organization. It is our belief that a sound governance structure, coupled with a socially and environmentally responsible mindset, provides the foundation for collective and informed decision making and accountability across all facets of Amicus. The Nominating and Corporate Governance Committee oversees the entire ESG program, with specific oversight of environmental and governance matters. The Compensation and Leadership Development Committee is responsible for human capital oversight, while the Audit and Compliance Committee and the Science and Technology Committee oversee cybersecurity and safety issues, respectively.

Commitment to the Environment. Amicus is committed to producing transformative medicines for patients while practicing environmental responsibility and incorporating sustainability best practices in our operations. As a biotechnology company, our environmental footprint is relatively small in comparison to companies in many other industries, yet we strive to minimize our footprint. We recognize the pressing need to continuously identify and implement opportunities to achieve a reduction in greenhouse gas (GHG) emissions. Since 2020, we have made significant reductions in our physical footprint and established a hybrid approach working model, which reduces emissions associated with daily commuter travel and energy emissions produced from facility operations. As we look to enhance and promote sustainable practices in our existing and future facilities, we aspire to meet and exceed all environmental-related building standards currently in place and only occupy facilities that support our sustainability goals. We also recognize that our most valuable asset, our people, can also be key drivers of change when it comes to reducing our carbon footprint. We have engaged our global workforce around good sustainability practices through our GREEN Employee Resource Group to further educate on how Amicus can collectively make a positive change on the environment.

The Amicus global technical operations team is further committed to improving our “green” credentials through our supply chain partners to reduce environmental impact. At Amicus, we do not directly manufacture our products or product candidates and rely on contract manufacturers. As a result, Amicus has zero direct manufacturing and thus has zero direct GHG emission contributions from drug product manufacturing. With that being said, we are highly committed to aligning our sustainability practices and aspirations with our suppliers in order to collectively create a fundamentally more sustainable business and supply chain. In 2022, through a questionnaire issued to all our suppliers, we identified areas of risk and opportunities associated with supply chain GHG emissions. Upon review of supplier ESG programs, we have enforced contractual obligations with all current and incumbent suppliers to uphold good sustainability practices within their own operations. We also have sustainability as a standing agenda item in our quarterly business reviews and routinely monitor and assess the progress of these programs and partners to help drive change. This has enabled further direct oversight of the sustainability practices throughout our supply chain. We are also partnering with our manufacturing vendors to manage the carbon footprint resulting from the processes used to manufacture our products and we are committed to reviewing and minimizing the environmental impact of future proposal submissions. To ensure alliance with these goals, the Nominating and Corporate Governance Committee oversees the Company’s environmental and sustainability programs, including the overall ESG program and its ESG report.

Amicus encourages stockholders to voluntarily elect to receive future proxy and annual report materials electronically to help contribute to our sustainability efforts and reduce our impact on the environment. The numbers below show the environmental impact that the adoption of electronic delivery of proxy materials would have, based on stockholder data collected in preparation for the 2022 annual meeting:

*Environmental Impact Statement**

Combined with your adoption of electronic delivery of proxy materials, and the elimination of 14,841 pounds of paper, we can reduce our impact on the environment by:

29.6

Using 29.6 fewer tons of wood, or the equivalent of 178 trees

159,000

Saving 159,000 gallons of water, or the equivalent of filling 7.2 swimming pools

189M

Using 189 million fewer BTUs, or the equivalent of the amount of energy used by 225 refrigerators for one year

8,740

Eliminating 8,740 pounds of solid waste

133,000

Using 133,000 fewer pounds of GHG, including CO_2, or the emissions of 12.1 automobiles running for one year

11.8

Elminating 11.8 pounds of hazardous air pollutants

*Environmental impact estimates were calculated using the Environmental Paper Network Calculator. For more information visit papercalculator.org.

Commitment to the Rare Disease Community. At Amicus, our employees strive to be champions of the rare disease community through volunteering, giving, and engagement opportunities to support the communities in which we serve. Amicus has proudly developed programs, services, and activities designed to enhance the lives of the members of the rare disease community. Each year the Company awards each employee two volunteer days to encourage giving back to their local communities. Through our corporate social responsibility initiative, Healing Beyond Disease, we are proud to have developed a program to provide charitable contributions that help patient and professional non-profit healthcare-related organizations deliver programs, services, and activities to enhance the lives of their rare disease communities. At Amicus, there is a shared purpose of improving public health, patient experiences, and outcomes with a focus on educational, advocacy, and access initiatives related to those disease areas on which the company focuses its development and therapeutic programs. Amicus does not receive any significant value in terms of goods or services in return for its charitable support and matches employee donations to approved foundations up to $500 per year per employee. The graphic below quantifies the amount given in 2022:

Access to our Medicines. As a patient dedicated rare disease company, we know that with the development of medicines designed to satisfy unmet medical needs, comes the promise that these medicines must be broadly accessible. Amicus is highly committed to providing access to our medicines free of charge where they are not yet commercially available through our global expanded access program. Through 2022, Amicus has provided:

Commitment to our Employees and Diversity, Equity, and Inclusion. We also strive for our people to have a meaningful impact on organizational performance and enable a competitive advantage. We have almost 500 employees across the U.S. and internationally who are key to advancing our programs and who contribute to our culture of passion, dedication, and excitement for the work that we do. Our Board and Senior Leadership Team are committed to broad human capital philosophies, practices, and risk management to create value and support our mission. Attracting and retaining talented team members, and creating a viable and consistent work experience, is an integral part of our competitive strategy, which drives long-term value and risk mitigation. To that end, the Compensation and Leadership Development Committee and the full Board review our key human capital programs and process on a regular basis, including our talent pipeline, turnover, workplace culture, inclusion and engagement, and workforce risk. Goals of maintaining gender diversity and increasing overall diversity and culture are embedded in our corporate and individual goals and reinforced through our compensation management decisions.

Amicus management reviews pay parity bi-annually in an on-going endeavor to ensure equal treatment across the organization for equal work and makes market adjustments as needed. The Compensation and Leadership Development Committee does the same for the executive levels of the Amicus workforce and reviews pay parity results for all levels on an ongoing basis.

Leadership Development and Learnings Programs. We take pride in the individuals that make up our workforce and work hard to foster their growth and development to see them succeed in their roles. We have developed a robust performance management system that measures the what and the how, and reward our employees who role-model our Mission Focused Behaviors. Our leadership development and learning programs for employees are designed to kick start each individuals’ career development journey, strengthen their leadership capabilities, and ultimately, become the highest performing versions of themselves. We have designed several leadership and professional development programs for our employees and already trained a significant portion of our global workforce over the past year through our Global Leadership Development Program, Global Mentoring Program, and Best Self Training Program. As the result of our initiatives, we have been able to retain top talent and effectively promote many employees from within to lead functions within the organization, including the successful completion of a CEO transition in 2022.

Commitment to Governance and Risk Oversight. Finally, a robust governance and risk oversight structure is the foundation that allows our environmental and social initiatives to operate and grow. Our Board provides risk oversight primarily through its Enterprise Risk Management Program (“ERM Program”). Through this ERM Program, the Board delegates various oversight responsibilities to its committees which, in turn, provide regular updates to the Board on key risk issues and mitigation strategies in conjunction with management updates. At the business level, the Global Head of Rare Diseases and the Chief Compliance Officer co-chair the Global Risk Committee, which is comprised of the various department heads, and meets periodically to discuss potential or emerging areas of concern. Senior management is responsible for the day-to-day identification and management of risks with the Chief Compliance Officer having a dotted line to the Audit and Compliance Committee, providing quarterly updates on key developments from the global risk committee and any reports of violations of the Code of Conduct or other policies. The Audit and Compliance Committee oversees all matters related to the ERM Program, as well as risks related to financial, compliance, data privacy and cybersecurity risks, and apprises the Board of any developments under the ERM Program throughout the year. Our risk management structure, and matters overseen by the Nominating and Corporate Governance Committee, Compensation and Leadership Development Committee, and Science and Technology Committee are as follows:

For more information on our ESG initiatives, please refer to our inaugural ESG report, available in digital format on our website at www.amicusrx.com/responsibility/.
Code of Conduct and Ethics
We have adopted a Code of Conduct and ethics that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and our directors. The text of the Code of Conduct and ethics is posted on our web site at www.amicusrx.com and will be made available to stockholders without charge, upon request, in writing to The Office of the Corporate Secretary, c/o Amicus Therapeutics, Inc. at 3675 Market Street, Philadelphia, Pennsylvania 19104. Disclosure regarding any amendments to, or waivers from, provisions of the Code of Conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of Nasdaq.

Director Attendance
During the year ended December 31, 2022, there were nine meetings of our Board, and the various committees of the Board met a total of twenty-five times. Each director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he or she served during 2022, with no current director falling below 90% attendance except Dr. Roberts who attended 82% due to travel conflicts existing prior to her appointment to the Board. Of the directors up for election in 2023, Ms. Bleil attended 96% and Mr. Campbell attended 100% of the meetings of the Board and various committees of the Board of which they are members. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each Annual Meeting of our Stockholders. All directors serving at the time attended our 2022 Annual Meeting of Stockholders.
Furthermore, in 2022 the Company endeavored to unwind steps taken in respect of the ARYA-Caritas transaction (described in further detail below under the heading “Developments with Respect to the Company’s Named Executive Officers in 2022”) and entered into an at-the-market (“ATM”) sales agreement. These matters resulted in a substantially higher time commitment from each director than otherwise expected compared to typical prior years. In addition to the 34 meetings of the Board and committees of the Board, directors attended numerous additional update calls with legal advisors, accountants and various other consultants as needed, with virtually full attendance at each of these additional calls. In 2022, as part of the ATM evaluation, the Board formed a Transactions Committee comprised of the members of the Audit and Compliance Committee (Mr. Sblendorio, Mr. Kelly, Mr. Raab and Mr. Whitman), which met three times separate and apart from the six regularly scheduled Audit and Compliance Committee calls. Transactions Committee members were highly prepared and fully engaged participants in these calls with only one director absent from a single meeting. Finally, each Board member is fully available to engage regularly with management on topics within their respective areas of expertise. Overall, the Board is fully engaged, prepared and generous with their time.
Committees of the Board and Meetings
Our Board has an Audit and Compliance Committee, a Compensation and Leadership Development Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee, each of which has the composition and responsibilities described below.
Audit and Compliance Committee. Our Audit and Compliance Committee met six times during 2022. The current members of our Audit and Compliance Committee are Messrs. Kelly, Raab, Sblendorio and Whitman. Mr. Sblendorio is the Chair of the Audit and Compliance Committee.
Our Board has determined that Mr. Sblendorio is a financial expert within the meaning of Item 407(d)(5) of Regulation S-K and has “accounting or related financial management expertise” within the meaning of the rules and regulations of Nasdaq. Our Audit and Compliance Committee was established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit and Compliance Committee assists our Board in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications, independence and the performance of our independent registered public accounting firm and our compliance program.
Our Audit and Compliance Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	reviewing the Company’s Code of Conduct, including adherence thereto, and monitoring our compliance programs generally, periodically reporting to the full Board;
•	overseeing matters related to the Company’s compliance and enterprise risk management programs, processes and policies;
•	monitoring cybersecurity risk and reporting periodically to the full Board;
•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;

•	meeting independently with our Chief Compliance and Risk Officer; and
•	preparing the Audit Committee report required by SEC rules.
All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit and Compliance Committee.
Nasdaq rules require that all members of the Audit and Compliance Committee be independent directors, as defined by the rules of Nasdaq and the SEC. Our Board has determined that all the members of the Audit and Compliance Committee satisfy the independence requirements for service on the Audit and Compliance Committee.
A copy of the Audit and Compliance Committee written charter is publicly available on our web site at www.amicusrx.com.
Compensation and Leadership Development Committee. Our Compensation and Leadership Development Committee met seven times during 2022. Mses. Bleil and McGlynn, Dr. Roberts, and Mr. Wheeler are the members of our Compensation and Leadership Development Committee, and Ms. McGlynn is the chair of the committee. Our Compensation and Leadership Development Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and oversight of human capital initiatives. The Compensation and Leadership Development Committee has retained Pay Governance, LLC (“Pay Governance”) as its independent executive compensation consultant. Pay Governance reports directly to the Compensation and Leadership Development Committee and provides guidance on matters including trends in executive and non-employee director compensation, the development of certain executive compensation programs, determination of the Company peer group and other matters as directed by the Compensation and Leadership Development Committee. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation and Leadership Development Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Compensation and Leadership Development Committee has not raised any conflict of interest.
Our Compensation and Leadership Development Committee’s responsibilities include:
•	reviewing and recommending to the Board for approval, the compensation of our Chief Executive Officer;
•	reviewing and approving executive officer compensation, excluding the Chief Executive Officer;
•	overseeing compensation for directors and Board committee members;
•	overseeing the evaluation of performance of our senior executives;
•	overseeing and administering, and making recommendations to our Board with respect to our cash and equity incentive plans;
•	reviewing and approving potential executive and senior management succession plans;
•	reviewing and approving non-routine employment agreements, severance agreements and change in control agreements;
•	reviewing and recommending to the Board organizational and leadership development plans and programs;
•	assessing and monitoring the Company’s organizational health, leadership development programs and processes designed to attract, develop, motivate, and retain employees;
•	assessing and monitoring diversity and pay equity across all levels of the Company, including the review of programs and initiatives related thereto, periodically updating the Board;
•	overseeing the Company’s human capital disclosures and diversity, equity, and inclusion initiatives;
•	reviewing and recommending to the Board for approval the annual corporate goals and objectives; and
•
reviewing the Company’s performance against the annual corporate goals and objectives and recommending to the Board a corporate multiplier which represents the percentage of achievement against the corporate goals and objectives.

Subject to the requirements of applicable law and our governing documents, the Compensation and Leadership Development Committee may delegate any of its responsibility to subcommittees as it deems necessary or appropriate in its sole discretion. Our Board has determined that the members of our Compensation and Leadership Development Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC.
A copy of the Compensation and Leadership Development Committee’s written charter is publicly available on our web site at www.amicusrx.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Compensation Discussion and Analysis.”
Please also see the report of the Compensation and Leadership Development Committee set forth elsewhere in this Proxy Statement.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met six times during 2022. Mses. Bleil and McGlynn and Messrs. Raab and Whitman are the members of our Nominating and Corporate Governance Committee. Mr. Raab chairs the Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee’s responsibilities include:
•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	conducting searches for appropriate directors;
•	reviewing the size, composition, and structure of our Board;
•	developing and recommending to our Board corporate governance principles;
•	overseeing a periodic self-evaluation of our Board and any Board committees;
•	reviewing and monitoring all ESG initiatives and evaluating their effectiveness; and
•	overseeing and monitoring Company issues related to activism, corporate social responsibility, environmentalism & sustainability, and philanthropy, periodically reporting to the Board.
Our Board has determined that the members of our Nominating and Corporate Governance Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC.
A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our web site at www.amicusrx.com.
Science and Technology Committee. Our Science and Technology Committee met six times in 2022. Ms. Bleil, Messrs. Kelly and Wheeler, and Dr. Roberts are currently members of our Science and Technology Committee. Mr. Wheeler serves as Chair of the committee.
Our Science and Technology Committee’s responsibilities include:
•
identifying and discussing new and emerging trends in pharmaceutical science, technology, and regulation to ensure that the Company makes well informed choices in the investment of its research and development resources;

•	reviewing, evaluating, and advising the Board regarding the quality, direction and competitiveness of the Company’s research and development programs;
•	overseeing risk management in the areas of product quality and safety, GxP, and pharmacovigilance, including development and implementation of policies regarding the same;
•
reviewing, evaluating, and advising the Board regarding the Company’s overall manufacturing strategy to ensure that the Company makes well informed choices in the investment in manufacturing capabilities and secures appropriate levels of drug supply and drug product;

•
reviewing, evaluating, and advising the Board regarding the Company’s clinical and regulatory strategy, goals and objectives, and progress in achieving the clinical and regulatory strategy, goals and objectives;

•	reviewing and monitoring regulatory interactions; and
•
reviewing and making recommendations to the Board on the Company’s internal and external investments in science and technology and evaluating the Company’s current scientific resource and personnel needs.

Our Board has determined that the members of the Science and Technology Committee qualify as independent directors under the rules and regulations of Nasdaq and the SEC. A copy of the Science and Technology Committee’s written charter is publicly available on our web site at www.amicusrx.com.

Policies Governing Director Nominations
Director Qualifications and Skills. Our Nominating and Corporate Governance Committee is responsible for reviewing with the directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:
•	a reputation for integrity, honesty, and adherence to high ethical standards;
•	the ability to exercise sound business judgment;
•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and
•	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.
The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board, such as expertise and experience in science & technology, healthcare provision & payment, regulatory, commercialization, pricing & reimbursement, public policy, finance & capital markets, talent management, Biopharma manufacturing, compliance or international life science – and whether the nominee brings diversity or leadership experience as a chief executive officer/chief operating officer or board director within public companies or other complex organizations. The following matrix highlights each director’s primary skills or knowledge in these areas as identified by the Nominating and Corporate Governance Committee. As the matrix focuses solely on primary skills and knowledge, the absence of a mark does not necessarily indicate that the director does not possess such skill or knowledge.

Experience/Skills	Bleil	Campbell	Crowley	Essner	Kelly	McGlynn	Raab	Roberts	Sblendorio	Wheeler	Whitman
Leadership Experience (Public Company CEO/COO)		●	●	●		●	●		●	●	●
Public Company Board Service/Governance Experience	●	●	●	●	●	●	●	●	●	●	●
Science/Technology				●	●	●		●		●	
Healthcare Provision and Payment	●									●	●
Regulatory		●	●	●			●	●	●	●	●
Commercial/Go-to-Market	●	●	●	●	●	●	●		●	●	
Pricing/Reimbursement/Access	●	●	●	●	●	●	●	●	●	●	●
Government/Public Policy			●	●		●	●		●	●	●
Financial/Capital Markets	●	●	●	●	●		●		●	●	●
Talent Management/Organization	●	●	●	●	●	●	●	●	●	●	●
Biopharma Manufacturing Operations		●	●	●	●				●	●	
Healthcare/BioPharma Compliance	●		●	●	●	●	●	●	●	●	●
International Life Science Business		●	●	●	●	●	●	●	●	●	
Gender, Ethnic or Other Diversity (Including Veteran Status)	●		●		●	●		●			●

Process for Identifying and Evaluating Director Nominees. Our Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, it believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business, and personal attributes that are best suited to further the Company’s mission. Our Nominating and Corporate Governance Committee may identify nominees using professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee’s specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. Our Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria set forth above under “Director Qualifications and Skills.” The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy. The Board’s objective is to form a diverse Board of Directors where diversity includes age, ethnicity, gender, perspective, skill, experience, competency, culture, LGBTQ status, disability, and veteran status, resulting in effective decision-making, guidance, risk management and overall Board effectiveness. These dimensions of diversity are among the various factors the Nominating and Corporate Governance Committee considers in selecting candidates for nomination to the Board and focusing on these ensured the Nominating and Corporate Governance Committee was able to receive diverse candidate slates and led to the appointments of Burke W. Whitman, Lynn D. Bleil, Michael A. Kelly and Eiry W. Roberts, M.D.
Board Diversity Matrix (as of April 14, 2023) *
Total Number of Directors	10
Part 1: Gender Identity	Female	Male
Directors	3	7
Part II: Demographic Background
African American or Black	—	1
White	3	5
Did Not Disclose	—	1
Veteran Status	—	2
*	Per Nasdaq’s board diversity requirements; inapplicable categories omitted.

Procedures for Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications and Skills.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, care of:

Amicus Therapeutics Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104, Attention: Corporate Secretary. In addition, our By-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals and Nominations for Director.”
Compensation and Leadership Development Committee Interlocks and Insider Participation. Mses. Bleil and McGlynn, Mr. Wheeler and Dr. Roberts are the members of our Compensation and Leadership Development Committee. None of the members of our Compensation and Leadership Development Committee has ever been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation and Leadership Development Committee.
Stockholder Communications to the Board
Our Board provides a process for stockholders to send communications to the Board. Any stockholders who wish to address questions regarding our business directly with our Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board or the Secretary of the Board, c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.
Executive Officers
The following is a brief summary of the background of each of our executive officers, except for Messrs. Crowley and Campbell whose backgrounds may be found above under “Our Board of Directors”:
Daphne Quimi, 57, has served as the Company’s Chief Financial Officer since January 2019. Previously she served as the Company’s Senior Vice President, Finance and has been employed with Amicus since September 2007. Prior to Amicus, Ms. Quimi served as Director of Consolidations and External Reporting at Bristol-Myers Squibb. She also held roles of increasing responsibility in the finance department at Johnson & Johnson. Ms. Quimi brings extensive experience in public accounting and financial reporting. Ms. Quimi received a B.S. in Accountancy from Monmouth University and an M.B.A. from the Stern School of Business of New York University. She serves on the board of Amylyx Pharmaceuticals, Inc. and Century Therapeutics, Inc. Ms. Quimi is also a certified public accountant in New Jersey.
Ellen S. Rosenberg, 60, has served as our Chief Legal Officer and Corporate Secretary since December 2018 and our General Counsel and Corporate Secretary since February 2016. Prior to joining Amicus, she served as a Senior Vice President of Shire Pharmaceuticals. Prior to Shire, Ms. Rosenberg was Associate General Counsel for the Metabolic Endocrinology division at EMD Serono Inc., the U.S. affiliate of Merck KGaA. Ms. Rosenberg brings extensive and broad ranging legal experience in the biopharmaceutical and medical device industry including mergers and acquisitions, licensing, corporate governance, product launches, risk management, litigation, investigations, and compliance matters. Ms. Rosenberg also has significant experience building and developing legal teams and the in-house legal function. Ms. Rosenberg received a B.A. from the University of Connecticut and a J.D. from the University of Pennsylvania Carey Law School.
David M. Clark, 48, has served as our Chief People Officer since October 2018. Mr. Clark was previously Vice President of Global Human Resources (HR) at Alibaba Group, headquartered in Hangzhou, China, from September 2016 to August 2018. Prior to that, Mr. Clark spent eight years at American Express, where he was Senior Vice President of Human Resources and Chief Learning Officer. While there, Mr. Clark was a senior HR Business Partner and led the transformation of learning, leadership development and performance management. Previously, Mr. Clark was a Commissioned Officer on the White House senior staff. As Deputy Assistant to the President of the United States, he led the recruitment and development of the 4,000 most senior leaders in the U.S. government. Mr. Clark received a B.S. in political science from Indiana State University. He is an Eagle Scout and serves on the National Executive Board of the Boy Scouts of America. Mr. Clark is also the Chairman-Emeritus of the Board of the Make-A-Wish Foundation of America.
Jeffrey P. Castelli, Ph.D., 51, has served as Chief Development Officer since May 2020. Previously he served as the Company’s Chief Portfolio Officer and Head of Gene Therapy and has been employed with Amicus since July 2005. Dr. Castelli has over 20 years of experience in the Biotech and Orphan Drug industry, focused on rare disease research and development of medicines from discovery through market authorization. In his current capacity, he provides strategic leadership across all R&D activities, including direct oversight of Science, Clinical Research, and Medical Affairs. Previously at Amicus he has had responsibility for a number of different functions including program management, portfolio planning and the gene therapy business. Prior to joining Amicus, Dr. Castelli was a healthcare strategy consultant at Health Advances LLC and worked in business development at Neose Pharmaceuticals Inc. He received a B.S. from West Chester University and a Ph.D. from the University of Pennsylvania and is an author on numerous publications and patents in the field of rare disease drug development.

COMPENSATION DISCUSSION AND ANALYSIS—2022
Executive Summary
The Compensation and Leadership Development Committee, in consultation with the Board, is responsible for establishing, implementing, and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives. Our Compensation and Leadership Development Committee determined that in 2022, the Company continued its advancement as a leading orphan and rare disease company, with global commercial operations, focused on discovering, developing, and delivering novel medicines for rare diseases. The specific milestones achieved in 2022 in support of the Company’s business strategy and this conclusion by the Compensation and Leadership Development Committee are described below under the heading “Annual Cash Incentive Plan”. Our Compensation and Leadership Development Committee also adheres to a longstanding pay-for-performance philosophy, and in 2022 we largely met our corporate goals which resulted in an annual corporate bonus multiplier of 95%.
The Compensation and Leadership Development Committee evaluates our compensation program, taking into consideration best practices and emerging trends, stockholder input as well as data and feedback provided by our independent executive compensation consultant, Pay Governance. In the past year, we have continued to take measures to align our compensation program with stockholder interests including the following actions:
•
In 2022, excluding Mr. Campbell and Mr. Crowley, our named executive officer’s base salaries comprised approximately 14% of their total compensation, on an aggregate basis. Mr. Campbell and Mr. Crowley’s respective 2022 salaries represented approximately 7% of their respective total compensation. Additionally, approximately 8% of Mr. Crowley’s total compensation in 2022 was represented by payments we made to him for medical expenses incurred for the treatment of a rare medical condition afflicting two members of Mr. Crowley’s immediate family.

•
A large majority of our named executive officers’ compensation was represented by long-term incentives, which are inherently performance based. Approximately 81% of Mr. Crowley’s total compensation (or 89% of his direct compensation) and 89% of both Mr. Campbell’s total and direct compensation were in the form of long-term incentives. For our other named executive officers, on average, approximately 78% of their total compensation (or, on average, approximately 79% of their direct compensation) for 2022 was represented by long-term incentives.

•
For 2022, the Compensation and Leadership Development Committee determined that Mr. Crowley and Mr. Campbell, along with the Senior Leadership Team, including all of our named executive officers, would continue to receive 1/3 the value of annual equity grants in Stock Options, 1/3 in Restricted Stock Units (“RSUs”) and 1/3 in Performance Restricted Stock Units (“PRSUs”). The PRSUs utilized performance measures of relative total stockholder return, and regulatory, strategic pipeline and diversity goals. Similar to stock options, utilizing PRSUs aligns the management team with stockholders and strengthens our pay for performance philosophy, because these awards only deliver value to our named executive officers if the Company achieves the long-term performance goals determined by the Compensation and Leadership Development Committee.

•
The PRSUs granted in 2020, which had a three-year measurement period ending in 2022, paid out at 81.85% of target, reflecting the Company’s strong relative share price performance over this period despite not meeting the Company’s regulatory or pipeline PRSU goals.

As described more fully below under “The Corporate Multiplier”, the Compensation and Leadership Development Committee’s determination of a 95% corporate multiplier reflects the Company’s performance against the goals established and executed on during the continuation of the COVID-19 pandemic.

The graphs above display the base salary, cash bonus, stock option value, RSU value and PRSU value of our current chief executive officer, Mr. Campbell (left graph) and former chief executive officer, Mr. Crowley (right graph). The medical expense benefit that Mr. Crowley receives is excluded from his graph.

The graph above displays the average base salary, cash bonus, stock option value, RSU value and PRSU value of our other named executive officers, excluding Mr. Campbell and Mr. Crowley.
Executive Compensation
We describe our executive compensation program below and provide an analysis of the compensation paid and earned in 2022 by our “named executive officers”—our chief executive officer, chief financial officer, our executive chairman (and former chief executive officer), and our three other most highly compensated executive officers. For 2022, our named executive officers are:
•	President and Chief Executive Officer, Bradley L. Campbell;
•	Chief Financial Officer, Daphne Quimi;
•	Executive Chairman (and former Chief Executive Officer), John F. Crowley;
•	Chief Legal Officer and Corporate Secretary, Ellen S. Rosenberg;
•	Chief People Officer, David M. Clark; and
•	Chief Development Officer, Jeffrey P. Castelli, Ph.D.

Executive Compensation Governance Practices
Below we summarize certain executive compensation related governance practices that we follow and that we believe serve our stockholders’ long-term interests.
What We Do
✔	Maintain an executive compensation program designed to align pay with performance
✔	Conduct an annual say on pay advisory vote
✔	Seek input from, listen to and respond to stockholders
✔	Have double trigger on executive severance arrangements and executive stock option grants
✔	Prohibit hedging and pledging of company stock
✔	Retain an independent compensation consultant
✔	Maintain stock ownership guidelines for executives and directors
✔	Maintain a clawback policy
What We Do NOT Do
✘	Provide executives with tax gross-ups other than for Company required relocations
✘	Provide guaranteed bonuses
✘	Provide a retirement equity benefit for our executives not generally available for all employees
✘	Allow for repricing of stock options without stockholder approval
“Say on Pay” Consideration
At our 2022 annual meeting of stockholders, approximately 97% of the shares voted at the meeting approved, on an advisory basis, the compensation of the named executive officers. Considering stockholders’ strong support of our most recent say-on-pay proposal, the Compensation and Leadership Development Committee did not undertake fundamental changes to our executive compensation programs following the 2022 annual meeting of stockholders. Nonetheless, we continue to solicit the input of our stockholders and in 2022 our investor relations team proactively engaged with major stockholders, representing approximately 78% of shares outstanding, on the Company’s pay practices. As evidenced by the voting detailed above, the vast majority of the shares voted to approve the ‘say on pay’ advisory proposal and the Compensation and Leadership Development Committee continues to focus on pay practices that align compensation with performance. The Compensation and Leadership Development Committee monitors and considers the results of the annual advisory “say on pay” proposal and feedback received from stockholders.
Objectives and Philosophy of Executive Compensation
We are a global patient-dedicated biotechnology company engaged in the discovery, development, and commercialization of a diverse set of novel treatments for people living with rare genetic diseases. We operate in an extremely competitive, rapidly changing and heavily regulated industry, and the long-term success of our business requires a high degree of innovation and adaptability. We believe that the skill, talent, and dedication of our executive officers are critical factors affecting our long-term success, especially at this critical time in our history as we execute our business strategy. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain, and motivate the best possible executive talent. Utilizing a pay-for-performance compensation philosophy, we have designed a program that provides the ability to differentiate the total compensation mix of our named executive officers based on their demonstrated performance and their potential to contribute to our long-term success.
Our compensation philosophy is to:
•	provide our executives a competitive total compensation opportunity relative to the organizations with which we compete for executive talent;
•	attract and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment;

•
increase the incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay for performance compensation program to the achievement of corporate goals; and

•	deliver pay in a cost-efficient manner that aligns employees’ compensation with stockholders’ long-term interests.
Our compensation program is designed to reward the accomplishment of our corporate goals in a manner consistent with the Company’s values, which stresses not only results but also how those results are attained. To meet the objectives of our compensation philosophy, we maintain a robust goal setting and performance management program.
Mr. Crowley established general individual goals for the named executive officers, other than himself, at the beginning of 2022 that were specific to such executive officer’s area of expertise and supported our corporate goals for the year. For 2022, annual cash incentive bonuses for our named executive officers other than Mr. Crowley and Mr. Campbell were determined by the combination of both the corporate multiplier and an individual multiplier. For Messrs. Clark and Castelli, and Mses. Quimi and Rosenberg, the attainment of individual goals was assessed within a range of 0 to 133% multiplier for each individual; this individual multiplier, along with the final corporate multiplier, were applied to the target bonus to determine final annual incentive bonus payouts.
The Compensation and Leadership Development Committee believes that the corporate multiplier should continue to be a significant factor in determining bonus payouts because it closely aligns our named executive officers’ compensation with the interests of our stockholders. The Compensation and Leadership Development Committee believes that including the individual multiplier for named executive officers, other than the Chief Executive Officer, as a component of such named executive officers’ bonus payouts is important to incentivize our officers as we expand as a global commercial biotechnology company. However, because of the Chief Executive Officer’s influence on the overall performance of Amicus, the Compensation and Leadership Development Committee believes it is appropriate and in the best interests of our stockholders to base the Chief Executive Officer’s cash bonus on the Board’s determination, with the Compensation and Leadership Development Committee’s recommendation, of the achievement of corporate objectives without regard to an individual multiplier.
Risk Analysis of Compensation Policies and Practices
The Compensation and Leadership Development Committee is aware that compensation arrangements, if not properly designed, could encourage inappropriate or excessive risk taking. We believe that our overall compensation program encourages our named executive officers and other employees to focus on both short-term and long-term objectives and does not encourage excessive risk taking. Our stock options vest over multiple years and their value is not directly linked to the achievement of short term defined metrics. To enhance this posture, the Committee made the decision, starting in 2017, to award performance based restricted stock unit grants in addition to stock options and restricted stock units. In addition, cash incentive bonuses tied to the achievement of Company and individual goals have historically made up a small percentage of our executive officers’ total compensation package. The Nominating and Corporate Governance Committee implemented stock ownership guidelines, which ensure significant amounts of actual share ownership over time for our executive officers, mitigate excessive risk taking and foster an ownership mentality among our senior leaders. Further, we operate as a single business unit and therefore are not exposed to the risks that may be associated with operating through several segments, such as one business unit being significantly more profitable than another or having a compensation structure that is significantly different than that of other units. The Compensation and Leadership Development Committee will continue to review risk as one of the elements it considers in the planning process for executive compensation in the future.
Compensation Program Elements and Pay Level Determination
Each year, the Compensation and Leadership Development Committee reviews and determines base salaries, annual cash incentives and long-term incentive awards for all executive officers (with the Board approving the Chief Executive Officer’s compensation, after reviewing the Compensation and Leadership Development Committee’s recommendation).
In setting our executive compensation programs, the Compensation and Leadership Development Committee reviews market data at the 25th, 50th, and 75th percentile and generally targets aggregate total direct compensation for the named executive officers as a group to approximately the 50th percentile of our peer group (as discussed below). Actual compensation levels for each named executive officer depend on factors such as individual performance, Company performance, skills/capabilities, overall impact/contribution, experience in position, criticality of position and internal equity. For 2022, the base salaries, annual cash incentives and long-term incentive awards determination for all named executive officers, excluding our Chief Executive Officer, were approved by our Compensation and Leadership Development Committee, which is comprised solely of independent directors. For the Chief Executive Officer, the base salary, annual cash incentives and long-term incentive awards were recommended by the Compensation and Leadership Development Committee to the Board, which reviewed and approved the final compensation. The Compensation and Leadership Development Committee considered all the information presented (including external competitiveness, the individual’s performance, Company performance and internal equity) and applied its collective knowledge and discretion to determine the compensation for each named executive officer.
As part of the compensation determination process, the Chief Executive Officer presents to the Compensation and Leadership Development Committee an individual assessment of each named executive officer’s performance, excluding the Chief Executive Officer’s performance, over the prior year, as well as the recommended compensation action for each such named executive officer. Based on corporate and individual performance, the Chief Executive Officer makes a compensation recommendation for each such named executive officer which includes actions on base salary, bonus, and long-term incentive grant target value. Individual goals are designed to support the achievement of the yearly corporate goals. The Chief Executive Officer’s recommendations may also take into account input from the executive’s peers and direct reports, as appropriate. The recommendations of the Chief Executive Officer are afforded significant weight by the Compensation and Leadership Development Committee, because of his familiarity with the day-to-day performance of his direct reports. However, the final determination of each executive officer’s pay, other than that of the Chief Executive Officer, is made by the Compensation and Leadership Development Committee.
The Chief Executive Officer’s performance is assessed by all independent directors under the leadership of our Lead Independent Director, and in 2022, with input from the Executive Chairman. The Compensation and Leadership Development Committee bases its recommendation to the Board for the Chief Executive Officer’s compensation upon this assessment, and the final determination of the Chief Executive Officer’s Compensation is made by the Board.
Long-term incentive grants are based on an executive’s level within the organization, competitive data for our peer group, and in the case of our named executive officers, several other factors which are more fully described below under “Long-Term Incentive Programs”. Long-term incentive grants are designed to motivate and retain the executive team to best achieve the Company’s goals and implement our business strategy, thereby increasing stockholder value.
Developments with Respect to the Company’s Named Executive Officers in 2022
On September 29, 2021, it was announced that, in connection with the anticipated closing of the ARYA Sciences Acquisition Corp IV’s (“ARYA”) acquisition of the Company’s gene therapy portfolio, President and Chief Operating Officer Bradley Campbell would succeed John Crowley as the Company’s Chief Executive Officer, with Mr. Crowley becoming the Chief Executive Officer of the newly formed company, Caritas Therapeutics, Inc. (“Caritas”). On February 24, 2022, the Company announced the termination of the business combination agreement with ARYA and that Mr. Crowley would remain Chief Executive Officer of the Company until August 1, 2022. Effective August 1, 2022, Mr. Crowley transitioned to the role of Executive Chairman of the Board and Mr. Campbell succeeded him as Chief Executive Officer.
On December 21, 2022, the Board reviewed the Company’s senior management roles and responsibilities and determined that Jeffrey P. Castelli qualified as a Section 16 reporting officer.
Role of Independent Compensation Consultant
The Compensation and Leadership Development Committee has engaged Pay Governance to assist the Compensation and Leadership Development Committee by providing ongoing executive compensation consulting. The Compensation and Leadership Development Committee has reviewed the independence of Pay Governance; because of the policies and procedures that Pay Governance and the Compensation and Leadership Development Committee have in place, the Compensation and Leadership Development Committee is confident that the advice it receives from executive compensation consultants at Pay Governance is objective and not influenced by Pay Governance’s or its affiliates’ relationships with the Company or its officers and has concluded that Pay Governance’s work does not raise any conflict of interest.
Peer Group
The Compensation and Leadership Development Committee, with the advice and analysis of its independent executive compensation consultant Pay Governance, established the peer group set forth below as a reference point for assessing named executive officer target compensation against market competitive data. The Compensation and Leadership Development Committee, upon advice from Pay Governance, selected the companies that comprise our peer group through a robust screening process that considered publicly traded U.S. biopharmaceutical companies that were similar to Amicus in size, market capitalization and business operating model, and operate in geographic locations that generally have similar pay levels. Two companies (Acceleron Pharma and Bluebird Bio) were removed from the peer group used in 2021. Acceleron Pharma was removed due to its acquisition by Merck in November 2021 and Bluebird Bio was removed due to the spin-off of its Oncology business in early 2022, resulting in a low market cap (less than $600 million). For 2022, the Compensation and Leadership Development Committee replaced Acceleron Pharma and Bluebird Bio with Apellis Pharmaceuticals and Halozyme

Therapeutics upon the recommendation of Pay Governance due to their similarity to Amicus based on the criteria set forth above. The Compensation and Leadership Development Committee intends to continue reviewing and revising the peer group annually to ensure that it continues to reflect publicly traded companies of similar size and business model.
Acadia Pharmaceuticals	Agios Pharmaceuticals	Alkermes
Apellis Pharmaceuticals	Bluepoint Medicines Corporation	Deciphera Pharmaceuticals
Exelixis	FibroGen	Global Blood Therapeutics
Halozyme Therapeutics	Insmed	Ionis Pharmaceuticals
Ironwood Pharmaceuticals	PTC Therapeutics	Sage Therapeutics
Travere Therapeutics	Ultragenyx Pharmaceuticals
Elements of Compensation
Our executive compensation consists primarily of base salary, annual cash incentive plan, and long-term incentive program, each of which plays an important role in our pay for performance philosophy and in achieving our compensation program objectives. For each element of compensation, we target an overall executive compensation program that is competitive with market data.
Base Salaries
Base salaries are paid to our named executive officers to provide a level of compensation that is both competitive with the external market and is commensurate with each named executive officer’s scope of responsibilities, past performance, experience, and skills. On August 1, 2022, Mr. Campbell’s base salary increased to $625,000 from $568,568 following his promotion to Chief Executive Officer, while Mr. Crowley’s base salary decreased to $500,000 from $760,006 following his appointment as Executive Chairman. The base salary in effect at the end of the year for each of our named executive officers was as follows:
	Base Salary at December 31,		Base Salary Change
Name and Principal Position	2021	2022
Bradley L. Campbell President and Chief Executive Officer	$552,018	$625,000(1)	13%
Daphne Quimi Chief Financial Officer	$470,080	$484,172	3%
John F. Crowley Executive Chair and former CEO	$741,598	$500,000(2)	(33%)
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	$470,485	$484,588	3%
David M. Clark Chief People Officer	$440,274	$453,492	3%
Jeffrey P. Castelli Chief Development Officer	$—(3)	$451,438	—
(1)	Represents Mr. Campbell’s base salary following his promotion to Chief Executive Officer from Chief Operating Officer.
(2)	Represents Mr. Crowley’s base salary following his transition from Chief Executive Officer to Executive Chairman.
(3)	Mr. Castelli was not a named executive officer in 2021 and therefore his compensation information is first disclosed in 2022.
The base salary increases for each of our named executive officers set forth above reflect merit increases for 2022 and, in the case of Mr. Campbell, his promotion to Chief Executive Officer.
Annual Cash Incentive Plan
We maintain an annual cash incentive program to motivate and reward the attainment of annual strategic, operational, financial, and individual goals. For all program participants, annual target cash incentive opportunities are expressed as a percentage of base salary, which we believe is consistent with market practice. The target bonus percentages of base salary were generally determined by level in the organization in accordance with market-based considerations and contractual entitlements.

The target bonus percentages for 2022 are as follows:
Position	2022 Target Bonus % of Base Salary
Chief Executive Officer	60%
Other Named Executive Officers	45%
Executive Chairman	65%(1)
(1)	This bonus percentage represents Mr. Crowley’s target for 2022 only; Mr. Crowley will not be eligible for the Company’s bonus program from 2023 onwards.
For 2022, bonuses awarded under the plan to our named executive officers, other than Mr. Campbell and Mr. Crowley, were determined based on both the corporate multiplier and an individual multiplier. The corporate multiplier ranges from 50% to 160%, with the Compensation and Leadership Development Committee having final discretion to adjust the upper or lower limits as appropriate. For bonuses related to 2022 performance, the corporate multiplier was determined to be 95% based on the Company’s performance for the reasons described below.
In order to determine bonus calculations under the plan, the target bonus for each eligible named executive officer, other than Mr. Campbell and Mr. Crowley, was determined by first multiplying the officer’s target bonus percentage of base salary by 95% (the corporate multiplier) and then multiplying such result by his or her individual multiplier. Mr. Campbell and Mr. Crowley’s bonuses under the plan were determined by multiplying the 95% corporate multiplier by their target bonus percentages of 60% and 65% of base salary, respectively, which results in a 2022 bonus of approximately 57% of Mr. Campbell’s Chief Executive Officer base salary and 62% of Mr. Crowley’s pro-rated base salary. The table below titled “Calculation of Annual Cash Incentive Bonuses” further demonstrates the calculation of the 2022 annual bonuses paid to our named executive officers.
The Corporate Multiplier
On an annual basis, the Board works with management to set Company goals and objectives that are challenging and reflect an ambitious timetable for the execution of the Company’s strategies commensurate with our short and long-term business plan. The Company’s internal goals and objectives reflect complex assumptions based on internal analyses and projections and are intended to encourage the Company to pursue its business plan in an expedited manner. Once the Company’s goals and objectives are proposed, they are reviewed by the Compensation and Leadership Development Committee and then recommended for approval by the full Board. The Compensation and Leadership Development Committee periodically reviews the Company’s goals and, from time to time, may choose to recommend revisions to the Board.
At the time the goals and objectives are set, the Compensation and Leadership Development Committee believes that their full attainment will be appropriately challenging due in part to internal and external factors. However, while total achievement of all goals and objectives set at the beginning of the year may not be expected, the Compensation and Leadership Development Committee holds management accountable to significantly advance the Company’s business objectives throughout the year.
The Compensation and Leadership Development Committee reviews corporate performance against each of the pre-established targets and weighting to determine the extent to which such goals were attained. The Compensation and Leadership Development Committee’s rationale behind its determination of both the attainment of corporate goals and the percentage completed for each such goal is described below. These objectives were established at the beginning of 2022 and were reflective of the corporate strategy at that time.

In reaching its determination on the corporate multiplier for 2022, the Compensation and Leadership Development Committee applied the percentage that the Compensation and Leadership Development Committee determined was completed against the pre-established weighting of the corporate objectives as follows:

2022 Company Scorecard

Objective	Weight	Percentage Achieved	Final Score*
(Galafold) Advance global launch of Galafold with patient focus and highest business integrity	35%	95%	33%
(Pompe) Advance AT-GAA program with patient focus and highest business integrity	35%	85%	30%
(Pipeline) Advance pipeline and potential best-in-class next-generation genetic medicines	10%	75%	8%
(Financial) Maintain financial strength	15%	115%	17%
(Culture & People) Advance organization and culture	5%	145%	7%
Total			**95%**

* Numbers have been rounded to nearest whole number

2022 Corporate Objectives Measurement
As stated above, the Company and the Compensation and Leadership Development Committee established objectives for 2022 and thoroughly reviewed the company’s performance in achieving those objectives.
•
For the Galafold® revenue goal, we reported approximately $329.0 million in net product sales for the year ended December 31, 2022 despite a negative currency impact and continued increased lag time between patient identification and Galafold® initiation due to the continued prevalence of COVID-19. The Company also continued its strong commercial momentum and expansion into additional geographies, evidenced by the marketing authorization submissions in Hong Kong and in New Zealand, and marketing approval granted in Turkey. The cumulative effect of these actions resulted in the partial achievement of this goal at 95%.

•
For the Pompe program, the goal was based on the original U.S. Food and Drug Administration (“FDA”) Prescription Drug User Fee Act (“PDUFA”) target action dates of May 2022 for the New Drug Application for miglustat and July 2022 for the Biologics License Application (“BLA”) for cipaglucosidase alfa (also known as ATB200). The FDA subsequently extended the review period and, in October 2022, deferred action on the BLA citing the inability to complete the manufacturing facility inspection in Wuxi, China due to China’s COVID-19 measures. The inspection notwithstanding, management executed against all objectives that were within its ability and, in December 2022, the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency adopted a positive opinion recommending market authorization of ATB200, or Pombiliti™. The Company also remains on track for a positive CHMP opinion of miglustat in 2023. The cumulative effect of these actions resulted in the partial achievement of this goal at 85%.

•
For our 2022 Pipeline goal, following the termination of the Arya-Caritas business combination, management, in consultation with the Science and Technology Committee and the Board, made strategic decisions to reprioritize its portfolio, close out certain programs and focus on its Fabry and Pompe platform technologies. The cumulative effect of these actions resulted in the partial achievement of this goal at 75%.

•
For the year ended December 31, 2022, the Company reported $293.6 million of cash, cash equivalents and marketable securities and reported non-GAAP operating expenses of $413.2 million (GAAP operating expenses were $502.7 million – please see Appendix A for the reconciliation). The Company exceeded its financial goal due to prudent expense management and commercial execution, while continuing to invest in the global Galafold® launch, Pompe clinical studies and pre-launch activities. As a result, the Company remained on-track to achieve non-GAAP profitability in the second half of 2023. The Company exceeded the objectives for this goal resulting in 115% achievement.
•
In our third year following the introduction of a people and culture goal, the Compensation and Leadership Development Committee determined that the Company had significantly exceeded the goal based on the strength of our Diversity, Equity, and Inclusion program. The Company retained 98% of all previously identified “key talent” in critical roles and/or critical role pipelines. Additionally, the Company retained 99% of its talent in critical roles, with development plans and programs in place for all key talent in critical roles and/or critical role pipelines. The cumulative effect of these actions resulted in 145% achievement of this goal.

In evaluating the overall corporate performance for 2022, the Compensation and Leadership Development Committee determined that the Company had demonstrated high quality execution across the business and had positioned the Company for continued success in 2023 and beyond. As such, the Compensation and Leadership Development Committee evaluated these achievements and, consistent with the quantitative scoring described above, recommended a 95% corporate multiplier for 2022, which was approved by the Board.
The Individual Multiplier
Design
While we believe that the corporate multiplier should remain a significant factor in the bonus calculation, the Compensation and Leadership Development Committee believes it is important to recognize and separately incentivize the individual performance of our named executive officers (excluding the role of the chief executive officer) as a fully integrated pharmaceutical company. We therefore determined that the individual multiplier for Messrs. Clark and Castelli and Mses. Quimi and Rosenberg, would range from 0-133% based on performance described below. As noted above, the Compensation and Leadership Development Committee continues to believe that bonuses for individuals serving in the role of the Chief Executive Officer should be determined solely by reference to the corporate multiplier. However, the Compensation and Leadership Development Committee periodically reviews and discusses its evaluation of the Chief Executive Officer’s performance and accomplishments in executive session, along with the Lead Independent Director (and in 2022 the Executive Chairman) and without the presence of the Chief Executive Officer, as part of its year-end executive officer review process.
The individual multiplier for each executive is determined after considering several factors including achievement of individual objectives, departmental or organizational performance and other significant accomplishments. Individual objectives are necessarily tied to the particular area of expertise of the executive and are designed to support the Company’s achievement of its corporate goals. Individual goals are evaluated based on leadership and performance on specific functional goals that are tied to the corporate goals.
These objectives are set with the belief that full achievement will be difficult and challenging, but attainable, so long as the officer is fully committed to the accomplishment of such objectives through significant effort and dedication to the Company’s strategies and an ability to quickly adapt to a constantly evolving business environment.
Individual performance objectives of our named executive officers, other than the Chief Executive Officer, are determined by the executive officer to whom each such named executive officer reports. In 2022, all of our named executive officers reported to Mr. Crowley until August 1, 2022 and Mr. Campbell from August 1, 2022 onwards. During the annual review process, the Company’s Chief Executive Officer discusses with the Compensation and Leadership Development Committee his overall evaluation for each such executive, which includes each such executive’s performance and accomplishments as they relate to the Company’s corporate goals, departmental performance, and other significant accomplishments. While the Compensation and Leadership Development Committee relies in part on the Chief Executive Officer’s evaluation, and in 2022 the Executive Chairman’s evaluation, of the other named executive officers, it also considers the degree of difficulty in attaining the Company’s goals and such executive’s accomplishments. In considering the degree of difficulty, the Compensation and Leadership Development Committee considers factors such as the influence of external events, including unanticipated clinical events and regulatory timelines, and the effort expended by executives. Upon the completion of such process, the Compensation and Leadership Development Committee determines the individual multiplier for each named executive officer, other than the Chief Executive Officer, based on the Compensation and Leadership Development Committee’s subjective determination of such officer’s satisfaction of the applicable goals.

2022 Determinations
The Compensation and Leadership Committee believes that because of the chief executive officer’s influence on the overall performance of Amicus, it is appropriate and in the best interests of our stockholders to base the chief executive officer’s cash bonus on the achievement of the corporate objectives, without regard to an individual multiplier. For 2022, the Company’s corporate multiplier was determined to be 95%. In determining the individual multiplier for our named executive officers (excluding the executive chairman and chief executive officer), the Compensation and Leadership Development Committee noted each such executive officer’s individual and departmental performance throughout the year and how those performances supported the Company’s achievement of its corporate goals. The specific individual factors that the Compensation and Leadership Development Committee noted in subjectively determining each such named executive officer’s individual multiplier were as follows:
Daphne Quimi, Chief Financial Officer (110% Individual Multiplier)
•	Managed to the Board approved budget;
•	Ended 2022 operating expenditures with $50 million favorability from reduced spend, identified cost efficiencies and disciplined management of the budget;
•	Ended 2022 with a cash balance of $270M and on track to non-GAAP profitability in the second half 2023; and
•	Implemented an ATM resulting in the ability to raise additional capital as needed.
Ellen S. Rosenberg, Chief Legal Officer, and Corporate Secretary (110% Individual Multiplier)
•	Strategically partnered with multiple functions and led negotiations of multiple agreements in unwinding the creation of Caritas and business combination with ARYA;
•	Led Board review of risk oversight and allocation to Board Committees of risk oversight responsibilities;
•	Led the Company’s global intellectual property strategy; and
•	Maintained SEC compliance in all of our activities.
David M. Clark, Chief People Officer (110% Individual Multiplier)
•	Led the organizational, people, IT, facilities, and corporate communications components of unwinding the creation of Caritas;
•	Led the Company’s Diversity, Equity, and Inclusion efforts, resulting in significantly exceeding the Company’s Culture and People goal; and
•
Led the creation and implementation of the leadership, development and retention programs resulting in 99% retention of talent in the Company’s critical roles with 100% of key talent in critical roles having development plans.

Jeffrey P. Castelli, Chief Development Officer (115% Individual Multiplier)
•	Led the Company’s efforts to reprioritize its drug development portfolio;
•	Partnered with research and development leadership to restructure the Company’s science organization and research portfolio; and
•	Led the strategy for AT-GAA approval, partnering with the drug development organization to achieve a CHMP positive opinion for Pombiliti™ and prepare for a US approval of AT-GAA in 2023.

Calculation of Annual Cash Incentive Bonuses
The calculation of the named executive officers’ individual cash incentive payments for service in 2022 is summarized in the table below.
Name and Principal Position	Corporate Multiplier (%)	Individual Multiplier (%)	Target Bonus (%)	Base Salary ($)	Payout ($)
Bradley L. Campbell President and Chief Executive Officer	95	N/A	60	625,000(1)	356,250
Daphne Quimi Chief Financial Officer	95	110	45	484,172	227,682
John F. Crowley Executive Chairman and former CEO	95	N/A	65	651,670(2)	402,406
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	95	110	45	484,588	227,878
David M. Clark Chief People Officer	95	110	45	453,492	213,255
Jeffrey P. Castelli Chief Development Officer	95	115	45	451,438	221,938
(1)
The Compensation and Leadership Development Committee determined that Mr. Campbell’s base salary following his promotion to President and Chief Executive Officer be used in determining his bonus payout.

(2)
Mr. Crowley’s base salary for purposes of determining his bonus was pro-rated between the two roles he occupied during 2022. Specifically, it was comprised of $443,337 for his service as Chief Executive Officer and $208,333 for his service as Executive Chairman.

Long-Term Incentive Programs
We believe that long-term performance will be achieved through an ownership culture that rewards our named executive officers for maximizing stockholder value over time and that aligns the interests of our employees and management with those of stockholders. Our Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, authorizes us to grant stock options, restricted stock, RSUs, PRSUs and other equity-based awards.
We continued our strategy for equity compensation using a mix of non-qualified stock options, time based RSUs, and PRSUs for annual awards to our named executive officers. We utilize a value-based approach to allocate equity, with one third of the value assigned to each such type of equity vehicle in grants to each named executive officer. Under our current equity plan, our non-qualified stock option awards vest over a four-year period with 25% vesting one year after the vesting commencement date and the remainder vesting ratably each month thereafter over a three-year period, subject generally to continued service with us. The non-qualified stock options expire ten years after the date of grant. RSU awards vest, subject generally to continued service with us, over a four-year period with 25% vesting each year upon the anniversary of the date of grant. PRSU awards vest over a three-year period and may be earned based on the attainment of the applicable goals at the end of such period, subject generally to continued service with us through the end of such period.
We use a mix of stock options, RSUs, and PRSUs as long-term incentive vehicles because we believe that:
•	Stock options, RSUs and PRSUs, along with their vesting periods, provide a balanced mix to attract, motivate and retain executives;
•
Stock options are inherently performance based. Because all of the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value;

•	RSUs help enhance executive stock ownership while helping to retain executives. Final value depends on the stock price upon vesting;
•
PRSUs align executives with the goals of the company and its stockholders, while still assisting in the retention of our executives. Final value depends on company performance and the stock price upon vesting;

•
Stock options, RSUs and PRSUs help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while long-term incentives reward executives for increases in stockholder value over the longer term.

Stock Options, Restricted Stock Unit Awards, Performance Restricted Stock Unit Awards
The Compensation and Leadership Development Committee believes that granting annual equity awards provides management with a strong link to long-term corporate performance and the creation of stockholder value, as well as providing continued retention via long-term vesting. In 2022, the Compensation and Leadership Development Committee continued the approach of having such annual equity grants consist of stock options, RSUs and PRSUs.
The Compensation and Leadership Development Committee determines the value and corresponding number of shares subject to options, RSUs or PRSUs that are granted to our named executive officers in its sole discretion. In applying that discretion, the Compensation and Leadership Development Committee takes into account a number of factors including the current price of our Common Stock, peer group data, each individual’s role and performance and recent Company developments. All of the stock option and RSU awards are subject to four-year vesting schedules. The 2022 stock option and RSU grants are described in the section entitled “Grants of Plan Based Awards.” The sizing of such LTI grants is based on a fixed dollar value at grant instead of a fixed number of shares. In determining the value of these LTI grants, the Black-Scholes option pricing model is used to estimate the grant date fair value of stock options, whereas the value of RSUs is the fair market value of the shares of Common Stock underlying such RSUs on the date of grant. Assumptions made in this valuation are discussed in our annual report for the year ended December 31, 2022, filed with the SEC on Form 10-K on March 1, 2023 (the “Form 10-K”) at Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share-based Compensation. The Compensation and Leadership Development Committee determined that this methodology helps to ensure that the value of LTI grants is aligned to the market.
Our PRSUs may be earned over a three-year performance period at 0% to 200% of target, based on the achievement of certain performance goals and subject generally to continued employment through the end of the performance period. The target value of the PRSU grants consist of 33% of the total assigned equity compensation value to each named executive officer and the goals associated with these PRSUs were established by the Compensation and Leadership Development Committee and approved by the Board. The Compensation and Leadership Development Committee believes that these goals are difficult and challenging to attain and appropriately align incentives with performance. The performance goals for the PRSUs were weighted as follows:
2022 PRSU Performance Metrics and Weightings
TSR Goal (%)	Net Income Goal (%)	Regulatory Goal (%)	Pipeline Goal (%)	People Goal (%)
50	15	20	10	5
The total stockholder return (“TSR”) goal compares the TSR of the Company’s common stock relative to the TSR of the Nasdaq Biotechnology Index (“NBI”) over the three-year performance period. Achievement of the 2022 PRSU TSR goal will be determined in accordance with the following schedule, with straight line interpolation applied for performance falling between such levels:
Performance Level	Three-Year TSR Ranking vs. NBI	Percentage of Granted TSR Shares to Vest
Maximum	90th Percentile or higher	200%
Above Target	75th Percentile	150%
Target	50th Percentile	100%
Threshold	30th Percentile	50%
Below Threshold	Below 30th Percentile	0%
For confidential reasons, the Company does not disclose the specific net income, regulatory, pipeline, and people performance goals associated with its PRSU grants until the end of the performance measurement period and level of achievement has been determined by the Compensation and Leadership Development Committee and approved by the Board.
Historically, we have typically awarded the largest equity grant in each grant cycle to Mr. Crowley in recognition of his role as our principal executive officer, Chairman of the Board, and primary decision maker for the Company. For these reasons, and based on annual peer data analysis, the Compensation and Leadership Development Committee awarded Mr. Crowley 239,099 RSUs, 239,099 PRSUs and options to purchase 438,222 shares of Common Stock in our company-wide grant in January 2022, with such awards valued at approximately $8.5 million in aggregate at the time of grant. As President and Chief Operating Officer during the January 2022 annual grants, the Compensation and Leadership Development Committee awarded Mr. Campbell 154,711 RSUs, 154,711 PRSUs and options to purchase 283,555 shares of Common Stock, with such awards valued at approximately $5.5 million in the aggregate at the time of grant. Following the announcement of the termination of the ARYA-Caritas transaction, the Compensation and Leadership Development Committee also awarded

Mr. Campbell a one-time grant for promotion to the Chief Executive Officer role of 104,603 RSUs and options to purchase 187,970 shares of Common Stock, with such awards valued at $2 million in the aggregate at the time of grant, March 2022. The purpose of this promotional grant was to enhance his stock ownership of Amicus stock and further align his interest with stockholders over the long-term.
Sizing of the 2022 equity grants for other named executive officers is provided in the section entitled “Grants of Plan-Based Awards.” Factors that the Compensation and Leadership Development Committee and our Executive Chairman (then the Chief Executive Officer) considered in determining the sizing of these equity grants for other executive officers included (i) relative contribution toward achievement of prior year corporate objectives, (ii) breadth of internal and external responsibilities, (iii) management responsibilities including managing direct reports, (iv) external benchmarking, (v) tenure with Amicus and (vi) the recommendations of Mr. Crowley (then the Chief Executive Officer). The specific individual factors that the Compensation and Leadership Development Committee relied on for granting each award are substantially similar to those factors that contributed to a determination of the individual multiplier for each named executive officer discussed above under “2022 Determinations.”
Settlement of 2020 PRSU Grants
In 2020, we granted PRSUs to our named executive officers which could be earned over a three-year performance period at 0% through 200% of target, based on the achievement of the three performance goals described below, and subject generally to continued employment through the end of the performance period. At the end of the performance period, the Compensation and Leadership Development Committee assessed the performance relative to each of the performance goals and determined whether and to what extent the applicable PRSUs were earned.
On December 19, 2022, the Compensation and Leadership Development Committee reviewed the criteria associated with the Pompe portion of the 2020 PRSU grant, determined that the goal was not met, and approved 0% attainment for this portion of the 2020 PRSU grant. The Pompe performance goal accounted for 25% of the 2020 PRSU grants with the various levels of achievement, and the Company’s actual performance result, described in the table below.
	Pompe Performance Goal	Percentage of the Pompe Units Earned
	Obtain regulatory approval for AT-GAA in the U.S. and Europe, and submit for regulatory approval in one additional market on or before December 31, 2022	200%
	Obtain regulatory approval for AT-GAA in the US and Europe on or before December 31, 2022	150%
	Obtain regulatory approval for AT-GAA in the U.S. on or before December 31, 2022 (“Target”)	100%
►	Company did not obtain regulatory approval for AT-GAA on or before December 31, 2022	0%

As the Pompe goal was not met, the shares attributable to this portion of the 2020 PRSU grants were forfeited.
On December 19, 2022, the Compensation and Leadership Development Committee reviewed the criteria associated with the pipeline portion of the 2020 PRSU grant, determined that the goal was not met, and approved 0% attainment for this portion of the 2020 PRSU grant. The pipeline performance goal accounted for 25% of the 2020 PRSU grants with the various levels of achievement, and the Company’s actual performance result, described in the table below.
	Pipeline Performance Goal	Percentage of the Pipeline Units Earned
	Obtain clinical proof of concept in a new gene therapy program (excluding CLN3 and CLN6) and initiate two (2) gene therapy clinical trials on or before December 31, 2022	200%
	Obtain clinical proof of concept in a new gene therapy program (excluding CLN3 and CLN6) and initiate one (1) gene therapy clinical trial on or before December 31, 2022	150%
	Obtain clinical proof of concept in a new gene therapy program (excluding CLN3 and CLN6) or initiate one (1) gene therapy clinical trial on or before December 31, 2022 (“Target”)	100%
►	Company did not initiate any clinical trials with a gene therapy in a new indication on or before December 31, 2021	0%

As the pipeline goal was not met, the shares attributable to this portion of the 2020 PRSU grants were forfeited.
On January 11, 2023, the Compensation and Leadership Development Committee reviewed Pay Governance’s calculation of the relative TSR portion of the 2020 PRSU grants as of the December 31, 2022 measurement date and determined the Company’s absolute three-year TSR performance was 21.9%, which placed it at the 79.1 percentile relative to its performance peers (Nasdaq Biotechnology Index), resulting in the TSR goal being achieved at 163.7% of the target amount (as reflected in the table below).
	Company Three- Year TSR Ranking Relative to NBI	Percentage of the TSR Units Earned
	90th Percentile or higher	200%
►	79.1 Percentile	163.7%
	75th Percentile	150%
	50th Percentile (“Target”)	100%
	30th Percentile	50%
	Below 30th Percentile	0%
This TSR goal accounted for 50% of the 2020 PRSU grants. The shares underlying the TSR goal were delivered January 11, 2023 upon the Compensation and Leadership Development Committee’s approval of the TSR goal.
In aggregate, the overall 2020 PRSUs paid out at 81.85% of target. The table below reflects the total number of PRSUs each named executive officer received from their respective 2020 PRSU grants:
Name and Principal Position	Target PRSUs	Earned PRSUs
Bradley L. Campbell President and Chief Executive Officer	119,780	98,040
Daphne Quimi Chief Financial Officer	71,868	58,824
John F. Crowley Executive Chair and former CEO	256,673	210,088
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	68,446	56,024
David M. Clark Chief People Officer	58,179	47,621
Jeffrey P. Castelli Chief Development Officer	68,446	56,023
Non-Qualified Deferred Compensation Plans
Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan
The Company maintains the Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan, as amended (the “Stock Deferral Plan”). The Stock Deferral Plan provides eligible non-employee directors and executives, including each of the named executive officers, with the voluntary opportunity to defer the receipt of RSUs otherwise payable to such eligible executives to a distribution date elected by the participant. After a deferral election is made, a participant’s account is credited with the deferred RSUs. All RSUs deferred under the Stock Deferral Plan are fully vested. The Company does not otherwise contribute to the Stock Deferral Plan and the amount a participant receives at the end of a deferral period is based solely on the value of the Company’s stock at the end of the deferral period. Generally, a participant may voluntarily elect to re-defer any previously deferred RSUs for an additional period of not less than five years if, as required under the Code, such an election is made at least 12 months before the year in which the RSUs would otherwise be delivered.
Not only does the Stock Deferral Plan allow our eligible participants, including all of the named executive officers, to defer the federal income taxes otherwise payable upon the delivery of RSUs, but the Compensation and Leadership Development Committee believes that with respect to non-employee directors and executives who avail themselves of the deferral features of the Stock Deferral Plan, such persons will necessarily hold Company stock for a longer period of time. Accordingly, any RSUs deferred under the Stock Deferral Plan will continue to align such portion of our non-employee directors and named executive officers’ compensation with the interests of our stockholders for a longer period of time than would be provided by typical vesting periods. Regardless of a participant’s election, any deferred RSUs will be distributed following the non-employee director or executive’s death, disability, or separation of service from the Company.

Amicus Therapeutics, Inc. Cash Deferral Plan
The Company maintains the Amicus Therapeutics, Inc. Cash Deferral Plan, as amended (the “Cash Deferral Plan”). The Cash Deferral Plan provides eligible executives, including each of the named executive officers and non-employee directors, with the voluntary opportunity to defer receipt of such participant’s base salary, bonus and/or director’s fees, as applicable. Any such deferrals are credited to a bookkeeping account maintained for the participant. The participant may make periodic hypothetical investments of the account and gains and losses on such hypothetical investments will be credited to the participant’s account. A participant is fully vested in all amounts, including earnings deferred under the Cash Deferral Plan. Distribution of the deferred amounts will generally be made on the distribution date elected by the participant. Generally, a participant may voluntarily elect to re-defer any previously deferred amount for an additional period of not less than five years if, as required under the Code, such an election is made at least 12 months before the year in which the amount would otherwise be delivered. Regardless of a participant’s election, any deferred amount will be distributed following a change in control of the Company or upon the participant’s death, disability, or separation of service from the Company. The Company does not match any portion of participant deferrals in the Cash Deferral Plan.
All amounts deferred under the Cash Deferral Plan will continue for all purposes to be a part of the general funds of the Company and the amounts deferred by the participants, including all deemed gains and losses attributable thereto, will be subject to the claims of the general creditors of the Company in the event of the Company’s insolvency.
Other Compensation
Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental, vision and life insurance coverage. All employees receive Company paid term life insurance equal to two times annual base salary, up to a maximum benefit of $1 million.
In addition, we provide a Company match for our 401(k) Plan, subject to federal guidelines and plan maximums. We match $1 for each $1 a participant, including each named executive officer, defers into the plan up to 5% of such participant’s salary and bonus paid during the year, subject to the IRS limit on eligible compensation. The match vests 100% on the participant’s one-year anniversary of employment at Amicus.
Furthermore, certain senior executives, including each named executive officer, are eligible to receive supplemental health benefits and financial consulting services. The value received from these benefits is calculated as imputed income and reflected in the “Summary Compensation Table” below.
Additional Executive Chairman Benefits
Our Company is engaged in a highly competitive industry, developing medicines for unique and complicated genetic disorders. Mr. Crowley has significant responsibility for leading our Board and directing the Company’s business and corporate development, public policy, and government affairs functions, while also acting as a key ambassador and representative to the rare disease patient community. Mr. Crowley’s compensation reflects these responsibilities and takes into account his unique circumstances.
As part of his overall compensation, Mr. Crowley receives significant payments from the Company related to the healthcare and other associated costs incurred by his family. These amounts reflect substantial costs incurred for the treatment of a rare medical condition afflicting two members of Mr. Crowley’s immediate family. We continue to make monthly compensation payments of $66,667 to Mr. Crowley to help defray the substantial out-of-pocket medical expenses incurred by Mr. Crowley and his family, which we refer to as the “Monthly Medical Payments.” We agreed to make the Monthly Medical Payments to Mr. Crowley when we amended his employment agreement in December 2010 in order to compensate him for the loss of certain medical benefits previously afforded to Mr. Crowley resulting from the passing of federal legislation in 2010, as well as to limit the Company’s exposure to Mr. Crowley’s expected growth in future medical expenses. These Monthly Medical Payments were rolled over into Mr. Crowley’s Executive Chairman employment agreement and will continue until the expiration of his agreement.
Termination-Based Compensation
Upon termination of employment under certain circumstances, our named executive officers are entitled to receive varying types of compensation. Elements of this compensation may include payments based upon a number of months of base salary, bonus amounts, acceleration of vesting of equity, health care coverage and other similar benefits. We believe that our termination-based compensation and acceleration of vesting of equity arrangements are in line with severance packages offered to named executive officers of other similar companies based upon market information and are otherwise appropriate given the executive’s role and service to the Company. We also have granted severance and acceleration of vesting of equity benefits to our named executive officers under their employment agreements in the event of a change of control if the executive is terminated within a certain period of time following the change of control. We believe that change of control-related benefits are necessary in order for our named executive officers to direct their full attention to the successful consummation of a transaction without distraction. For more information on termination-based compensation see the section entitled “Severance Benefits and Change of Control Arrangements.”

Stock Ownership Guidelines
We maintain stock ownership and retention guidelines for our directors and named executive officers to ensure that each of them has a long-term equity stake in Amicus, in order to both closely align the interests of directors and officers to those of our stockholders and to further our commitment to corporate governance.
Under the stock ownership guidelines, revised in 2022, named executive officers and directors must maintain stock ownership at a value equal to a multiple of their annual retainer or base salary, as applicable, as follows:
Position	Stock Retention Amount
Chief Executive Officer	4 times executive’s base salary
Executive Chairman	3 times executive chair’s base salary
Directors	3 times director’s annual retainer
Other Executive Officers	1 times executive’s base salary
Directors and executive officers have five years from the date they first became subject to the guidelines to attain the required stock ownership. Stock ownership is recalculated every five years using the cash retainer or salary in effect at that time. Directors and executive officers have two years following each recalculation to acquire additional stock, as necessary, to satisfy the new stock ownership level and remain in compliance. Stock ownership that counts towards the requirement includes shares of Common Stock and any restricted stock units that were settled and deferred into the Stock Deferral Plan (as defined below). Stock options (vested or unvested), unvested restricted stock units and unearned performance awards are not included in determining compliance with these guidelines. All named executive officers and directors have met or are on track to meet the stock ownership guidelines within the requisite time period. The Compensation and Leadership Development Committee of the Board annually monitors compliance with this policy.
Prohibition on Hedging and Pledging
The Company considers it inappropriate for persons employed by or associated with the Company to engage in certain transactions related to the securities of the Company (“Subject Securities”) that could result in their interests no longer being aligned with the same interests and objectives as other stockholders of the Company. Therefore, as part of its anti-hedging and anti-pledging policy, the Company restricts these persons from hedging, engaging in short sales, transacting in publicly traded options, and pledging Subject Securities.
Certain hedging and monetization transactions involve the establishment of a short position in the Subject Securities and limit or eliminate a person’s ability to profit from an increase in the value of the Subject Securities. Accordingly, these transactions can cause a person’s interests to be misaligned with other stockholders of the Company. The Company therefore prohibits its directors, executive officers, and employees from engaging in any hedging and monetization transactions involving the Subject Securities. The Company’s directors and executive officers are also prohibited from engaging in short sales of Subject Securities (sales of securities that are not then owned).
Subject Securities held in a margin account or pledged as collateral for a loan may be sold without a person’s consent if he or she fails to meet a margin call or defaults on a loan, which may occur at a time when the covered person is aware of material nonpublic information or is otherwise not permitted to trade in Company securities. Therefore, our directors, executive officers and employees are prohibited from engaging in these activities.
Clawback Policy
We also have a policy for recoupment (or “clawback”) of performance-based compensation in the event of a financial restatement. Our policy provides that in the event of a financial restatement, the Board will seek to recover any incentive-based compensation and equity awards made to an executive officer during the three-year period preceding a restatement. In determining whether and to what extent a recoupment is necessary, the Board will consider (1) the executive officer’s intentional misconduct or gross negligence that was a contributing factor to the restatement; (2) the amount of incentive compensation or equity award predicated on achieving financial results that were part of the restatement; and (3) the difference in the amount of incentive compensation or equity award that would have been awarded based upon the restatement.
Other factors that the Board may consider include (1) whether the recoupment would violate law or prejudice a claim; (2) other penalties or repercussions, instead of recoupment; and/or; (3) the nature of events leading to a restatement.
The Board retains the discretion to amend the policy as appropriate and will continue to monitor, review, and modify as necessary to ensure compliance with applicable laws and final Nasdaq listing rules governing clawback policies.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The Compensation and Leadership Development Committee is comprised entirely of independent directors. The Compensation and Leadership Development Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this Proxy Statement, with our management. Based on this review and discussion, the Compensation and Leadership Development Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our 2022 Annual Report on Form 10-K.
Members of the Amicus Therapeutics, Inc.
Compensation and Leadership Development Committee:
Margaret G. McGlynn, Chair
Lynn D. Bleil
Craig A. Wheeler
Eiry W. Roberts, M.D.
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Executive Compensation
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation that we paid to each person serving as our principal chief executive officer, our principal financial officer, our three other most highly compensated executive officers and one former executive officer (collectively, the “named executive officers”).
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value & Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	2022	$591,040(3)	$356,250	$5,206,218	$2,807,561	—	$36,797(4)	$8,997,866
	2021	550,629	309,682	2,818,195	1,145,462	—	87,487	4,911,455
	2020	515,789	368,872	2,557,304	1,163,159	—	33,694	4,638,818
Daphne Quimi Chief Financial Officer	2022	483,901	227,682	2,018,554	886,109	—	36,818(5)	3,653,064
	2021	469,385	280,497	1,620,431	658,636	—	35,499	3,064,448
	2020	451,600	228,712	1,534,382	697,894	—	34,639	2,947,227
John F. Crowley Executive Chair and former CEO	2022	654,650(6)(7)	402,406(7)	5,745,068	2,377,259	—	821,748(8)	10,001,131
	2021	740,767	491,679	5,636,388	2,290,936	—	830,262	9,990,032
	2020	719,514	514,800	5,479,971	2,492,491	1,282,843	825,505	11,315,124
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	2022	484,317	227,878	2,018,554	886,109	27,125(9)	21,748(10)	3,665,731
	2021	469,789	280,738	1,620,431	658,636	—	20,998	3,050,592
	2020	452,288	199,051	1,461,322	664,660	87,751	20,748	2,885,820
David M. Clark Chief People Officer	2022	453,238	213,255	1,419,355	587,319	—	34,896(11)	2,708,063
	2021	439,781	262,711	1,338,612	544,092	—	35,725	2,620,921
	2020	—	—	—	—	—	—	—
Jeffrey P. Castelli Chief Development Officer	2022	451,025	221,938	1,630,358	715,701	—	36,681(12)	3,055,703
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
(1)	The 2022 amount represents bonuses earned in 2022 and paid in 2023.
(2)
The grant date fair value of time-based restricted stock unit awards (“RSUs”), performance based restricted stock unit awards (“PRSUs”) and option awards granted to our named executive officers was computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Assumptions made in this valuation are discussed in our annual report for the year ended December 31, 2022, filed with the SEC on Form 10-K on March 1, 2023 (the “Form 10-K”) at Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share-based Compensation. These amounts reflect the stock price at the time of the grant. In accordance with SEC rules, the amounts reported in the Stock Awards column for 2022 include the grant date fair value of the RSUs and PRSUs granted during 2022. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the 2022 PRSUs based on the expected performance outcomes (and is the grant date fair value of the award, as reflected in the Summary Compensation Table) and maximum performance outcomes:

Name	Grant Date Fair Value for 2022 PRSUs (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)
Bradley L. Campbell	$2,396,471	$4,792,942
Daphne Quimi	1,132,877	2,265,754
John F. Crowley	3,227,356	6,454,712
Ellen S. Rosenberg	1,132,877	2,265,754
David M. Clark	797,337	1,594,674
Jeffrey P. Castelli	915,008	1,830,016
(3)	Mr. Campbell’s salary for 2022 is comprised of $338,636 earned for his service as President and Chief Operating Officer and $252,404 for his service as President Chief Executive Officer.
(4)
Includes $14,854 of 401(k) employer match, $750 for health care savings account, $1,248 in life insurance premiums, $4,500 for executive health benefits received and $15,445 for financial consulting services.

(5)
Includes $15,250 of 401(k) employer match, $375 for health care savings account, $1,248 in life insurance premiums, $4,500 for executive health benefits received and $15,445 for financial consulting services.

(6)	Mr. Crowley’s salary for 2022 is comprised of $452,727 earned for his service as Chairman and Chief Executive Officer and $201,923 for his service as Executive Chairman.
(7)	Mr. Crowley participates in our Cash Deferral Plan and, for 2022, he deferred $523,720 of salary and $393,343 of bonus into the plan.
(8)
Includes $15,250 of 401(k) employer match, $800,000 of Monthly Medical Payments pursuant to Mr. Crowley’s current employment agreement (see “Additional Executive Chairman Benefits” above), $750 for health care savings account, $1,248 in life insurance premiums and $4,500 for executive health benefits received.

(9)
Ms. Rosenberg participates in our Stock Deferral Plan. As described more fully in the “Nonqualified Deferred Compensation” table’ below, the increases shown here are the result of the rise in the stock price of the Company’s common stock between the value for her deferred RSUs on December 31, 2021 and the value of such RSUs as of December 31, 2022.

(10)	Includes $15,250 of 401(k) employer match, $750 for health care savings account, $1,248 in life insurance premiums and $4,500 for executive health benefits received.
(11)
Includes $13,069 of 401(k) employer match, $750 for health care savings account, $1,132 in life insurance premiums, $4,500 for executive health benefits received and $15,445 for financial consulting services.

(12)
Includes $14,738 of 401(k) employer match, $750 for health care savings account, $1,248 in life insurance premiums, $4,500 for executive health benefits received and $15,445 for financial consulting services.

Grants of Plan-Based Awards
The following table presents information concerning grants of equity awards to each of the named executive officers during 2022.
			Estimated Future Payouts Under Equity Incentive PRSU Awards(1)			All Other Stock Awards: Number of Shares of RSUs(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
Bradley L. Campbell President and Chief Executive Officer	1/3/2022	1/3/2022					283,555	$12.11	$1,874,464
	3/15/2022	3/15/2022					187,970	8.95	933,097
	1/3/2022	1/3/2022				154,711			1,873,550
	3/15/2022	3/15/2022				104,603			936,197
	1/3/2022	1/3/2022	38,678	77,355	154,710				1,492,952
	1/3/2022	1/3/2022	15,471	30,942	61,884				374,708
	1/3/2022	1/3/2022	11,603	23,206	46,412				281,025
	8/2/2022(5)	1/3/2022	7,736	15,471	30,942				154,091
	1/3/2022	1/3/2022	3,869	7,737	15,474				93,695
Daphne Quimi Chief Financial Officer	1/3/2022	1/3/2022					134,044	12.11	886,109
	1/3/2022	1/3/2022				73,136			885,677
	1/3/2022	1/3/2022	18,284	36,568	73,136				705,762
	1/3/2022	1/3/2022	7,314	14,627	29,254				177,133
	1/3/2022	1/3/2022	5,485	10,970	21,940				132,847
	8/2/2022(5)	1/3/2022	3,657	7,313	14,626				72,837
	1/3/2022	1/3/2022	1,829	3,658	7,316				44,298
John F. Crowley Executive Chair And former CEO	1/14/2022	1/14/2022					438,222	12.11	2,377,259
	1/14/2022	1/14/2022				239,099			2,517,712
	1/14/2022	1/14/2022	59,775	119,549	239,098				1,982,122
	1/14/2022	1/14/2022	23,910	47,819	95,638				503,534
	1/14/2022	1/14/2022	17,932	35,864	71,728				377,648
	8/2/2022(5)	1/14/2022	11,955	23,909	47,818				238,134
	1/14/2022	1/14/2022	5,979	11,958	23,916				125,918
Ellen Rosenberg Chief Legal Officer and Corporate Secretary	1/3/2022	1/3/2022					134,044	12.11	886,109
	1/3/2022	1/3/2022				73,136			885,677
	1/3/2022	1/3/2022	18,284	36,568	73,136				705,762
	1/3/2022	1/3/2022	7,314	14,627	29,254				177,133
	1/3/2022	1/3/2022	5,485	10,970	21,940				132,847
	8/2/2022(5)	1/3/2022	3,657	7,313	14,626				72,837
	1/3/2022	1/3/2022	1,829	3,658	7,316				44,298
David M. Clark Chief People Officer	1/14/2022	1/14/2022					108,266	12.11	587,319
	1/14/2022	1/14/2022				59,071			622,018
	1/14/2022	1/14/2022	14,768	29,535	59,070				489,690
	1/14/2022	1/14/2022	5,907	11,814	23,628				124,401
	1/14/2022	1/14/2022	4,430	8,860	17,720				93,296
	8/2/2022(5)	1/14/2022	2,954	5,907	11,814				58,834
	1/14/2022	1/14/2022	1,478	2,955	5,910				31,116

			Estimated Future Payouts Under Equity Incentive PRSU Awards(1)			All Other Stock Awards: Number of Shares of RSUs(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
Jeffrey P. Castelli Chief Development Officer	1/3/2022	1/3/2022					108,266	12.11	715,701
	1/3/2022	1/3/2022				59,071			715,350
	1/3/2022	1/3/2022	14,768	29,535	59,070				570,026
	1/3/2022	1/3/2022	5,907	11,814	23,628				143,068
	1/3/2022	1/3/2022	4,430	8,860	17,720				107,295
	8/2/2022(5)	1/3/2022	2,954	5,907	11,814				58,834
	1/3/2022	1/3/2022	1,478	2,955	5,910				35,785
(1)
Amounts represent PRSUs granted to named executive officers during the 2022 fiscal year. The criteria which will be used to determine the number of PRSUs earned by each named executive officer are described above under “Performance-Based Restricted Stock Units”. For each named executive officer, the first row of PRSUs shown in the table may be earned based on the achievement of the TSR goal, the second row the regulatory goal, the third row the net income goal, the fourth row the pipeline goal and the fifth row, the people goal. The named executive officers must generally be in continuous service with the Company through December 31, 2024 to vest into the PRSUs.

(2)
Vesting of the RSU is subject to the participant’s continuous service with the Company through the applicable vesting date with the following schedule: 25% of the total number of shares vest on January 3, 2023 (the “vesting commencement date”), with 25% on each of the next three successive vesting commencement date anniversaries thereafter.

(3)
Each option has a term of ten years and vests in accordance with the following schedule: 25% of the total number of shares vest on January 3, 2023 and 1/36th of the remaining number of shares vest on the first day of each of the following 36 months. The exercise price for our option grants is generally equal to the closing stock price on the grant date, except that the exercise price for the January 14, 2022 grants ($12.11) is greater than the closing stock price on the grant date ($10.53). That is because the exercise price for the named executive officer option grants made on January 3, 2022 was $12.11 (the closing stock price on such date), and the Compensation and Leadership Development Committee (or Board, as applicable), desired to keep the key terms of all of the January 2022 named executive officer option grants aligned.

(4)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718, as stated in footnote #2 to the Summary Compensation Table.
(5)
In January of 2022, the Compensation and Leadership Development Committee determined that the 2022 PRSU award would include a pipeline goal and determined the number of PRSUs each executive officer would receive in connection with such goal. The pipeline goal was approved by the committee on August 2, 2022 and is valued as of such date.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2022.
	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	Number of Unearned Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Units of Stock That Have Not Vested ($)(3)
Bradley L. Campbell President and Chief Executive Officer	65,625	—	2.45	1/3/2024	24,696(5)	301,538
	74,777	—	2.94	6/26/2024	59,890(6)	731,257
	90,000	—	8.61	1/2/2025	43,215(7)	527,655
	100,000	—	12.28	6/1/2025	154,711(8)	1,889,021
	100,000	—	9.03	1/4/2026	104,603(9)	1,277,203
	75,000	—	6.10	6/15/2026			11,524(10)	140,708
	103,578	—	5.13	1/3/2027			11,524(10)	140,708
	56,329	—	15.67	1/3/2028			5,762(10)	70,354
	148,338	3,177(5)	10.04	1/2/2029			28,810(10)	351,770
	137,270	50,987(6)	9.55	1/2/2030			23,206(11)	283,345
	44,461	48,331(7)	21.78	1/4/2031			15,471(11)	188,901
	—	283,555(8)	12.11	1/3/2032			30,942(11)	377,802
	—	187,970(9)	8.95	3/15/2032			7,737(11)	94,469
	77,355(11)	944,505

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	Number of Unearned Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Units of Stock That Have Not Vested ($)(3)
Daphne Quimi Chief Financial Officer	45,000	—	8.61	1/2/2025	14,370(5)	175,458
	45,000	—	12.28	6/1/2025	35,934(6)	438,754
	50,000	—	9.03	1/4/2026	24,849(7)	303,406
	35,000	—	6.10	6/15/2026	73,136(8)	892,991
	42,372	—	5.13	1/3/2027			6,626(10)	80,903
	18,224	—	15.67	1/3/2028			6,626(10)	80,903
	86,298	1,856(5)	10.04	1/2/2029			3,314(10)	40,464
	82,357	30,597(6)	9.55	1/2/2030			16,565(10)	202,259
	25,559	27,796(7)	21.78	1/4/2031			10,970(11)	133,944
	—	134,044(8)	12.11	1/3/2032			7,313(11)	89,292
							14,627(11)	178,596
							3,658(11)	44,664
							36,568(11)	446,495
John F. Crowley Executive Chair and former CEO	230,000(12)	—	11.19	1/2/2025	58,370(5)	712,698
	230,000(12)	—	15.96	6/1/2025	128,337(6)	1,566,995
	250,000(12)	—	11.74	1/4/2026	86,430(7)	1,055,310
	83,333	—	6.10	6/15/2026	239,099(17)	2,919,399
	83,333	—	7.93	6/15/2026			23,048(10)	281,416
	62,485(13)	—	5.13	1/3/2027			23,048(10)	281,416
	154,076(14)	—	15.67	1/3/2028			11,524(10)	140,708
	350,631(15)	7,495(5)	10.04	1/2/2029			57,620(10)	703,540
	294,144(16)	109,265(6)	9.55	1/2/2030			35,864(11)	437,899
	88,922	96,663(7)	21.78	1/4/2031			23,909(11)	291,929
	—	438,222(17)	12.11	1/14/2032			47,819(11)	583,870
							11,958(11)	146,007
							119,549(11)	1,459,693
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	95,000	—	5.16	2/8/2026	15,268(5)	186,422
	25,000	—	6.10	6/15/2026	34,224(6)	417,875
	70,621	—	5.13	1/3/2027	24,849(7)	303,406
	39,762	—	15.67	1/3/2028	73,136(8)	892,991
	91,700	1,963(5)	10.04	1/2/2029			6,626(10)	80,903
	78,436	29,139(6)	9.55	1/2/2030			6,626(10)	80,903
	25,559	27,796(7)	21.78	1/4/2031			3,314(10)	40,464
	—	134,044(8)	12.11	1/3/2032			16,565(10)	202,259
							10,970(11)	133,944
							7,313(11)	89,292
							14,627(11)	178,596
							3,658(11)	44,664
							36,568(11)	446,495
David M. Clark Chief People Officer	84,842	—	12.84	10/9/2028	12,574(5)	153,529
	75,493	1,641(5)	10.04	1/2/2029	29,091(6)	355,201
	66,651	24,788(6)	9.55	1/2/2030	20,527(7)	250,635
	21,117	22,959(7)	21.78	1/4/2031	59,071(17)	721,257
	—	108,266(17)	10.53	1/14/2032			5,473(10)	66,825
							5,473(10)	66,825
							2,739(10)	33,443
							13,684(10)	167,082
							8,860(11)	108,181
							5,907(11)	72,124
							11,814(11)	144,249
							2,955(11)	36,081
							29,535(11)	360,622

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	Number of Unearned Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Units of Stock That Have Not Vested ($)(3)
Jeffrey P. Castelli Chief Development Officer	50,000	—	12.28	6/1/2025	13,472(5)	164,493
	50,000	—	9.03	1/4/2026	34,224(6)	417,875
	39,762	—	15.67	1/3/2028	33,535(18)	409,462
	80,896	1,748(5)	10.04	1/2/2029	21,608(7)	263,834
	78,436	29,139(6)	9.55	1/2/2030	59,071(8)	721,257
	22,225	24,171(7)	21.78	1/4/2031			5,762(10)	70,354
	—	108,266(8)	12.11	1/3/2032			5,762(10)	70,354
							2,881(10)	35,177
							14,405(10)	175,885
							8,860(11)	108,181
							5,907(11)	72,124
							11,814(11)	144,249
							2,955(11)	36,081
							29,535(11)	360,622
(1)
Unless otherwise indicated, 25% of the total number of shares subject to the option vest on the first anniversary of the date of grant; the remainder vest 1/36th per month thereafter, subject generally to the participant’s continuous service with the Company through the applicable vesting date.

(2)
Vesting of the RSU is subject generally to the participant’s continuous service with the Company through the applicable vesting date with the following schedule: unless otherwise indicated, 25% of the total number of shares vest on the first anniversary of the grant date, with 25% on each successive grant date anniversary for the next three years.

(3)	The market value is based on the closing stock price of $12.21 on December 31, 2022.
(4)
Vesting of PRSUs are generally subject to the attainment of performance goals applicable to such awards and the participant’s continuous service with the Company. In accordance with SEC rules, the amount shown in the table above assumes performance at target level.

(5)	The date of grant was January 2, 2019.
(6)	The date of grant was January 2, 2020.
(7)	The date of grant was January 4, 2021.
(8)	The date of grant was January 3, 2022.
(9)	The date of grant was March 15, 2022.
(10)	Subject generally to the participant’s continued service and the attainment of the applicable performance goals, these PRSUs vest on December 31, 2023.
(11)	Subject generally to the participant’s continued service and the attainment of the applicable performance goals, these PRSUs vest on December 31, 2024.
(12)	On June 16, 2021, Mr. Crowley transferred 100% of these options to a trust for the benefit of his children.
(13)	On June 16, 2021, Mr. Crowley transferred 5,889 of these options to a trust for the benefit of his children.
(14)	On June 16, 2021, Mr. Crowley transferred 131,580 of these options to a trust for the benefit of his children.
(15)	On June 16, 2021, Mr. Crowley transferred 216,351 of these options to a trust for the benefit of his children.
(16)	On June 16, 2021, Mr. Crowley transferred 142,872 of these options to a trust for the benefit of his children.
(17)	The date of grant was January 14, 2022, but for vesting purposes is deemed to be January 3, 2022 for vesting purposes.
(18)
The date of grant was August 17, 2020 with the RSUs subject to this grant vesting over a three-year period subject generally to the participant’s continuous service with the Company through the applicable vesting date; 50% of the RSUs vested on the second anniversary of the grant date and the remaining 50% of the RSUs vest on the third anniversary of the grant date.

Option Exercises and Stock Vested at Year End
Our executive officers must use pre-established trading plans to sell shares of Amicus Therapeutics, Inc. stock. Trading plans may only be entered into during an open trading window and when the executive officer is not in possession of material non-public information about the Company. Further, we also require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards that will allow our executives an opportunity to realize the value intended by the Company in granting equity-based awards.

The following table shows information regarding option exercises and stock vested for each named executive officer during the year ended December 31, 2022.
	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized upon Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized upon Vesting(3)
Bradley L. Campbell President and Chief Executive Officer	65,655(4)	$461,214	176,828	$2,107,295
Daphne Quimi Chief Financial Officer	—	—	102,593	1,222,064
John F. Crowley Executive Chair and former CEO	—	—	468,038(5)	5,591,071
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	—	—	103,562(6)	1,234,027
David M. Clark Chief People Officer	—	—	95,581	1,116,302
Jeffrey P. Castelli Chief Development Officer	9,327	88,607	134,220	1,603,219
(1)
The value realized is the difference between the fair market value of a share of our Common Stock at the time of exercise and the option exercise price, multiplied by the number of shares acquired upon each exercise.

(2)	Reflects RSUs that vested during 2022, including 2020 PRSUs (to the extent earned).
(3)	The value realized on vesting of stock awards is based on the closing price of the Company’s common stock on the date of vesting.
(4)	100% of these options were scheduled to expire on January 28, 2023.
(5)
The number of shares acquired on vesting includes 64,168 shares that vested on January 2, 2022 but will be settled on February 15, 2024 pursuant to the executive’s deferral election (and are reflected in the “Non-Qualified Deferred Compensation” table below).

(6)
The number of shares acquired on vesting includes 17,111 shares that vested on January 2, 2022 but will be settled on January 2, 2027 pursuant to the executive’s deferral election (and are reflected in the “Non-Qualified Deferred Compensation” table below).

Non-Qualified Deferred Compensation
As described more fully above, our Cash Deferral Plan and Stock Deferral Plan (collectively, the “Deferral Plans”) cover our executive officers and non-employee directors. Earnings are determined solely by a participant’s hypothetical investment of any amount deferred in any pre-selected investment permitted under the Cash Deferral Plan or in the value of our stock, with respect to the Stock Deferral Plan. All amounts in the Deferral Plans are fully vested at all times. The only two named executive officers who participate in such plans are Mr. Crowley and Ms. Rosenberg, as described below.
Name and Principal Position	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year(1)
John F. Crowley Executive Chairman and former CEO	$1,658,203(2)	$(515,690)(3)	($968,195)	$7,236,635
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	197,632(4)	27,125(5)	—	501,818
(1)	This value includes compensation earned and deferred in prior years, which was disclosed in prior year Proxy Statements.
(2)
$523,720 of this amount is included in the salary column and $393,343 of this amount is included in the bonus column, respectively, in the summary compensation table above. $741,140 of this amount is the vesting date fair value of 64,168 shares underlying RSUs that otherwise would have been delivered to the executive in 2022 if not deferred. Per the executive’s election, the shares underlying the deferral will generally be delivered to the executive on February 15, 2024.

(3)
Includes $683,688 investment losses determined by the hypothetical investments elected by Mr. Crowley in the last fiscal year under the Cash Deferral Plan and $167,997 in gains, represented as the difference in value during 2022 of shares subject to RSUs deferred under the Stock Deferral Plan (measured from the end of 2021, with respect to previously deferred stock awards, or measured from the vesting date, with respect to stock awards deferred in 2022).

(4)
This amount is the vesting date fair value of 17,111 shares underlying RSUs that otherwise would have been delivered to the executive in 2022 if not deferred. Per the executive’s election, the shares underlying the deferral will generally be delivered to the executive on January 2, 2027.

(5)
The gain represents the increase in value during 2022 of shares subject to RSUs deferred under the Stock Deferral Plan (measured from the end of 2021, with respect to previously deferred stock awards, or measured from the vesting date, with respect to stock awards deferred in 2022).

Severance Benefits and Change of Control Arrangements
As of December 31, 2022, we have agreed to provide severance benefits and change of control arrangements to our executive officers as described below.
Employment Agreements in Effect in 2022
As previously announced, on August 1, 2022, Mr. Campbell succeeded Mr. Crowley as our Chief Executive Officer, with Mr. Crowley transitioning to Executive Chairman. The following descriptions detail the terms of Mr. Crowley’s former Chief Executive Officer and current Executive Chairman employment agreements, Mr. Campbell’s current Chief Executive Officer agreement, and the agreements we have with our other named executive officers.
John F. Crowley
Chief Executive Officer (effective prior to August 1, 2022). Prior to August 1, 2022, we employed Mr. Crowley as our Chief Executive Officer pursuant to an employment agreement. The agreement continued for successive one-year terms until either Mr. Crowley or the company provides written notice of termination to the other in accordance with the terms of the agreement. Upon the termination of his employment by the company other than for cause, or if the company decided not to extend Mr. Crowley’s agreement at the end of any term, or if Mr. Crowley resigned for good reason, Mr. Crowley had the right to receive (i) a severance payment in an amount equal to his then current base salary payable over 18 months in accordance with the company’s regular payroll practices, (ii) an additional payment equal to 150% of the target bonus for the year in which the termination occurs, (iii) continued Monthly Medical Payments for a period of 18 months, and (iv) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 29 months. Further, the vesting of all options and RSUs then held by Mr. Crowley shall have accelerated by one year and any unvested PRSUs held by Mr. Crowley shall have also accelerated, such that the portion of those PRSUs otherwise scheduled to vest during the 12-month period immediately following such separation from service would have become vested. Mr. Crowley was not entitled to severance payments if the company terminated him for cause or if he resigned without good reason.
Further, if upon the termination of Mr. Crowley’s employment by the company other than for cause, or if the company decided not to extend his employment agreement at the end of any term, or if Mr. Crowley resigned for good reason, in each case within twelve months following a change of control in the Company, then Mr. Crowley had the right to receive (i) a severance payment in an amount equal to two times his then current base salary payable over 24 months in accordance with our regular payroll practices, (ii) an additional payment equal to 200% of the target bonus for the year in which the termination occurs, (iii) continued Monthly Medical Payments for a period of 24 months, and (iv) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 29 months. Further, the vesting of all remaining unvested options and restricted stock grants then held by Mr. Crowley would have accelerated in full.
Finally, if Mr. Crowley’s employment ceased due to his death or disability, he (or his estate, as applicable) would have been entitled to (i) continuation of the Monthly Medical Payments for 12 months, and (ii) continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 12 months.
Executive Chairman (effective as of August 1, 2022). We employ Mr. Crowley as Executive Chairman pursuant to an employment agreement, effective August 1, 2022, for a period of two years with an option for the Board to extend it for an additional year. Under the terms of this agreement, Mr. Crowley is eligible to receive a base salary of $500,000 during the first year of the term, and $300,000 during the second year, as well as payment of the Monthly Medical Payments over the term of the agreement. Mr. Crowley will not be eligible for the Company’s bonus program for the 2023 or 2024 calendar year.
Under the employment agreement, Mr. Crowley will receive an equity award valued at $5.5M (50% RSUs and 50% options) in January 2023 and $4.2M (50% RSUs and 50% options) in January 2024, with each grant vesting on the one-year anniversary of the grant date (the “Executive Chair Awards”). Upon the expiration or termination of the agreement for any reason other than Mr. Crowley’s voluntary resignation without good reason, all of Mr. Crowley’s outstanding equity awards will vest.

Should Mr. Crowley be terminated by the Company without cause (other than within 12 months following a change in control), he generally has the right to receive the following, subject to his execution of a release of claims:
•	an amount equal to his base salary and Monthly Medical Payments remaining to be paid for the term of the agreement in a lump sum;
•	delivery of any Executive Chair Awards that have not yet been granted (or the equivalent cash value in a lump sum);
•	accelerated vesting of all equity awards held by Mr. Crowley (with PRSUs vesting at target or such greater amount as determined by the Board in its discretion); and
•	continuation of health care coverage for Mr. Crowley and Mr. Crowley’s dependents, with premiums to be paid by the Company, for a period of 12 months following the date of termination.
Should Mr. Crowley be terminated by the Company without cause, or resign for good reason within 12 months following a change in control, he generally has the right to receive all of the same benefits, subject to his execution of a release of claims, provided that the value of the remaining Executive Chair Awards must be paid in cash.
Additionally, should the Board determine not to extend Mr. Crowley’s contract beyond the initial two year term, Mr. Crowley and his dependents shall remain eligible to continue their participation in the Company’s group health plans for 12 months following the termination date, with premiums to be paid by the Company for such 12 month period.
Finally, if Mr. Crowley’s employment ceases due to his death or inability to work, he (or his estate, as applicable) shall be entitled to (i) continuation of the Monthly Medical Payments for 12 months, and (ii) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 12 months.
Mr. Crowley is bound by non-disclosure, inventions transfer, non-solicitation and non-competition covenants that prohibit him from competing with the Company during the term of his employment and for twelve months after termination of employment.
Bradley L. Campbell
As of August 1, 2022, we have employed Mr. Campbell as our Chief Executive Officer pursuant to an employment agreement. The agreement continues until either Mr. Campbell or the company provide written notice of termination to the other in accordance with the terms of the agreement. Upon the termination of his employment by the company other than for cause and not in connection with a change in control event, Mr. Campbell has the right to receive (i) a severance payment in an amount equal to his then current base salary payable over 18 months in accordance with the company’s regular payroll practices, (ii) an additional payment equal to 150% of the target bonus for the year in which the termination occurs, and (iii) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 18 months. Further, the vesting of all options and RSUs then held by Mr. Campbell shall accelerate by 18 months and any unvested PRSUs held by Mr. Campbell shall also accelerate, such that the portion of those PRSUs otherwise scheduled to vest during the 18-month period immediately following such separation from service will become vested. Mr. Campbell is not entitled to severance payments if the company terminates him for cause or if he resigns independent of a change in control event.
Further, if upon the termination of Mr. Campbell’s employment by the company other than for cause, or if Mr. Campbell resigns for good reason, in each case within twelve months following a change of control in the Company, then Mr. Campbell has the right to receive (i) a severance payment in an amount equal to two times his then current base salary payable over 24 months in accordance with our regular payroll practices, (ii) an additional payment equal to 200% of the target bonus for the year in which the termination occurs, and (iii) continuation of health care coverage under COBRA with premiums to be paid by the Company for up to 24 months. Further, the vesting of all remaining unvested options and restricted stock grants then held by Mr. Campbell would accelerate in full.
Finally, if Mr. Campbell’s employment ceases due to an inability to work, he will be entitled to the continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 12 months. We believe that the severance package for our chief executive officer is appropriate considering his role, responsibilities, and his excellent historical and continued service to the Company.

Other Named Executive Officers
Messrs. Clark and Castelli and Mses. Quimi and Rosenberg. We employ Mr. Clark as our Chief People Officer, Dr. Castelli as our Chief Development Officer, Ms. Quimi as our Chief Financial Officer and Ms. Rosenberg as our Chief Legal Officer and Corporate Secretary, pursuant to their respective employment agreements. Mr. Campbell, prior to his promotion on August 1, 2022 to Chief Executive Officer, was employed as our President and Chief Operating Officer pursuant to an employment agreement containing the same terms and rights described in this section. The details of Mr. Campbell’s current employment agreement may be found above. If any of these executive officers is terminated without cause (other than within 12 months following a change in control), then the executive officer has the right to receive the following:
•	continuation of such executive’s base salary for 12 months;
•	an amount equal to the target bonus for such executive officer pro-rated for the number of months actually worked in the year of termination;
•	accelerated vesting of equity awards otherwise scheduled to vest within twelve months; and
•	continuation of health care coverage with premiums to be paid by the Company for a period of 12 months.
In addition, if any of the executive officers are terminated other than for cause within 12 months following a change of control or, if within 12 months following a change of control, the executive officer resigns for good reason, then the executive officer has the right to receive:
•	continuation of such executive’s base salary for 18 months in an amount equal to such executive’s then current base salary;
•	an amount equal to such executive officer’s target annual bonus;
•	any outstanding equity awards held by the executive officer will vest (with PRSUs vesting at target or such greater level as determined by the Board); and
•	continuation of health care coverage with premiums to be paid by the Company for a period of 18 months.
Finally, if any of the executive officers’ employment ceases due to death or disability, such executive will be entitled to continuation of health care coverage with premiums to be subsidized by the Company for up to 12 months.
As a condition to the payment of the foregoing severance benefits, a departing executive officer is required to execute a general release of claims against the Company and its affiliates. Each named executive officer is bound by non-disclosure, inventions transfer, non-solicitation and non-competition covenants that prohibit the executive officer from competing with the Company during the term of his or her employment and for twelve months after termination of employment.
Retirement Benefits under the Company’s Equity Plan
Under the Amicus Amended and Restated 2007 Equity Incentive Plan, all participants in the plan, including each named executive officer, would generally be eligible for the retirement benefits set forth below, upon such participant’s termination of employment, if such participant meets the following criteria at the time of such termination:
•	The participant must have at least 5 years of continuous service
•	The participant must be at least 55 years of age
•	The sum of the participant’s age and years of service with the Company must equal or exceed 67 years (collectively, the “Retirement Criteria”)
Notwithstanding the above, if the participant’s employment is terminated by the Company for cause, then the retirement benefits would be forfeited. Mr. Crowley and Ms. Quimi are the only named executive officers who met the Retirement Criteria in 2022.
•
Options: Any unvested Options shall continue to vest until the second anniversary of the participant’s separation, and all vested Options (including those eligible to vest pursuant to the preceding clause) shall remain exercisable until the earlier of (i) the 4th anniversary of the date of such separation, and (ii) the original expiration date of the term of the Option; any options not exercised in such period shall be forfeited with no further compensation due to the participant.

•
RSUs: Any unvested RSUs that would vest up to the second anniversary of the participant’s separation, shall have accelerated vesting, and the shares will be delivered to the participant upon separation; any unvested RSUs beyond the two-year date shall be forfeited with no further compensation due to the participant.

•
PRSUs: A prorated portion of the participant’s PRSUs (based on the participant’s period of service with the Company during the performance period) would remain eligible to vest and become delivered based upon satisfaction of the goals applicable to such PRSUs (collectively, the “Equity Retirement Benefits”).

Death and Disability
The same Equity Retirement Benefits described above afforded upon a participant’s retirement after satisfying the Retirement Criteria would be offered to any participant upon a termination of employment due to such participant’s death or disability.
Potential Payments upon Termination without Cause
For each named executive officer, the following table sets forth quantitative estimates of the benefits that would have accrued if such executive’s employment had been terminated without cause on December 31, 2022 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the severance agreements for such named executive officers.
Name and Principal Position	Salary Continuation ($)	Bonus ($)(1)	Benefit Continuation ($)(2)	Value of RSU & PRSU Vesting ($)(3)(4)	Value of Stock Option Vesting ($)(4)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$625,000(5)	$562,500	$52,814(6)	$6,301,725	$504,337	$8,046,375
Daphne Quimi Chief Financial Officer	484,172(7)	217,877	11,781	2,356,399	85,558	3,155,787
John F. Crowley Executive Chair and former CEO	591,667(8)	—	1,387,471(9)	17,714,635(10)	5,200,731(10)	24,894,504
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	484,588(7)	218,065	27,751	2,322,713	82,215	3,135,331
David M. Clark Chief People Officer	453,492(7)	204,071	27,751	1,924,589	69,524	2,679,427
Jeffrey P. Castelli Chief Development Officer	451,438(7)	203,147	22,717	3,080,885	80,513	3,838,700
(1)	Bonus component paid in lump sum.
(2)	Other than with respect to Mr. Campbell and Mr. Crowley, benefits to be continued consist of premiums paid by the Company for 12 months.
(3)
The PRSUs reported in the table are based on an assumed satisfaction of the applicable performance goals based on the tracking of such goals as of December 31, 2022. The actual number of PRSUs delivered to a named executive officer would depend on the satisfaction of each performance goal at the end of the applicable performance period.

(4)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $12.21 on December 31, 2022. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2022 of stock options that would become non-forfeitable in this case.

(5)	Base salary paid in installments over an 18-month period following such termination of employment.
(6)	Benefits to be continued consist of premiums paid by the Company for 18 months.
(7)	Base salary paid in installments over a 12-month period following such termination of employment.
(8)	Base salary component paid in a lump sum.
(9)
Benefits to be continued consist of estimated healthcare costs and health insurance premiums for Mr. Crowley’s family, which primarily consists of the Monthly Medical Payments paid over 19 months and 12 months of premiums paid by the Company.

(10)	Includes the value of equity awards Mr. Crowley is entitled to receive pursuant to his employment agreement upon such separation.

Potential Payments upon a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers in the event of a change in control on December 31, 2022 under their applicable agreements, without regard as to whether such named executive officer’s employment was terminated in connection with such change in control.
Name and Principal Position	Value of RSU Vesting ($)(1)	Value of PRSU Vesting ($)(1)(2)	Total ($)(1)
Bradley L. Campbell President and Chief Executive Officer	$4,726,674	$3,648,921	$8,375,595
Daphne Quimi Chief Financial Officer	1,810,609	1,934,857	3,745,466
John F. Crowley Executive Chair and former CEO	6,254,402	6,610,234	12,864,636
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	1,800,694	1,900,658	3,701,352
David M. Clark Chief People Officer	1,480,621	1,570,051	3,050,672
Jeffrey P. Castelli Chief Development Officer	1,976,921	1,686,714	3,663,635
(1)	The market value is based on the closing stock price of $12.21 on December 31, 2022.
(2)	In accordance with the applicable PRSU agreements, assumes performance at target level or at the level determined as if the goal was satisfied as of the date of such change in control.
Potential Payments upon Termination Due to Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated due to a termination without cause or a resignation with good reason on December 31, 2022, assuming that such termination occurs within twelve months following a change of control.
Name and Principal Position	Salary Continuation ($)	Bonus ($)(1)	Benefit Continuation ($)(2)	Value of RSU & PRSU Vesting ($)(3)	Value of Stock Option Vesting ($)(3)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$1,250,000(4)	$750,000	$70,418(5)	$8,375,595	$783,657	$11,229,670
Daphne Quimi Chief Financial Officer	726,258(6)	217,877	17,671	3,745,466	98,820	4,806,092
John F. Crowley Executive Chair and former CEO	591,667(6)	—	1,387,471(7)	17,714,635(8)	5,200,731(8)	24,894,503
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	726,882(6)	218,065	41,626	3,701,352	95,174	4,783,099
David M. Clark Chief People Officer	680,238(6)	204,071	41,626	3,050,673	80,324	4,056,932
Jeffrey P. Castelli Chief Development Officer	677,157(6)	203,147	34,075	3,663,636	92,130	4,670,145
(1)	Bonus component paid in lump sum.
(2)	Other than with respect to Mr. Campbell and Mr. Crowley, benefits to be continued consist of premiums paid by the Company for 18 months.

(3)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $12.21 on December 31, 2022. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2022 of stock options that would become non-forfeitable in this case.

(4)	Base salary paid in installments over a 24-month period following such termination of employment.
(5)	Benefits to be continued consist of premiums paid by the Company for 24 months.
(6)	Base salary paid in installments over an 18-month period following such termination of employment.
(7)
Benefits to be continued consist of estimated healthcare costs and health insurance premiums for Mr. Crowley’s family, which primarily consists of the Monthly Medical Payments paid in a lump sum and premiums paid by the Company over 12 months, and up to 29 months of COBRA coverage.

(8)	Includes the value of equity awards Mr. Crowley is entitled to receive pursuant to his employment agreement upon such separation.
Potential Payments upon Termination Due to Disability
The following sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated due to death or disability on December 31, 2022.
Name and Principal Position	Benefit Continuation ($)(1)	Value of RSU & PRSU Vesting ($)(2)	Value of Stock Option Vesting ($)(2)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$34,459(3)	$5,169,604	$584,478	$5,788,541
Daphne Quimi Chief Financial Officer	11,780	2,494,609	95,188	2,601,578
John F. Crowley Executive Chair and former CEO	1,387,471(4)	8,731,660	338,861	10,457,992
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	27,751	2,450,495	91,542	2,569,788
David M. Clark Chief People Officer	27,751	2,036,518	77,390	2,141,659
Jeffrey P. Castelli Chief Development Officer	22,717	2,640,384	89,196	2,752,297
(1)	Benefits to be continued consist of benefit continuation and HSA premiums paid by the Company for 12 months, except for Mr. Campbell, following such termination.
(2)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $12.21 on December 31, 2022. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2022 of stock options that would become non-forfeitable in this case.

(3)	Benefits to be continued consist of benefit continuation and HSA premiums paid by the Company for 18 months following such termination.
(4)	For Mr. Crowley, benefit continuation also includes the remaining Monthly Medical Payments following such termination.

Potential Payments upon Termination Due to Death
Name and Principal Position	Benefit Continuation ($)	Value of RSU & PRSU Vesting ($)(1)	Value of Stock Option Vesting ($)(1)	Total ($)
Bradley L. Campbell President and Chief Executive Officer	$—	$5,169,604	$584,478	$5,754,082
Daphne Quimi Chief Financial Officer	—	2,494,609	95,188	2,589,797
John F. Crowley Executive Chair and former CEO	918,992(2)	8,731,660	338,861	9,991,325
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	—	2,450,495	91,542	2,542,037
David M. Clark Chief People Officer	—	2,036,518	77,390	2,113,908
Jeffrey P. Castelli Chief Development Officer	—	2,640,384	89,196	2,729,580
(1)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $12.21 on December 31, 2022. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2022 of stock options that would become non-forfeitable in this case.

(2)
Benefits to be continued consist of twelve months of the Monthly Medical Payments, benefit continuation and HSA premiums paid by the Company for 12 months following such termination, and up to 29 additional months of COBRA coverage.

Potential Payments Due to Retirement
The following sets forth quantitative estimates of the benefits that would have accrued to Mr. Crowley and Ms. Quimi on December 31, 2022 if they had elected to retire. Mr. Crowley and Ms. Quimi were the only named executive officers to qualify for the retirement benefit in 2022.
Name and Principal Position	Value of RSU & PRSU Vesting ($)(1)	Value of Stock Option Vesting ($)(1)	Total ($)
Daphne Quimi Chief Financial Officer	$2,494,609	$95,188	$2,589,797
John F. Crowley Executive Chair and former CEO	8,731,660	338,861	9,070,521
(1)
Value of the equity that would accelerate upon such event is calculated using the closing stock price of $12.21 on December 31, 2022. In the case of stock options, the amount shown reflects the option “spread” (i.e., the difference between the option exercise price and the fair market value of our common stock) as of December 31, 2022 of stock options that would become non-forfeitable in this case.

CEO Pay Ratio
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the following disclosure regarding the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (the “Pay Ratio”).
In 2022 we identified our median employee by determining the 2022 total annualized target cash compensation for all of our global employees (excluding Mr. Campbell who was serving as the Chief Executive Officer at the time of the identification), whether employed on a fulltime, part-time, or seasonal basis, who were employed by us on October 1, 2022 as our consistently applied compensation measure. Total annualized target cash compensation for these purposes consists of annualized base salary and annual target bonus. The median employee identified following this method did not receive an equity award during the relevant period, whereas most of our employees do. Accordingly, as permitted by SEC rules, the

Company elected to select the next employee on the list as its median employee as we believe their total compensation to be more representative of our workforce. Once we identified our median employee, we calculated such employee’s annual total compensation for 2022 in the same manner that we determined the total compensation of our Chief Executive Officer for purposes of the Summary Compensation Table disclosed above.
On August 1, 2022, Mr. Campbell succeeded Mr. Crowley as the Company’s Chief Executive Officer. We elected to calculate the pay ratio using Mr. Campbell’s total compensation for 2022, since he was serving as our Chief Executive Officer on October 1, 2022. In accordance with SEC rules, and for purposes of the calculation, we annualized Mr. Campbell’s Chief Executive Officer base salary, by assuming that he would have earned an aggregate of $625,000 for 2022 had he been Chief Executive Officer for the entire year ($33,960 more than the amount indicated in the “Salary” column of the Summary Compensation Table). We did not make any adjustments to Mr. Campbell’s bonus payout, since his target bonus opportunity was already calculated based on a percentage of his annualized Chief Executive Officer base salary rate. We also did not make any adjustments to Mr. Campbell’s equity award values as shown in the Summary Compensation Table, because those values include both Mr. Campbell’s initial 2022 equity grants and the equity grant that he received in connection with his promotion.
For the year ended December 31, 2022, (i) the annual total compensation of our Chief Executive Officer calculated according to this method was $9,031,826; (ii) the annual total compensation of our median employee was $203,222; and (iii) based on this information, we reasonably estimate our Pay Ratio to be 44:1. Because the SEC rules for identifying the median employee and calculating the Pay Ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the Pay Ratio calculation presented above is a reasonable estimate and may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the Named Executive Officers or how the Compensation and Leadership Development Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation and Leadership Development Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 25.
The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our non-PEO named executive officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 42, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.
Year (a)	Summary Compen- sation Table Total for PEO: John F. Crowley ($) (b)	Summary Compen- sation Table Total for PEO: Bradley L. Campbell ($) (b)	Compen- sation Actually Paid to PEO: John F. Crowley ($) (c)	Compen- sation Actually Paid to PEO: Bradley L. Campbell ($) (c)	Average Summary Compen- sation Table Total for non-PEO Named Executive Officers ($) (d)	Average Compen- sation Actually Paid to non-PEO Named Executive Officers ($) (e)	Value of Initial Fixed $100 Investment on Dec. 31, 2019 Based on		Net Income ($) (thous- ands) (h)	Net Product Sales ($) (thous- ands) (i)
							Total Share- holder Return (f)	Peer Group Total Share- holder Return (g)
2022	$10,001,131	$8,997,866	10,806,940	$9,556,649	$3,270,640	$3,208,762	$122	$110	$(236,568)	$329,233
2021	9,990,032	—	(13,481,915)	—	3,307,641	(3,681,239)	119	125	(250,460)	305,514
2020	11,315,124	—	37,594,876	—	3,232,985	8,997,906	237	126	(276,852)	260,886
Names of PEO and Other NEOs (Column (b); Column (c); Column (d); Column (e))
2022: PEOs: John F. Crowley served as our PEO through August 1, 2022 and Bradley L. Campbell became our PEO effective August 1, 2022; Other NEOs: Daphne Quimi, Ellen S. Rosenberg, David M. Clark, and Jeffrey P. Castelli.
2021: PEO: John F. Crowley; Other NEOs: Bradley L. Campbell, Daphne Quimi, Ellen S. Rosenberg, David M. Clark, and Hung Do.
2020: PEO: John F. Crowley; Other NEOs: Bradley L. Campbell, Daphne Quimi, Ellen S. Rosenberg, Hung Do, and Jay Barth.
Adjustments to Calculate Compensation Actually Paid to PEO (Column (c)) and Average Compensation Actually Paid to Other NEOs (Column (e))
The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO(s) (Columns (b) and (c)) and our Other NEOs (Column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).
	2022			2021		2020
Adjustments	PEO: John F. Crowley	PEO: Bradley L. Campbell	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
SCT Totals	$10,001,131	$8,997,866	$3,270,640	$9,990,032	$3,307,641	$11,315,124	$3,232,985
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	(8,122,327)	(8,013,779)	(2,540,515)	(7,927,324)	(2,536,712)	(7,972,462)	(2,444,876)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	9,660,582	8,908,774	2,670,154	3,494,888	1,127,092	20,957,289	5,365,039

	2022			2021		2020
Adjustments	PEO: John F. Crowley	PEO: Bradley L. Campbell	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	391,911	188,427	107,386	(11,768,843)	(3,516,814)	11,187,359	2,592,973
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	—	—	—	—	—	—	12,278
(Deduct) Add: Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	357,923	167,091	86,488	(5,922,905)	(1,712,039)	2,367,147	502,296
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	(1,482,280)	(691,730)	(385,391)	(1,347,763)	(350,407)	(259,581)	(262,789)
CAP Amounts (as calculated)	$10,806,940	$9,556,649	$3,208,762	($13,481,915)	($3,681,239)	$37,594,876	$8,997,906

*	Amounts presented are averages for the entire group of non-PEO NEOs in each respective year
Total Shareholder Return (Column (f); Column (g))
The share prices illustrate the cumulative total shareholder return (“TSR”) each year of Amicus common stock and of the Nasdaq Biotechnology Index (the “Peer Group”) since December 31, 2019, of a $100 investment. All values assume reinvestment of the full amount of all dividends, however no dividends have been declared on our common stock to date. The Peer Group used in this disclosure is the same Peer Group used in Part II, Item 5 of our Form 10-K.
Net Income (Column (h))
Reported in the Company’s Consolidated Statements of Operations included in our Form 10-K as “Net Loss,” which is how we’ve referred o this performance measure in the graphs that follow.
Net Product Sales (Column (i))
Net product sales as reported in the Company’s Consolidated Statements of Operations included in our Form 10-K. Net product sales was determined to be the most important financial performance measure linking CAP to Company performance for 2022 and therefore was selected as the 2022 “Company-Selected Measure” as defined in Item 402(v).
Financial Performance Measures
The following table lists the financial performance measures that, in the Company’s assessment, represent the most important performance measures used to link CAP for our Named Executive Officers to Company performance for 2022.

Net Product Sales (Company-Selected Measure)
Relative Total Shareholder Return (TSR)
Non-GAAP Operating Expenses
Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of “compensation actually paid” to our PEO and Other NEOs to (i) the Company’s net product sales growth and net loss and (ii) TSR of both the Company and the Nasdaq Biotechnology Index.
CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the years presented. In light of the significant weighting of long-term stock-based incentives in our pay mix (which approximates a range of 79%-89% for our PEOs and 74%-78% for our Other NEOs, of total compensation) due to the intended alignment between our executives and stockholders, the CAP values are significantly influenced by the value of our stock price. CAP in 2021 reflects a significant decrease in the value of prior year awards and awards granted in 2021 compared to their grant date. Conversely, CAP in 2022 reflects a modest increase in the value of prior year awards and awards granted in 2022 compared to their grant date offset by prior year performance-based awards that failed to meet applicable vesting conditions.

Director Compensation
Pursuant to our Director Compensation Policy, each non-employee member of our Board received the following cash compensation for Board services during 2022, as applicable:
•	$47,500 per year for service as a Board member;
•	$30,000 per year for service as Lead Independent Director;

•	$30,000 per year for service as chairperson of the Audit and Compliance Committee (inclusive of committee membership fees described in the last bullet below);
•	$20,000 per year for service as chairperson of the Compensation and Leadership Development Committee (inclusive of committee membership fees described in the last bullet below);
•	$12,500 per year for service as chairperson of the Nominating and Corporate Governance Committee (inclusive of committee membership fees described in the last bullet below);
•	$16,000 per year for service as chairperson of the Science and Technology Committee (inclusive of committee membership fees described in the last bullet below); and
•
$10,000 per year for service as a member of the Audit and Compliance Committee and $7,500 per year for service as a member of the Compensation and Leadership Development Committee, the Nominating and Corporate Governance Committee or the Science and Technology Committee.

In 2022 each director received an annual grant of non-qualified options and RSUs worth $325,000, with 2/3 of the value assigned to the non-qualified stock options, and 1/3 of the value assigned to RSUs. The grant date is the date of our Annual Meeting of Stockholders and each grant will vest in full on the first anniversary of the grant date. The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value of a share on the date of grant. Options will have a maximum term of 10 years measured from the grant date, subject to earlier termination in the event of the director’s cessation of Board service.
Newly appointed independent Board members receive non-qualified options and RSUs valued at $487,500, consisting of 50% RSUs and 50% Options. The exercise price of each option granted will be equal to 100% of the fair market value of a share on the date of the grant. Unlike the annual grant to our directors, but consistent with our grants to our named executive officers, these initial grant awards vest over a four-year period. The RSUs granted to each newly appointed director vest 25% per year on the anniversary of the grant date whereas the options will vest 25% on the first anniversary of the date of grant with the remainder vesting ratably each month thereafter over a three-year period. Vesting of these initial grant awards is conditioned on the director’s continued service through each vesting date. We expect to make additional initial grants of stock options and RSUs to any newly appointed independent Board members in the future.
Director Compensation Table
The following table provides information regarding the compensation that each of our non-employee directors earned during the year ended December 31, 2022.
Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Lynn D. Bleil	70,000	108,333	216,667	395,000
Robert Essner	25,433(3)	—	—	25,433
Michael Kelly	65,000	108,333	216,667	390,000
Margaret G. McGlynn	75,000	108,333	216,667	400,000
Michael G. Raab	100,000	108,333	216,667	425,000
Eiry W. Roberts, M.D.	62,500	108,333	216,667	387,500
Glenn P. Sblendorio	77,500	108,333	216,667	402,500
Craig A. Wheeler	71,000	108,333	216,667	396,000
Burke W. Whitman	65,000	108,333	216,667	390,000
(1)	Represents fees earned by non-employee director pursuant to Director Compensation Policy.
(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Assumptions made in this valuation are discussed in Form 10-K, at Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share-based Compensation. Subject generally to continued service, annual director grants vest at the following year’s Annual Meeting while the initial director grants vest over four years.

(3)	Mr. Essner retired from the Board on June 9, 2022. The amount in this column represents the fees he earned prior to his departure.

As of December 31, 2022, our non-employee directors had the following number of stock options outstanding:
Name	Aggregate Options Outstanding	Vested/ Unvested
Lynn D. Bleil	134,186	88,763/45,423
Robert Essner	169,306	169,306/0
Michael A. Kelly	95,756	43,218/52,538
Margaret G. McGlynn	214,729	169,306/45,423
Michael G. Raab	214,729	169,306/45,423
Eiry W. Roberts, M.D.	86,048	15,232/70,816
Glenn P. Sblendorio	214,729	169,306/45,423
Craig A. Wheeler	174,729	129,306/45,423
Burke W. Whitman	126,072	77,376/48,696
Non-employee directors are also eligible to defer board fees pursuant to the terms of the Cash Deferral Plan and restricted stock units pursuant to the terms of the Stock Deferral Plan, each plan described more fully above.
As of December 31, 2022, our non-employee directors had the following number of restricted stock units outstanding:
Name	Aggregate Restricted Stock Units Outstanding
Lynn D. Bleil	34,891(1)
Robert Essner	—
Michael A. Kelly	17,090
Margaret G. McGlynn	37,972(2)
Michael G. Raab	12,671
Eiry W. Roberts, M.D.	29,741
Glenn P. Sblendorio	12,671
Craig A. Wheeler	12,671
Burke W. Whitman	14,762
(1)
The number of restricted stock units outstanding includes 6,250 RSUs that vested on June 4, 2020, 5,855 RSUs that vested on June 4, 2021 and 10,115 RSUs that vested on June 10, 2022 but were otherwise deferred to June 4, 2025, a separation from service, and June 4, 2025, respectively.

(2)
The number of restricted stock units outstanding includes 3,081 RSUs that vested on June 27, 2019, 6,250 RSUs that vested on June 4, 2020, 5,855 RSUs that vested on June 4, 2021 and 10,115 RSUs that vested on June 10, 2022 but were otherwise deferred to June 27, 2023, June 4, 2024, June 4, 2025 and June 10, 2026, respectively.

Non-Qualified Deferred Compensation for Non-Employee Directors
Our Deferral Plans cover our executive officers and members of our Board. The Company does not match participants’ voluntary contributions to the deferral plan.
Name and Principal Position	Director Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year
Lynn D. Bleil	84,460(1)	15,571(2)	—	421,133(3)
Margaret G. McGlynn	84,460(1)	49,067(4)	—	308,925(3)
Glenn P. Sblendorio	—	($12,272)(5)	—	$102,245(3)
(1)	Represents the vesting date value of 10,115 shares underlying deferred RSUs that otherwise would have been delivered had the director not deferred.
(2)
Includes $31,462 investments losses determined by the hypothetical investments elected by Ms. Bleil in the last fiscal year under the Cash Deferral Plan and $47,033 in gains under the RSU Deferral Plan, represented as the difference between the vesting date value of 10,115 deferred RSUs and December 31, 2021 value of 12,105 RSUs, and their value as of December 31, 2022.

(3)	This amount includes compensation earned and deferred in prior years, which was disclosed in the Summary of Non-Employee Director Compensation Table in prior year Proxy Statements.
(4)
Consists of gains under the RSU Deferral Plan, represented as the difference between the vesting date value of 10,115 deferred RSUs and December 31, 2021 value of 25,301 RSUs, and their value as of December 31, 2022.

(5)	Consists of investments losses determined by the hypothetical investments elected by Mr. Sblendorio in the last fiscal year under the Cash Deferral Plan.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act requires our directors and certain executive officers (“Section 16 Officers”) to file with the SEC specified forms detailing both ownership of and changes to each individuals’ holdings of any class of equity securities of the Company. As a practical matter, the Company assists its directors and Section 16 Officers with their compliance by monitoring these transactions and completing and filing these forms on their behalf. Following a review of the forms filed in the 2022 fiscal year and internal written correspondence regarding the same, we believe that all such reports were filed in a timely manner except for one Form 4 for Mr. Campbell, representing a grant of RSUs. Mr. Campbell’s Form 4 was late due to administrative error and subsequently filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 12, 2023 for (a) the executive officers named in the Summary Compensation Table contained in this Proxy Statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
We deem shares of Common Stock that may be acquired by an individual or group within 60 days of April 12, 2023 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 283,338,193 shares of Common Stock outstanding on April 12, 2023.
Unless otherwise indicated below, the address of each of the individuals named below is: c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Redmile Group, LLC(1) One Letterman Drive, Bldg. D, Suite D3-300 San Francisco, CA 94129	28,599,494	9.99%
Entities affiliated with Perceptive Advisors LLC(2) 51 Astor Place, 10th Floor New York, NY 10003	27,642,917	9.8%
Entities affiliated with Avoro Capital Advisors LLC (3) 110 Greene Street, Suite 800 New York, NY 10012	26,800,000	9.5%
Entities affiliated with The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	26,538,371	9.4%
Entities affiliated with BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	20,133,992	7.1%
Entities affiliated with Morgan Stanley (6) 1585 Broadway New York, NY 10036	17,585,016	6.2%
Named Executive Officers and Directors	Number of Shares Beneficially Owned	Percentage Of Shares Beneficially Owned
Bradley L. Campbell(7)	1,552,709	*
Daphne Quimi(8)	749,912	*
John F. Crowley(9)	2,092,038	*
Ellen S. Rosenberg(10)	634,886	*
David M. Clark(11)	414,176	*
Jeffrey P. Castelli(12)	601,542	*
Glenn P. Sblendorio(13)	273,515	*
Michael G. Raab(14)	259,741	*
Margaret G. McGlynn(15)	215,543	*
Craig A. Wheeler(16)	218,515	*
Lynn D. Bleil(17)	172,391	*
Burke W. Whitman(18)	202,081	*
Michael A. Kelly(19)	117,621	*
Eiry W. Roberts, M.D.(20)	89,780	*
All directors and executive officers as a group (14 persons)	6,045,263	2.1%
*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.

(1)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2023 by Redmile Group, LLC (“Redmile”). As of December 31, 2022, Redmile reported shared voting and dispositive power of 28,599,494 shares of common stock. Redmile’s reported beneficial ownership is comprised of 20,249,789 shares of common stock and 8,349,705 shares of common stock issuable upon the exercise of certain warrants; such warrants contain a “beneficial ownership blocker” whereby their exercise is prohibited if the holder’s beneficial ownership would exceed 9.99% of the total common stock of the Company outstanding.

(2)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2023 by Perceptive Advisors LLC (“Perceptive”). As of December 31, 2022 Perceptive reported shared voting and dispositive power of 27,642,917shares of common stock.

(3)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2023 by Avoro Capital Advisors LLC (“Avoro”). As of December 31, 2022, Avoro reported sole voting and dispositive power of 26,800,000 shares of common stock.

(4)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). As of December 30, 2022, Vanguard reported shared voting power of 457,387 shares of common stock, sole dispositive power of 25,849,532 shares of common stock and shared dispositive power of 688,839 shares of common stock.

(5)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. (“BlackRock”). As of December 31, 2022, BlackRock reported sole voting power of 19,832,411 shares of common stock and sole dispositive power of 20,133,992 shares of common stock.

(6)
This information is provided solely in reliance upon information included in a Schedule 13G filed with the SEC on February 8, 2023 by Morgan Stanley. As of December 30, 2022, Morgan Stanley reported shared voting power of 17,399,354 shares of common stock and shared dispositive power of 17,585,016 shares of common stock.

(7)
Consists of 1,142,132 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 410,577 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(8)
Consists of 499,921 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 249,991 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(9)
Consists of 716,618 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 1,207,692 shares issuable upon the exercise of stock options within 60 days of April 12, 2023 in a trust f/b/o Mr. Crowley’s children, 102,833 shares held directly by Mr. Crowley and 64,895 shares held by a trust f/b/o Mr. Crowley. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(10)
Consists of 495,624 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 124,262 shares held directly by Ms. Rosenberg and 15,000 shares held by her spouse. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(11)
Consists of 305,017 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 109,159 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(12)
Consists of 380,650 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 220,892 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(13)
Consists of 214,729 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 12,671 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 46,115 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(14)
Consists of 199,729 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 12,671 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 47,341 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(15)
Consists of 199,729 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 15,814 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(16)
Consists of 174,729 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 12,671 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 31,115 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(17)
Consists of 134,186 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023 and 38,205 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(18)
Consists of 126,072 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 12,671 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 63,338 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(19)
Consists of 90,417 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 12,671 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 14,533 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

(20)
Consists of 65,731 shares issuable upon the exercise of stock options exercisable within 60 days of April 12, 2023, 18,360 restricted stock units scheduled to vest within 60 days of April 12, 2023 and 5,689 shares held of record. Excludes shares issuable upon the exercise of stock options that are first exercisable after June 11, 2023 and both unvested and deferred restricted stock units as of June 12, 2023.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Board maintains a formal written policy for the review of any transaction, arrangement or relationship in which Amicus is a participant and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect interest. If a related party proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related party transaction,” the related party must report the proposed transaction to our Chief Financial Officer. The proposed related party transaction must be reviewed and, if deemed appropriate, approved by the Board’s Audit and Compliance Committee prior to entry into such transaction, or ratified as soon as reasonably practicable after discovery that approval is required.
The Audit and Compliance Committee may approve or ratify the transaction only if the Audit and Compliance Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests and does not violate its Code of Business Conduct and Ethics. Any related party transactions that are ongoing in nature will be reviewed annually. The Audit and Compliance Committee will review and consider such information regarding the related party transaction as it deems appropriate. In the last fiscal year, the Company did not enter into any transactions disclosable pursuant to Item 404(a) of Regulation S-K.

PROPOSAL NO. 2—APPROVE THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
Overview
In this proposal, we are requesting stockholders approve the amendment and restatement of the Amicus Amended and Restated 2007 Equity Incentive Plan (as amended, the “2007 Plan”) to increase the number of shares of Common Stock available for issuance under the 2007 Plan by 5,000,000 shares. The Board approved the amendment and restatement of the 2007 Plan on April 13, 2023 subject to and effective upon stockholder approval. The 2007 Plan, as amended and restated if this proposal is approved, is described in more detail below. If this proposal is not approved by our stockholders, the amendment and restatement of the 2007 Plan will not become effective, but the 2007 Plan will remain in effect in accordance with its present terms.
Recommendation:
The Board of Directors recommends the vote “FOR” the approval of the Amended and Restated 2007 Equity Incentive Plan.
We are asking our stockholders to approve the 2007 Plan. The Compensation and Leadership Development Committee approved the 2007 Plan, subject to approval of the Board and the stockholders, and the Board approved the 2007 Plan, subject to approval of the stockholders.
The 2007 Plan is substantially similar to the existing version of the Amended and Restated 2007 Equity Incentive Plan (the “Existing Plan”) last approved by stockholders at the 2022 annual meeting. The only change on which our stockholders will be voting on is an increase of 5,000,000 shares of Common Stock available for issuance as equity incentive awards, including for the issuance of full-value equity awards.
Background and Reason for the Proposal
Equity compensation has historically been a key element of our compensation program. The ability to grant stock options and restricted stock units has enabled us to attract and retain highly talented employees. Additionally, equity awards have also allowed us to link incentive rewards to Company performance, to encourage employee ownership in our stock and to align the interests of employees with those of our stockholders. Equity based compensation is a common form of compensation in our industry. Without the ability to grant stock options and restricted stock units, we would be at a disadvantage against our competitors for recruiting and retaining key talent. We expect that we will be required to grow our employee population over the coming years to meet the requirements of a global commercial enterprise. If we did not expand the pool of shares available, we would also be unable to offer competitive total compensation packages necessary to attract, retain and motivate individuals critical to our future success.
The purpose of the 2007 Plan is to encourage ownership of our Common Stock by employees and directors of the Company and to provide additional incentive for them to promote the success of the Company’s business through the grant of awards of, or relating to, shares of the Company’s Common Stock. As of March 31, 2023, there were 9,292,660 shares remaining for issuance under the Existing Plan. We are therefore seeking approval of the 2007 Plan in order to make an additional 5,000,000 shares of our Common Stock available for issuance as Awards under the 2007 Plan.
The Board believes that the 2007 Plan will serve a critical role in attracting and retaining officers and employees and in motivating these individuals to strive to meet our goals and that, without the additional shares which may be offered under the 2007 Plan, we would be at a competitive disadvantage to our peers. The Board further believes that the increased number of shares that would be available for issuance under the 2007 Plan would provide the Compensation and Leadership Development Committee with the flexibility to make the types and amounts of awards it believes are necessary to attract and retain qualified individuals. As our employee base continues to grow, the Board believes that it is in the best interests of the Company and its stockholders to make reasonable increases to the number of shares available for issuance under the 2007 Plan, based on year-over-year forecasts, to ensure that the Company can keep pace with such growth and continue attracting the best possible talent as the Company completes its transition into a fully integrated, global commercial company.

Considerations Relating to the Additional Shares Under the 2007 Plan
In recommending the 2007 Plan to the Board for approval, the Compensation and Leadership Development Committee reviewed analyses prepared by Pay Governance, the committee’s independent compensation consultant. Considerations taken into account by the Compensation and Leadership Development Committee included the following:
•	Competitiveness
The market for high caliber, experienced talent in our industry and in our geographic location is extremely competitive. We compete not only with other similar sized and larger biotechnology companies, but we also compete for talent directly with much larger pharmaceutical companies that have significantly greater resources and generous compensation practices. Our ability to grant equity awards is critical to our ability to be competitive and to attract, retain and motivate the talent we need to best position our Company for success.
•	Limited duration of current shares available
If we do not increase the shares available for issuance under the Existing Plan, we expect the number of available shares under the Existing Plan to be substantially depleted by January 2024 and that we would then be unable to continue to grant broad-based equity awards. If our stockholders approve the amendment and restatement, we estimate that the shares reserved for issuance under the 2007 Plan, as amended and restated, would be sufficient for up to 12-18 months of awards based on projected increase in overall number of employees, projected employee turnover and historical grant practices.
•	Employee growth/turnover
The number of full-time employees decreased from 496 at December 31, 2021 to 484 at December 31, 2022. For 2023 and 2024, we are projecting hiring patterns and employee turnover in-line with our peer group and the biotechnology industry generally. In 2022, we had a total of 10 new hires and promotions involving positions at the vice president level or higher. Accordingly, we anticipate an increase in new hire equity grants in 2023 and 2024, which are traditionally 75% to 225% greater in value than annual grants. As the overall number of employees generally increases, we are planning for a resulting increase in annual equity grants as well.
•	Broad-based equity programs
We believe broad-based equity programs are important to our ability to attract, retain and motivate employees throughout the Company and align employee interests with those of our stockholders. Historically, less than 30% of the total equity awards granted under the Existing Plan have gone to our named executive officers.
•	Share under the plan as of March 31, 2023
Number of shares available for Grant under the Existing Plan: As of March 31, 2023, 9,292,660 shares remained Available for issuance under the Existing Plan. There are no shares available to grant under prior incentive plans.
Number of Outstanding Awards Under All Plan: As of March 31, 2023, there were 23,437,201 outstanding stock options, which had a weighted average exercise price of $11.51 and a weighted average remaining contractual life of 7.05 years, 7,714,750 RSU awards outstanding, and 1,714,944 PRSU awards outstanding at target level.
Burn Rate: Burn rate measures our usage of shares for our stock plans as a percentage of our outstanding shares. For 2022, 2021 and 2020, our burn rate was 3.37%, 1.64% and 2.34%, respectively, resulting in an average burn rate of 2.45% over a three-year period. The rates were calculated by dividing the number of shares subject to awards granted during the year, net of forfeitures and cancellations, by the weighted average number of shares outstanding during the year.
Eligible Participants/Administration
The 2007 Plan provides for the grant of stock options, restricted stock units, restricted stock, other stock awards and Performance Awards to our employees, directors, and consultants, as well as the employees, directors, and consultants of our affiliates (although incentive stock options may only be granted to our employees and the employees of our subsidiary corporations).
As of March 31, 2023, approximately 490 employees and eight directors (not including Mr. Crowley and Mr. Campbell, who are included in the number of employees) were eligible to participate in the 2007 Plan. The 2007 Plan will be administered by the Compensation and Leadership Development Committee of our Board, provided that the Board may itself exercise any of the powers and responsibilities assigned to the Committee under the 2007 Plan. Subject to the provisions of the 2007 Plan, the Compensation and Leadership Development Committee has been granted the discretion to determine when awards are made, which service providers receive awards, the form of an award, the number of shares subject to each award, and all other relevant terms of the award, including vesting and acceleration of vesting, if any. The Compensation and Leadership

Development Committee also has been granted broad discretion to construe and interpret the 2007 Plan and adopt rules and regulations thereunder. The Compensation and Leadership Development Committee also may delegate to an executive officer or officers the authority to grant awards under the 2007 Plan to non-officer employees and consultants, subject to such guidelines as the Compensation and Leadership Development Committee establishes.
Number of Shares Authorized Under the 2007 Plan
Under the Existing Plan, the number of authorized shares of our Common Stock available for issuance after the original effective date of the 2007 Plan is 49,558,703 shares, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events. If the amendment and restatement of the 2007 Plan is approved by the stockholders, this will increase by 5,000,000 shares. All of these shares would be available for issuance in respect of stock options (including incentive stock options). No more than 44,558,703 of the shares of Common Stock are available for issuance under the 2007 Plan after the original effective date of the 2007 Plan (and following approval of the requested 5,000,000 share increase) as awards of restricted stock, restricted stock units, performance restricted stock units, stock grants and any other similar awards whose intrinsic value is not solely dependent on appreciation in the price of our Common Stock after the date of grant. If any shares of Common Stock covered by an award granted under the 2007 Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or has been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares covered by such award shall again be, or shall become, shares with respect to which awards may be granted under the 2007 Plan. However, shares of Common Stock underlying awards under the 2007 Plan that have been used to satisfy withholding obligations or pay an exercise price will not again be available for a future award.
Subject to such adjustments as provided below, no employee will, in a single calendar year, be granted awards under the 2007 Plan with respect to more than 5,000,000 shares of Common Stock.
Summary of the 2007 Plan
This section summarizes certain key features of the 2007 Plan, which remains unchanged from prior stockholder approval, except for the requested increase in shares. The summary is qualified in its entirety by reference to the complete text of the 2007 Plan. Stockholders are urged to read the actual text of the 2007 Plan in its entirety which is set forth in Exhibit A to this proxy statement.
Term of the 2007 Plan
No award may be granted under the 2007 Plan after April 2026, which is the 10th anniversary of the date on which the term of the 2007 Plan was last extended. Awards granted prior to the expiration of the 2007 Plan shall not expire solely by reason of the termination of the plan.
Terms and Conditions of Options
Options granted under the 2007 Plan shall be, as determined by the Compensation and Leadership Development Committee, non-qualified or incentive stock options for federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as determined by the Compensation and Leadership Development Committee:
Option Exercise Price. The price at which shares of Common Stock may be acquired under each non-qualified stock option and incentive stock option shall not be less than 100% of the fair market value of a share on the date such option is granted; provided, however, that the exercise price of any incentive stock option granted to any participant who, at the time of grant, owns more than 10% of the total combined voting power of all classes of the Company’s stock (a “Ten Percent Holder”) shall be at least 110% of the fair market value of the stock on the date of such grant.
Exercisability. Options granted under the 2007 Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Compensation and Leadership Development Committee; provided, however, that in no event shall an option be exercisable more than ten years after its grant date (or five years after its grant date, in the case of an option granted to a Ten Percent Holder). An option may be exercised by a participant providing written notice specifying the number of shares of Common Stock with respect to which the option is then being exercised. The purchase price for the shares as to which an option is exercised shall be paid to the Company pursuant to one or more of the following methods:
(i)	cash or check payable to the Company;
(ii)
shares of Common Stock having a fair market value equal to the aggregate option exercise price for the shares being purchased, and only with the Compensation and Leadership Development Committee’s approval; or

(iii)
if there is a public market for the shares at such time, through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of Common Stock subject to any option in a brokered transaction (other than to the Company), with the proceeds of such sale to be delivered to the Company to the extent necessary to satisfy the option exercise price.

No participant shall be deemed for any purpose to be a stockholder of the Company with respect to any shares of Common Stock issuable pursuant to an option (and no exercise of an option granted under the 2007 Plan will be effective) until the participant has given written notice of exercise of the option, has paid in full for such shares and has made arrangements to satisfy any tax withholding due in connection with such exercise.
Terms and Conditions of Restricted Stock
Shares of restricted stock may be issued under the 2007 Plan for such consideration, in cash, other property or services, or any combination thereof, as determined by the Compensation and Leadership Development Committee. During the period of time in which the shares of restricted stock are subject to a risk of forfeiture (the “Restriction Period”), such shares shall be subject to limitations on transferability and a risk of forfeiture arising on the basis of such conditions related to the performance of services, Company performance or otherwise as the Compensation and Leadership Development Committee may determine and set forth in an award agreement. Any such risk of forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Compensation and Leadership Development Committee on such basis as it deems appropriate. Except as otherwise provided in the 2007 Plan or an applicable award agreement, at all times prior to the lapse of the Restriction Period, the participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares of restricted stock.
Terms and Conditions of Restricted Stock Units
Each restricted stock unit (“RSU”) shall entitle the recipient to a share of Common Stock at the close of a Restriction Period as established by the Compensation and Leadership Development Committee and subject to a risk of forfeiture arising on the basis of such conditions related to the performance of services, Company performance or otherwise as the Compensation and Leadership Development Committee may determine and set forth in an award agreement. Any such risk of forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Compensation and Leadership Development Committee on such basis as it deems appropriate. A participant holding RSUs shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock subject to such RSUs until the Restriction Period with respect to such RSUs shall have closed and such shares of Common Stock shall have been issued in respect of such RSUs.
Terms and Conditions of Stock Grants
Stock grants are unrestricted shares of our Common Stock. Stock grants may be issued under the 2007 Plan for such consideration, in cash or other property or services, or any combination thereof, as determined by the Compensation and Leadership Development Committee. Stock grants may be awarded in such circumstances as the Compensation and Leadership Development Committee deems appropriate, including in recognition of significant contributions to the success of the Company or in lieu of compensation otherwise already due.
Terms and Conditions of Performance Awards
The Compensation and Leadership Development Committee may grant Performance Awards under the 2007 Plan, which may be denominated as a number of shares of Common Stock or a specified number of other awards (or a combination of both). Generally, Performance Awards require satisfaction of pre-established Performance Goals (as defined in the following sentence). The potential performance metrics include: cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; income or net income; operating income, net operating income or net operating income after tax; operating profit or net operating profit; operating margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; and/or merger and acquisitions (each, a “Performance Goal” and collectively the “Performance Goals”). Such Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual grantee or any subsidiary, division, department, or function within the Company and may be measured on an absolute or relative basis.
The Compensation and Leadership Development Committee may provide, at the time a Performance Goal is established, that adjustments will be made to the applicable Performance Goal to take into account, in the manner specified by the Compensation and Leadership Development Committee, the impact of one or more of the following:
•	gain or loss from all or certain claims and/or litigation and insurance recoveries,
•	the impairment of tangible or intangible assets,
•	stock-based compensation expense,
•	extraordinary, unusual, or infrequently occurring events reported in the Company’s public filings,
•	restructuring activities reported in the Company’s public filings,
•	investments, dispositions, or acquisitions,
•	loss from the disposal of certain assets,
•	gain or loss from the early extinguishment, redemption, or repurchase of debt,
•	cash or non-cash charges related to site closings,
•
changes in accounting principles, or any other item, event or circumstance that would not cause an award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to the extent such exemption is available.

Transferability
Unless otherwise determined by the Compensation and Leadership Development Committee, an award (other than a stock grant) shall not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. However, the applicable award agreement or the Compensation and Leadership Development Committee may provide that a non-qualified statutory stock option, shares of restricted stock or RSUs may be transferred by the participant to a family member, so long as such transfer is without payment of any consideration.
Death, Disability or Retirement
The participants in the 2007 Plan are generally eligible for the retirement benefits set forth below, if such participant meets the following criteria at the time of such participant’s termination of service:
•	The participant must have at least 5 years of continuous service;
•	The participant must be at least 55 years of age; and
•	The sum of the participant’s age and years of service with the Company must equal or exceed 67 years.
The retirement benefits (collectively, the “Equity Retirement Benefits”) are:
•
Options: any unvested Options otherwise scheduled to vest until the second anniversary of the participant’s separation will continue to vest and become exercisable as scheduled, and all vested Options (including those eligible to vest pursuant to the preceding clause) shall remain exercisable until the earlier of the (i) the 4th anniversary of the date of such separation, or (ii) the original expiration date of the term of the Option; any options not exercised in such period shall be forfeited with no further compensation due to the participant.

•
RSUs and Restricted Stock: any unvested RSUs or restricted stock that would otherwise vest up to the second anniversary of the participant’s separation shall have accelerated vesting; any RSUs or restricted stock scheduled to vest beyond the two-year date shall be forfeited with no further compensation.

•
PRSUs: a prorated portion of the participant’s PRSUs (based on the participant’s period of service with the Company during the performance period) would remain eligible to vest based upon actual performance through the end of the applicable performance period.

The same Equity Retirement Benefits described above will also be provided to any participant upon a termination of service due to such participant’s death or disability.

Change in Control
Subject to the applicable provisions of the award agreement, in the event of a change of control of the Company after the effective date of the 2007 Plan, the Compensation and Leadership Development Committee generally shall have the discretion to provide for any or all of the following:
•	the acceleration, in whole or in part, of any or all outstanding options that are not exercisable in full at the time of the change of control;
•	the lapse or termination of the risk of forfeiture with respect to outstanding awards of restricted stock and RSUs;
•
the assumption of outstanding options or RSUs, or the substitution of outstanding options or RSUs with equivalent options or RSUs, as the case may be, by the acquiring or succeeding corporation or entity; or

•
the termination of all options and RSUs (other than those assumed or substituted for), which termination may or may not be in exchange for some payment or other consideration, as determined in the sole discretion of the Compensation and Leadership Development Committee.

Adjustments
In the event of any change in the outstanding shares by reason of merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such outstanding shares, an appropriate and proportionate adjustment will be made in (i) the maximum number and kinds of shares that may be issued under the 2007 Plan, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards; (iii) the exercise price for each share or other unit of any other securities subject to then outstanding options; and (iv) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Company repurchase right. In those cases, performance goals applicable to outstanding awards will also be adjusted as necessary or appropriate.
Termination or Amendments to the 2007 Plan
The Board may at any time terminate or make such amendments or modifications of the 2007 Plan as it shall deem advisable; provided, however, that no such amendment or modification shall be made without the consent of a participant if such change would:
•
reduce the number of shares subject to an award, increase the purchase price applicable to shares subject to such award or materially adversely affect the provisions applicable to such award that relate to the vesting or exercisability of such award or the shares subject thereto;

•	result in an incentive stock option no longer being treated as such within the meaning of Section 422 of the Code; or
•	not apply to all other awards outstanding on the date of such amendment or modification.
In addition, stockholder approval may be required for “material amendments” to the 2007 Plan under Nasdaq Listing Rules. Examples of amendments that may be deemed “material” for this purpose include amendments that increase the number of shares of Common Stock available for issuance under the 2007 Plan (other than adjustments to reflect mergers, recapitalizations, stock splits or similar events or transactions), that expand the types of awards available or the persons eligible to receive awards under the 2007 Plan, or that extend the term of the 2007 Plan.
No Repricing of Stock Options Without Stockholder Approval
Without the approval of stockholders, the Compensation and Leadership Development Committee may not, directly, or indirectly, reduce the exercise price of options outstanding under the 2007 Plan (other than for adjustments to reflect mergers, recapitalizations, stock splits or similar events or transactions).
Federal Income Tax Consequences Relating to Awards Under the 2007 Plan
The current United States federal income tax treatment of awards under the 2007 Plan is generally described below. This description of tax consequences is not a complete description. There may be different income tax consequences under certain circumstances, and there may be gift and estate tax consequences. Local, state, and other taxing authorities may also tax awards under the plan. Tax laws are subject to change.

Incentive Stock Options
There generally are no federal income tax consequences to a participant or to the Company upon the grant of an incentive stock option. A participant will not recognize income for purposes of the regular federal income tax upon the exercise of an incentive stock option. However, for purposes of the alternative minimum tax, in the year in which a participant exercises an incentive stock option the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be included in a participant’s alternative minimum taxable income.
A participant will recognize income when he or she sells stock acquired upon exercise of an incentive stock option. If a participant disposes of the shares acquired upon exercise of an incentive stock option after two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option, a participant will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. The Company will not be entitled to any corresponding tax deduction.
If a participant disposes of shares acquired upon the exercise of an incentive stock option before satisfying both holding period requirements (a “disqualifying disposition”), a participant’s gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price. The Company will generally be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the participant held the shares before the disposition.
Nonqualified Stock Options
There are generally no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid. The Company generally will be entitled to a corresponding federal income tax deduction. The participant will have a tax basis in the shares equal to the exercise price plus the amount of income recognized at the time of exercise.
When a participant sells shares of stock acquired through the exercise of a nonqualified stock option, the participant will have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis in the shares. That gain or loss will be long-term or short-term, depending on the length of time the participant held the shares before the sale.
Restricted Stock
A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the participant or is otherwise no longer subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares), and generally, the Company will be entitled to a deduction in the same amount. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.
A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. When a Section 83(b) election is made, a participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.
Restricted Stock Units
If a participant is granted a RSU, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of a RSU, the fair market value of those shares or the amount of that cash will be taxable to the participant as ordinary income and the Company will receive a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to a RSU will result in capital gain or loss (based on the difference between the price received on disposition and the market value of the shares at the time of their distribution). That gain or loss will be long-term or short-term, depending on the length of time the participant held the shares before the sale.

Stock Grants and Performance Awards
A participant receiving a stock grant will recognize ordinary income equal to the value of the shares at the time of issuance and the Company will be entitled to a congruent deduction. Those shares will then have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.
If a Performance Award is settled by the issuance of unrestricted shares of our Common Stock, the participant receiving the shares will have the same tax consequences as described above with respect to a stock grant. If a Performance Award is settled by the issuance of another type of award under the 2007 Plan, the tax consequences of that other award will be the same as described above with respect to the relevant type of award.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are or were “named executive officers” in the summary compensation table in the issuer’s proxy statement). With respect to grants made prior to November 2, 2017, “qualified performance-based compensation” was not counted against the $1,000,000 deductibility limit. Under the 2007 Plan, options, granted prior to this date, with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” Following the enactment of the Tax Cuts and Jobs Act, the $1,000,000 annual deduction limitation under Section 162(m) applies to all compensation granted to these executive officers with no exception for qualified performance-based compensation. Accordingly, our ability to actually receive a corresponding deduction for the equity awards described above, may be limited.
New Plan Benefits
If the 2007 Plan is approved by stockholders, awards under the 2007 Plan will be determined by the Board or the Compensation and Leadership Development Committee (or its delegate) in its discretion, and it is, therefore, not possible to predict the number, name or positions of persons who will benefit from the 2007 Plan, if it is approved by stockholders, or the terms of any such benefits. However, the following table sets forth information with respect to awards granted under the Existing Plan during the 2022 fiscal year.
Name and Principal Position	Number of Options	Number of Stock Units(1)
Bradley L. Campbell President and Chief Executive Officer	471,525	414,025
Daphne Quimi Chief Financial Officer	134,044	146,272
John F. Crowley Executive Chair and former CEO	438,222	478,198
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	134,044	146,272
David M. Clark Chief People Officer	108,266	118,142
Jeffrey P. Castelli Chief Development Officer	108,266	118,142
All current executive officers as a group	1,394,367	1,421,051
All current directors who are not executive officers as a group(2)	363,384	101,368
All other employees as a group, including all current officers who are not executive officers	3,975,518	3,525,720
(1)	Includes RSUs and PRSUs at target level.
(2)	Excludes Mr. Essner who retired from the Board on June 9, 2022.

In accordance with SEC rules, the following table lists all options and rights granted to the individuals and groups indicated below since the adoption of the 2007 Plan. The awards listed below for the covered executives and directors include the awards listed in the executive and director compensation tables beginning on page 42 and 59, respectively, of this proxy statement and are not additional awards. As of March 31, 2023 the closing price of a share of our Common Stock was $11.09 per share.
Persons or Groups of Persons	Options(1)	RSUs & PRSUs(1)
Bradley L. Campbell President and Chief Executive Officer	2,453,605	1,388,011
Daphne Quimi Chief Financial Officer	956,833	639,411
John F. Crowley Executive Chair and former CEO	4,740,594	2,583,603
Ellen S. Rosenberg Chief Legal Officer and Corporate Secretary	787,028	712,198
David M. Clark Chief People Officer	511,145	505,196
Jeffrey P. Castelli Chief Development Officer	1,027,810	709,757
All current executive officers as a group	10,477,015	6,538,176
All current directors who are not executive officers as a group	853,021	331,996
Each nominee for election as a director	2,568,318	1,432,502
Each associate of any such director, executive officer, or nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees, including all current officers who are not executive officers as a group	39,217,962	17,425,686
(1)
Amounts shown include options, RSUs and PRSUs granted since the original effective date of the 2007 Plan, without regard to whether such awards have resulted in the issuance of shares. Because shares subject to awards that are forfeited (or that otherwise terminate, expire or are cancelled without the issuance of shares) are recycled into the plan, the amounts shown exceed the sum of the shares that have actually been issued under the 2007 Plan to date and the shares that may be issued under the 2007 Plan in the future in respect of outstanding awards.

Vote Required
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the 2007 Plan. Abstentions will have the effect of a vote against this proposal.
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	28,780,977(1)	$11.31(2)	15,472,672(3)
Equity compensation plans not approved by security holders	—	—	—
Total	28,780,977	$11.31	15,472,672
(1)
Includes stock options, RSUs and PRSUs granted under the 2007 Plan and the 2007 Director Option Plan (the “2007 Director Plan”) and outstanding as of December 31, 2022. PRSUs subject to performance periods ending after

December 31, 2022 are shown at target and PRSUs subject to performance periods ending December 31, 2022 are shown based on performance applied as of this date. Subsequent to December 31, 2022, an additional 300,577 shares were issued following the determination of the TSR portion of the 2020 PRSUs. The 2007 Director Plan expired in June 2020 and no further awards may be granted under it.
(2)	Excludes RSUs and PRSUs, as they do not have an exercise price.
(3)
Assumes target performance for PRSUs subject to performance periods ending after December 31, 2022. Subsequent to December 31, 2022, an additional 300,577 shares were issued following the determination of the TSR portion of the 2020 PRSUs.

Clawback Policy
As described above, the Board has adopted a Clawback Policy which allows the Board to recoup bonus and equity awards made to executives in the event of misconduct leading to a restatement and other misconduct. No such events occurred in 2022.
The Board is reviewing the final rule adopted by the SEC that implements the applicable provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq’s related proposed listing standard, in each case relating to recoupment of incentive-based compensation. The Company expects to amend its clawback policy in accordance with the new listing standard when the new listing standard becomes final.

PROPOSAL NO. 3—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023. The Board proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2022. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
Recommendation
The Board recommends the vote “FOR” to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.
Fees for Audit Services
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2022 and 2021, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of such fees were approved by the Audit and Compliance Committee.
	December 31,
	2022	2021
Audit Fees	$2,149,097	$1,956,154
Audit-Related Fees	100,000	500,000
Tax Fees	20,000	20,000
All Other Fees	22,878	24,075
Total	$2,291,975	$2,500,229
Fees for audit services included fees associated with the annual financial statement audit, an audit of our internal controls over financial reporting and reviews of the quarterly reports on Form 10-Q for both 2022 and 2021. In 2022 and 2021, the audit fees included costs of statutory audits of several of the Company’s foreign subsidiaries. The audit fees in 2022 also include costs associated with a comfort letter related to the ATM as well as a filing of a registration statement. The audit fees in 2021 also include our filing of registration statements. The audit-related fees in 2022 relate to pre-implementation review services for a financial system implementation affecting future audit periods. The audit-related fees in 2021 relate to professional services rendered that are reasonably related to the performance of the audit of our financial statements. Specifically, these costs include fees for audit and review procedures related to Caritas carve-out financial statements and related SEC filings. Fees for tax services in 2022 and 2021 included fees associated with certain permitted compliance and advisory services. For both 2022 and 2021, all other fees included fees related to pricing compliance reporting for the UK.
Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit and Compliance Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Compliance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate estimate of services expected to be rendered during that year for each of four categories of services to the Audit and Compliance Committee for approval.
1.
Audit Services include audit work performed in the preparation of financial statements, as well as work that only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.
Tax Services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories.
Prior to engagement, the Audit and Compliance Committee pre-approves these services by category of service. The fees are budgeted, and the Audit and Compliance Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit and Compliance Committee requires specific pre-approval before engaging the independent registered public accounting firm.
The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting.
In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit and Compliance Committee will reconsider its appointment.
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

REPORT OF AUDIT AND COMPLIANCE COMMITTEE
The Audit and Compliance Committee of the Board, which currently consists entirely of directors who meet the independence and experience requirements of the rules and regulations of Nasdaq and the Exchange Act, has furnished the following report.
The Audit and Compliance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit and Compliance Committee is responsible for overseeing our financial reporting process on behalf of the Board, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2022, the Audit and Compliance Committee took the following actions:
•	Reviewed and discussed the audited financial statements for the fiscal year ended 2022 with management and Ernst & Young LLP, our independent registered public accounting firm;
•	Discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•
Received written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee further discussed Ernst & Young’s independence with Ernst & Young LLP. The Audit and Compliance Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit and Compliance Committee’s review of the audited financial statements, discussions with management and Ernst & Young LLP and written disclosures and the letter from Ernst & Young LLP regarding its communications with the Audit and Compliance Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Board subsequently approved inclusion of the audited financial statements in the 10-K.
Members of the Amicus Therapeutics, Inc.
Audit and Compliance Committee
Glenn P. Sblendorio, Chair
Michael A. Kelly
Michael G. Raab
Burke W. Whitman
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years. In accordance with the results of this advisory vote at the 2017 Annual Meeting, the Company’s Board determined that the Company will hold an advisory vote on the compensation of the Company’s named executive officers every year.
Our executive compensation program for our executive officers is designed to attract, motivate, and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment. Our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate performance. This program contains elements of cash and equity-based compensation designed to align the interests of our executives with those of our stockholders as well as have the appropriate incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay-for-performance compensation program to the achievement of corporate goals. We also make equity grants designed to align our named executive officers’ compensation to the long-term performance of Amicus in addition to creating an ownership culture that helps unify the interests of our executives and stockholders. The Company generally targets aggregate total direct compensation for the named executive officers as a group to approximately the 50th percentile of our peer group at target performance levels in setting our executive compensation programs. Our Board and the Compensation and Leadership Development Committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.
The “Compensation Discussion and Analysis” section of this proxy statement describes in detail our executive compensation program and the decisions made by the Compensation and Leadership Development Committee with respect to the fiscal year ended December 31, 2022.
In 2022, despite several macroeconomic challenges, the Company made progress towards all of its corporate goals. The Company continued its strong Galafold® commercial growth, reporting $329 million in net product sales, despite a significant negative currency impact, and further expanded its global Galafold® footprint by completing two marketing authorization submissions (Hong Kong and New Zealand) and obtaining marketing approval in Turkey. In addition, the Company executed against all objectives within its control on its Pompe program, resulting in a positive CHMP opinion for its lead biologic treatment, ATB200, and believes that it remains on track for a positive CHMP opinion on miglustat. Additionally, by the end of 2022, the restrictive COVID-19 measures in China were relaxed, allowing the FDA greater flexibility to enter the country and, once scheduled, inspect the ATB200 manufacturing facility, the only item cited by the FDA as requiring completion for approval. The Company also made the strategic decision to reprioritize its pipeline portfolio this year following the termination of the Caritas-Arya transaction, which resulted in the closure of certain programs and focus on its core Fabry and Pompe platform technologies. The cumulative effect of these corporate actions and prudent expense management allowed the Company to end the year with $293.6 million in cash, cash equivalents and marketable securities, and report non-GAAP operating expenses of $413.2 million (GAAP operating expenses were $502.7 million – please see Appendix A for the reconciliation) while still being able to invest in its global Galafold® launch, Pompe clinical studies and various pre-launch activities. Finally, the Company was also able to continue grow its strong diversity, equity and inclusion program, retain 99% of what it views as its key talent in critical roles and put in place developmental plans and programs for all key talent in critical roles or critical role pipelines. Balancing all of the aforementioned achievements against the Company’s corporate objectives, and consistent with the quantitative assessment described above under the heading “2022 Corporate Objectives Measurement”, the Compensation and Leadership Development Committee determined that the Company’s corporate multiplier be set at 95% for 2022.
Our Board is therefore asking stockholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Amicus Therapeutics, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation and Leadership Development Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

PROPOSAL NO. 5—ADVISORY VOTE ON THE FREQUENCY OF
STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
In Proposal 4, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 5, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain. A frequency vote similar to this will occur at least once every six years.
After careful consideration of the frequency alternatives, the Board believes that conducting a non-binding advisory vote on executive compensation every one year (annually) is appropriate for us and our stockholders at this time. The Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is also consistent with our policy of reviewing our compensation program annually. Therefore, we believe an annual vote would be the best governance practice for us at this time.
Accordingly, we are asking our stockholders to approve, on an advisory basis, the following resolution in respect of this Proposal 5:
“RESOLVED, that the stockholders be requested to recommend, every year, in the non-binding vote regarding whether a non-binding stockholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years.”
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company's executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation and Leadership Development Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.

PROPOSAL NO. 6—ADOPTION OF THE 2023 EMPLOYEE STOCK PURCHASE PLAN
Overview
We are asking our stockholders to approve the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”). The Board approved the 2023 ESPP on April 13, 2023, subject to stockholder approval. The purpose of the 2023 ESPP is to provide employees of the Company and its participating subsidiaries with an opportunity to purchase shares of our common stock at a discounted purchase price. The Company intends that the 2023 ESPP, if approved, qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) so that employees who participate in the 2023 ESPP will enjoy certain tax advantages, as described below.
Recommendation
The Board of Directors recommends a vote FOR the adoption of the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan.
Description of the 2023 Employee Stock Purchase Plan
The principal provisions of the 2023 ESPP are summarized below. This summary is qualified in its entirety by reference to the 2023 ESPP document, a copy of which is attached hereto as Exhibit B. To the extent that the description below may differ from the text of the 2023 ESPP, the text of the 2023 ESPP will control.
Administration
Subject to the express provisions of the 2023 ESPP, our Compensation and Leadership Development Committee will have the authority to construe and interpret the 2023 ESPP, prescribe, amend, and rescind rules relating to the 2023 ESPP’s administration and take any other actions necessary or desirable for the administration of the 2023 ESPP and to facilitate compliance with Section 423 of the Code and other applicable law. Additionally, the Board may at any time exercise the rights and duties of the Compensation and Leadership Development Committee under the 2023 ESPP, except with respect to matters which under applicable law are required to be determined in the sole discretion of the Compensation and Leadership Development Committee.
Amendment and Termination of the 2023 ESPP
Assuming the 2023 ESPP is approved by our stockholders, it will expire by its own terms on April 13, 2033 (ten years after the date of its approval by the Board). However, the Compensation and Leadership Development Committee may terminate or amend the 2023 ESPP at any earlier time for any reason, unless such amendment requires stockholder approval under applicable law or exchange listing requirements, in which case the amendment must be approved by the Board and then submitted to the stockholders for approval. Under Section 423 of the Code, qualified employee stock purchase plans generally require stockholder approval for amendments that increase the aggregate number of shares that may be issued under a plan (other than certain permitted adjustments), change the designation of corporations whose employees may participate in a plan (unless, as provided in the 2023 ESPP, the plan provides that designations of participating corporations may be made from time to time from among a group consisting of the granting corporation and its related corporations), or change the granting corporation or the stock available for purchase under the plan.
Participants
Generally, employees of the Company and participating subsidiaries who (i) have been continuously employed by the Company or a participating subsidiary for at least ninety (90) days (or such other period, not to exceed two (2) years, as determined by the Compensation and Leadership Development Committee prior to a particular offering period) and (ii) are customarily employed for at least twenty (20) hours per week and for more than five (5) months in any calendar year, will be eligible to participate in the 2023 ESPP (each, for the purposes of this Proposal 6, a “Participant”). “Participating subsidiaries” under the 2023 ESPP are such subsidiaries that the Compensation and Leadership Development Committee designates in its sole discretion as eligible to participate in the 2023 ESPP.
Notwithstanding the foregoing, the Compensation and Leadership Development Committee may exclude from participation in the 2023 ESPP or any offering, in a manner permitted under Section 423 of the Code, employees who are (i) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) citizens or residents of a foreign jurisdiction where the grant of an option under the 2023 ESPP to such employee would be prohibited under the laws of the foreign jurisdiction or the grant of an option under the 2023 ESPP to such employee in compliance with the laws of the foreign jurisdiction would cause the 2023 ESPP to violate the requirements of Section 423 of the Code, as determined by the Compensation and Leadership Development Committee in its discretion.

Additionally, no employee may be granted an option to purchase shares under the 2023 ESPP if (i) such employee immediately after the grant would own capital stock of the Company or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, or (ii) to the extent the option would permit the employee’s rights to purchase shares under all of our employee stock purchase plans (in accordance with Section 423(b)(8) of the Code) to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined as of the option grant date) for each calendar year in which such the option is outstanding.
As of March 31, 2023, the Company had approximately 490 employees who would be eligible to participate in the 2023 ESPP. As of that date, no subsidiaries had been designated by the Compensation and Leadership Development Committee as “participating subsidiaries.”
Shares Available for Issuance
Subject to certain adjustments, the maximum number of shares that may be issued under the 2023 ESPP is 2,850,000 shares of common stock. Shares of common stock issued under the 2023 ESPP may be newly issued shares, treasury shares or shares acquired on the open market.
The market value of a share of common stock as of April 12, 2023 was $11.05.
Grant and Exercise of Options
An eligible employee may elect to become a Participant in the 2023 ESPP by submitting an enrollment form to the Company in accordance with the procedures established by the Compensation and Leadership Development Committee. The enrollment form may also be used to authorize a new rate of payroll deductions, or to stop payroll deductions and withdraw from an offering period.
The 2023 ESPP provides for offering periods which occur each year during (i) the six (6) month period starting on January 1 and ending on June 30 of such year, and (ii) the six (6) month period starting on July 1 and ending on December 31 of such year. The first offering period will commence at such time as the Compensation and Leadership Committee determines in its discretion. The Compensation and Leadership Development Committee shall have the authority to change the duration, frequency, start and end dates of offering periods, provided that no offering period may be longer than 27 months.
On the first trading day of the offering period, each Participant will be granted an option to purchase, on the last trading day of the offering period, a number of shares determined by dividing accumulated payroll deductions by the applicable purchase price. On the last trading day of each offering period (the “purchase date”), a Participant’s option to purchase shares will be exercised automatically and the Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares possible, according to the purchase price. No fractional shares may be purchased. The purchase price for each share will be eighty-five percent (85%) (or a higher percentage, if determined by the Compensation and Leadership Development Committee prior to the offering period) of the lesser of (i) the fair market value of one share on the first trading day of the applicable offering period and (ii) the fair market value of one share on the last trading day of the applicable offering period. No Participant may purchase more than 10,000 shares (subject to certain adjustments, as described below under the heading “Adjustments”) in a particular offering period (which number may be modified by the Compensation and Leadership Development Committee prior to a particular offering).
During each offering period, a Participant may contribute through payroll deductions (i) in an amount between 1% and 15% (or such other maximum percentage as the Compensation and Leadership Development Committee may establish prior to a particular offering), in whole percentages, of the Participant’s compensation or (ii) a fixed dollar amount, in each case, on each pay day occurring during the offering period. A Participant’s compensation for purposes of the 2023 ESPP includes base salary and base wages (including overtime) before deduction for any salary deferral contributions made by the employee to a tax-qualified plan under Section 401(k) of the Code, a nonqualified deferred compensation plan, or a cafeteria plan. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the 2023 ESPP. A Participant may only change the level of their payroll deduction one time during a particular offering period. A Participant’s most recent payroll deduction rate shall remain in effect for subsequent offering periods, unless changed by the Participant.
As soon as reasonably practicable after the purchase date for an offering period, we will arrange for the delivery to each Participant of the shares purchased upon exercise of the Participant’s option. We may permit or require that the shares be deposited and/or retained for a specified period of time with a financial services firm or other agent designated as a broker. In its discretion, the Compensation and Leadership Development Committee may also impose a mandatory holding period on shares acquired under the 2023 ESPP, up to a maximum of two years from the first trading day of the applicable offering period or one year from the date the shares are acquired (whichever period is longer).
If an offering is over-subscribed, the Compensation and Leadership Development Committee will reduce the number of shares each Participant can purchase in that offering in a manner that it deems equitable.

If the 2023 ESPP is terminated, the Compensation and Leadership Development Committee may elect to terminate any outstanding offering period either immediately, or after shares have been purchased on the last trading day of the offering period (which may, in the discretion of the Compensation and Leadership Development Committee, be accelerated) and all amounts that have not been used to purchase shares will then be returned to participants.
Withdrawal and Termination of Employment
Participants may elect to withdraw from the 2023 ESPP at any time and receive back any of their previously contributed payroll deductions, without interest, which were not used to purchase shares; provided that if a Participant wishes to withdraw their funds prior to purchase, they must submit a revised enrollment form at least fifteen (15) days prior to the last trading day of the then-current offering period. Participants who terminate employment for any reason before the end of an offering period will be deemed to have withdrawn from the 2023 ESPP and the payroll deductions that have not yet been used to purchase shares will be returned to the Participant.
Adjustments
In the event that any dividend or other distribution (whether in the form of cash, shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, or exchange of our shares or our other securities, or other change in our structure affecting our shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 ESPP, our Compensation and Leadership Development Committee will, in such manner as it deems equitable, adjust the number and class of shares that may be delivered under the 2023 ESPP, the purchase price per share and the number of shares covered by each outstanding option under the 2023 ESPP, and certain numerical limits in the 2023 ESPP.
Corporate Transactions
In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization, or other corporate event described in Section 424 of the Code, each outstanding option will be assumed, or an equivalent option substituted by the successor corporation, or a parent, or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the offering period with respect to which the option relates will be shortened by setting a new purchase date that occurs before the date of the applicable transaction.
Miscellaneous
No payroll deductions, rights with respect to the exercise of an option, nor rights to receive shares under the 2023 ESPP are transferable, other than by will, the laws of descent and distribution, or written designation of a beneficiary provided to the Company.
A Participant in the 2023 ESPP who is granted an option will have none of the rights or privileges of a stockholder of the Company unless and until shares are delivered to such Participant in respect of the exercise of the option.
Under the 2023 ESPP, the Company may withhold from a Participant’s compensation amounts necessary to satisfy tax withholding obligations, as applicable.
Federal Income Tax Consequences
The following describes the federal income tax consequences of participation in the 2023 ESPP. It is only a summary and does not address all aspects of taxation that may be relevant to a particular Participant, according to the Participant’s personal circumstances. Participants should consult with their personal tax and legal advisors concerning the application of the principles described below to their own situations. Tax laws are subject to change.
The 2023 ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. A Participant contributes to the 2023 ESPP through payroll deductions. The Participant recognizes ordinary income on the gross amount of those payroll deductions, which are subject to withholding by the employer (and the employer is entitled to a corresponding deduction). Amounts that are contributed to the 2023 ESPP on behalf of a Participant are net of any taxes withheld.
The grant of an option under the 2023 ESPP at the commencement of an offering period does not give rise to taxable income, and the employer has no corresponding deduction.
A Participant’s subsequent federal income tax liability will depend on whether the Participant makes a “qualifying” or “disqualifying disposition” of the shares acquired upon automatic exercise of an option under the 2023 ESPP. A qualifying disposition will generally occur if the sale or other disposition of those shares is made after the Participant has held the shares until the later of (i) the expiration of the two-year period from the first trading day of the offering period, or (ii) the expiration of the one-year period from the last trading day (the purchase date) of the offering period. A disqualifying disposition will generally occur if the sale or other disposition of those shares occurs before the end of the above-described holding period. Under the terms of the 2023 ESPP, a Participant is required to promptly notify the Company of any disqualifying disposition.
Qualifying Disposition
The Participant will generally recognize ordinary income in the year of the qualifying disposition equal to the lesser of: (i) the excess of the fair market value of the shares at the time of the disposition over the purchase price paid for the shares or (ii) the discount on the shares as calculated based on the fair market value of the shares on the first trading day of the offering period. The amount of ordinary income the Participant recognizes upon such a qualifying disposition will generally be reported by the employer on a W-2 wage statement for the year of such disposition. Such ordinary income is not subject to federal income tax withholding. The Participant must make arrangements to pay any tax obligations. The employer is not generally entitled to a corresponding deduction.
Any additional gain recognized upon the qualifying disposition will be long-term capital gain. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price the Participant paid for the shares, there will be no ordinary income, and any loss recognized will be a long-term capital loss.
Disqualifying Disposition
The Participant will generally recognize ordinary income in the year of the disqualifying disposition equal to the excess of (i) the fair market value of the shares on the purchase date over (ii) the purchase price paid for the shares, regardless of the price at which the Participant sells the shares. The amount of ordinary income the Participant recognizes upon such a disqualifying disposition will be reported by the employer on a W-2 wage statement for the year of such disposition. Such ordinary income is not subject to federal income tax withholding. The Participant must make arrangements to pay any tax obligations. The employer is generally entitled to a corresponding deduction.
Any additional gain recognized upon the disqualifying disposition will be capital gain. If the sale price is less than the fair market value of the shares on the purchase date, then the Participant will have a capital loss equal to this difference. Such capital gain or loss will be long-term if the shares are held for more than one (1) year or short-term if the shares are held for one (1) year or less.
New Plan Benefits
The receipt and allocation of benefits under the 2023 ESPP depend on whether eligible employees elect to participate in the 2023 ESPP and the fair market value of shares on future dates. Accordingly, it is not possible to predict the receipt or allocation of such benefits at this time.
Equity Compensation Plan Information
See page 65 for information regarding our equity compensation plans as of December 31, 2022.
If the 2023 ESPP is approved by our stockholders at our Annual Meeting, then the Company intends to register shares issuable under the 2023 ESPP on a Form S-8 Registration Statement filing with the SEC prior to the occurrence of the first purchase date.
Vote Required
The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the 2023 Employee Stock Purchase Plan.

PROPOSAL NO. 7—APPROVE AMENDMENT TO RESTATED
CERTIFICATE OF INCORPORATION
Overview
In this proposal, we are requesting that stockholders approve an amendment to our Certificate of Incorporation. Article Sixth of our Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Laws of Delaware (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain corporate officers for breach of fiduciary duty (“Section 102(b)(7) Amendment”). The Board has unanimously adopted a resolution to amend our Certificate of Incorporation, subject to stockholder approval, to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care
If the stockholders approve this proposal at the Annual Meeting, the Company will file a Certificate of Amendment to our Certificate of Incorporation (the “Amendment”), reflecting the amendment of Article Sixth of our Certificate of Incorporation as set forth in Exhibit C attached hereto. In accordance with the DGCL, however, our Board may elect to abandon the Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Amendment.
Recommendation:
The Board of Directors recommends the vote “FOR” the approval of the Section 102(b)(7) Amendment.
Purpose and Possible Effects of the Proposed Amendment
The Board desires to amend the Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the DGCL. Prior to the Section 102(b)(7) Amendment, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors against individual officers to avoid dismissal of such claims. The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for stockholders. This protection has long been afforded to directors, and accordingly, the Board believes that this Proposal, which would extend exculpation to officers, as specifically permitted by the Section 102(b)(7) Amendment, is fair and in the best interests of the Company and its stockholders. The Board also believes that limiting concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests. We expect our peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation. Failing to adopt the Section 102(b)(7) Amendment could impact our recruitment and retention of qualified officer candidates who conclude that their potential exposure to liabilities, costs of defense and other risks of proceedings exceed the benefits of serving as an officer of the Company.
As is currently the case with directors under our Certificate of Incorporation, this provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the Company, such as derivative claims.
The discussion above is qualified in its entirety by reference to the full text of the proposed Amendment, which is attached hereto as Exhibit C. If the stockholders approve the Amendment at the Annual Meeting, the Company expects to promptly thereafter file a Certificate of Amendment of the Restated Certificate of Incorporation, including the Amendment, with the Secretary of State of the State of Delaware.
Effectiveness of the Section 102(b)(7) Amendment
The Board adopted resolutions setting forth the Section 102(b)(7) Amendment, declared the Section 102(b)(7) Amendment advisable and in the best interests of the Company and its stockholders, and unanimously resolved to submit the Section 102(b)(7) Amendment to our stockholders for approval.
Approval of the Section 102(b)(7) Amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote. If the Section 102(b)(7) Amendment is not approved by a majority of the outstanding shares of common stock entitled to vote, the current Certificate of Incorporation would not be amended pursuant to Proposal this Proposal 7. The adoption of Proposal 7 is not contingent on the approval of any other proposal described in this proxy statement.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” that involve risks, uncertainties, and assumptions. Forward-looking statements are all statements, other than statements of historical facts, that discuss our current expectation and projections relating to our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” the negatives or plurals thereof, and other words and terms of similar meaning, although not all forward-looking statements contain these identifying words.
We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. You should understand that all forward-looking statements are subject to other important factors and risks detailed in our Form 10-K. In light of these risks and uncertainties, we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. These forward-looking statements speak only as of the date of this proxy statement. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.
OTHER MATTERS
The Board knows of no other business which will be presented to the 2023 Annual Meeting. If any other business is properly brought before the 2023 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the individuals named as proxies on the proxy card.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company no later than December 28, 2023. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2024 Annual Meeting of Stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely in accordance with our By-laws, stockholder notice of any proposal, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received by us not earlier than November 28, 2023 and not later than December 28, 2023; provided, however, that in the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2023 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 60th day prior to such 2024 Annual Meeting of Stockholders or the 10th day following the day on which we make a public announcement of the date of the 2024 Annual Meeting of Stockholders. All stockholder proposals should be marked for the attention of Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (other than the exhibits thereto), filed with the SEC, which provides additional information about us, is available on the Internet at www.amicusrx.com and is available in paper form to beneficial owners of our Common Stock without charge upon written request to Secretary, c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104.
DELIVERY OF PROXY MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement, the Notice of 2022 Annual Meeting of Stockholders and our Annual Report to Stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of this Proxy Statement, the Notice of 2023 Annual Meeting of Stockholders, and our Annual Report to Stockholders, please call us at (215) 921-7600 or send a written request to Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 3675 Market Street, Philadelphia, Pennsylvania 19104. If you want to receive separate copies of our Proxy Statement, Notice of our Annual Meeting of Stockholders and our Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

EXHIBIT A
AMENDED AND RESTATED
AMICUS THERAPEUTICS, INC.
2007 EQUITY INCENTIVE PLAN
1.  Purpose
This Plan is intended to encourage ownership of Common Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of shares of the Company’s Common Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code but not all Awards granted hereunder are required to be Incentive Options.
2.  Definitions
As used in the Plan the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1. “Accelerate”, “Accelerated”, and “Acceleration”, when used with respect to an Option, means that as of the time of reference such Option will become exercisable with respect to some or all of the shares of Common Stock for which it was not then otherwise exercisable by its terms, and, when used with respect to Restricted Stock, Restricted Stock Units or Performance Awards, as the case may be, means that the Risk of Forfeiture and/or Performance Goals otherwise applicable to such Award, as the case may be, shall expire or be satisfied with respect to some or all of the shares of underlying such Award.
2.2. “Acquiring Person” means, with respect to any Transaction or any acquisition described in clause (ii) of the definition of Change of Control, the surviving or acquiring person or entity in connection with such Transaction or acquisition, as the case may be, provided that if such surviving or acquiring person or entity is controlled, directly or indirectly, by any other person or entity (an “Ultimate Parent Entity”) that is not itself controlled by any entity or person that is not a natural person, the term “Acquiring Person” shall mean such Ultimate Parent Entity.
2.3. “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with the first person or entity.
2.4. “Applicable Voting Control Percentage” means (i) at any time prior to the initial public offering of the Company, a percentage greater than fifty percent (50%) and (ii) at any time from and after the initial public offering of the Company, twenty percent (20%).
2.5. “Award” means any grant or sale pursuant to the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Grants or Performance Awards.
2.6. “Award Agreement” means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.
2.7. “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.
2.8. “Board” means the Company’s board of directors.
2.9. “Change of Control” means (i) the closing of any Sale of the Company Transaction or (ii) the direct or indirect acquisition, in a single transaction or a series of related transactions, by any person or Group (other than the Company or a Controlled Affiliate of the Company) of Beneficial Ownership of previously outstanding shares of capital stock of the Company if (A) immediately after such acquisition, such person or Group, together with their respective Affiliates, shall own or hold shares of capital stock of the Company possessing at least the Applicable Voting Control Percentage of the total voting power of the outstanding A-1 capital stock of the Company and (B) immediately prior to such acquisition, such person or Group, together with their respective Affiliates, did not own or hold shares of capital stock of the Company possessing at least the Applicable Voting Control Percentage of the total voting power of the outstanding capital stock of the Company. Notwithstanding anything expressed or implied in the foregoing provisions of this definition to the contrary, any direct or indirect acquisition referred to in clause (ii) above in this definition shall not be treated as a Change of Control if, at any time prior to or after such direct or indirect acquisition, a majority of the members of the board of directors of the Company as constituted immediately prior to such direct or indirect acquisition consent in writing to exclude such direct or indirect acquisition from the scope of this definition. Notwithstanding the foregoing, with respect to any Award issued under the Plan, which is subject to Section 409A of the Code, no event shall set forth above shall be deemed to be a Change of Control, unless such event would also be considered a “change in ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

2.10. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.11. “Controlled Affiliate” means, with respect to any person or entity, any other person or entity that is controlled by such person or entity.
2.12. “Committee” means any committee of the Board delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence, the term “Committee” shall mean the Board and all authority and responsibility assigned the Committee under the Plan shall be exercised, if at all, by the Board.
2.13. “Common Stock” means common stock, par value $0.01 per share, of the Company.
2.14. “Company” means Amicus Therapeutics, Inc., a corporation organized under the laws of the State of Delaware.
2.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16.“Grant Date” means the date as of which an Option is granted, as determined under Section 7.1(a).
2.17. “Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act or any successor section thereto.
2.18. “Incentive Option” means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.19. “Market Value” means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Common Stock as of any date is the closing price for the Common Stock as reported on the NASDAQ Global market (or on any other national securities exchange on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.
2.20. “Nonstatutory Option” means any Option that is not an Incentive Option.
2.21. “Option” means an option granted under the Plan to purchase shares of Common Stock.
2.22. “Optionee” means an employee, consultant or director of the Company to whom an Option shall have been initially granted under the Plan.
2.23. “Participant” means any holder of an outstanding Award under the Plan.
2.24. “Performance Award” means shares of Common Stock or other Awards that, pursuant to Section
7.5 are granted, vested and/or settled upon the achievement of specified performance conditions.
2.25. “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any subsidiary, division, department or function within the Company or any subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon: cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; income or net income; operating income, net operating income or net operating income after tax; operating profit or net operating profit; operating margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; and merger and acquisitions.

2.26. “Performance Period” means the period selected by the Committee during which the performance of the Company, any subsidiary, any department or division of the Company or any subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.
2.27. “Plan” means this 2007 Amended and Restated Equity Incentive Plan of the Company, as amended and in effect from time to time.
2.28. “Restricted Stock” means a grant or sale pursuant to the Plan of shares of Common Stock to a Participant subject to a Risk of Forfeiture.
2.29. “Restricted Stock Units” means rights granted pursuant to the Plan to receive shares of Common Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.
2.30. “Restriction Period” means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.
2.31. “Risk of Forfeiture” means a limitation on the right of a Participant to retain an Award of Restricted Stock or Restricted Stock Units, including subjecting such Award to a Performance Goals and/or a right in the Company to reacquire such Restricted Stock at less than its then Market Value and/or the forfeiture of Restricted Stock Units held by a Participant, arising because of the occurrence or non-occurrence of specified events or conditions.
2.32. “Sale of the Company Transaction” means any Transaction in which the stockholders of the Company immediately prior to such Transaction, together with any and all of such stockholders’ Affiliates, do not own or hold, immediately after consummation of such Transaction, shares of capital stock of the Acquiring Person in connection with such Transaction possessing at least a majority of the total voting power of the outstanding capital stock of such Acquiring Person.
2.33. “Securities Act” means the Securities Act of 1933, as amended.
2.34. “Stock Grant” means the grant pursuant to the Plan of shares of Common Stock not subject to restrictions or other forfeiture conditions.
2.35. “Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Section 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the Grant Date of such Option.
2.36. “Transaction” means any merger or consolidation of the Company with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Company, in each case in a single transaction or in a series of related transactions.
2.37.  “Retirement” means a Participant’s termination of employment or service with the Company for any reason other than a termination by the Company for Cause where (a) such Participant has attained at least 5 years of continuous service with the Company, (b) the Participant is at least 55 years of age and (c) the sum of such Participant’s age and years of service with the Company equals or exceeds 67 years.
3.  Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the Effective Date of approval of the Amended and restated version of the Plan by the Board and ending immediately prior to the tenth anniversary the Effective Date. Awards granted pursuant to the Plan within such period shall not expire solely by reason of the termination of the Plan.
4.  Stock Subject to the Plan: Limits
Subject to the provisions of Section 8 of the Plan, at no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including, without limitation, pursuant to Incentive Options), nor the number of shares of Common Stock issued pursuant to Incentive Options, exceed 54,558,703, with respect to shares of Common Stock. For purposes of applying the foregoing limitation, if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any Award of Restricted Stock is forfeited, the shares not purchased by the Participant or forfeited by the Participant shall again be available for Awards thereafter to be granted under the Plan. In the event the exercise price of an Option or a Participant’s withholding obligations is paid through the delivery of shares of Common Stock, the number of shares so tendered shall not again be available for the grant of Awards under the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

In addition, not more than 44,558,703 of the total number of shares of Common Stock reserved for issuance under the Plan (as adjusted under Section 8) may be granted or sold as Awards of Restricted Stock, Restricted Stock Units, Stock Grants, and any other similar Awards (including, without limitation, Restricted Stock, Restricted Stock Units, Stock Grants, and any other similar Awards underlying a Performance Award) (“Full-Value Awards”) whose intrinsic value is not solely dependent on appreciation in the price of shares of Common Stock after the date of grant. Options and any other similar Awards shall not be subject to, and shall not count against, the limit described in the preceding sentence. If a Full-Value Award expires, is forfeited, or otherwise lapses as described in this Section 4, the shares of Common Stock that were subject to the Award shall be restored to the total number of shares of Common Stock available for grant or sale as Full-Value Awards.
The maximum number of shares of Common Stock with respect to which Awards may be granted hereunder to any employee of the Company during any fiscal year of the Company shall be five million (5,000,000) shares of Common Stock.
5.  Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan in addition to any other determination allowed the Committee under the Plan including, without limitation: (a) the employee, consultant or director to receive the Award; (b) the form of Award; (c) whether an Option (if granted to an employee) will be an Incentive Option or a Nonstatutory Option; (d) the time of granting an Award; (e) the number of shares subject to an Award; (f) the exercise price of an Option or purchase price, if any, for shares of Restricted Stock or for a Stock Grant and the method of payment of such exercise price or such purchase price; (g) the term of an Option; (h) the vesting period of shares of Restricted Stock or of Restricted Stock Units and any acceleration thereof; (i) the exercise date or dates of an Option and any acceleration thereof; (j) the effect of termination of any employment, consulting or Board member relationship with the Company or any of its Affiliates on the subsequent exercisability of an Option or on the Risk of Forfeiture of Restricted Stock or Restricted Stock Units; (k) whether, and to certify that, Performance Goals to which an Award is subject are satisfied; and (l) the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and establishment, waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in this Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.
6.  Authorization and Eligibility
The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company or of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option. Further, in no event shall the number of shares of Common Stock covered by Options or other Awards granted to any one person in any one calendar year (or portion of a year) ending after such date exceed fifty percent (50%) of the aggregate number of shares of Common Stock subject to the Plan.
Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant has executed an agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

7.  Specific Terms of Awards
7.1. Options.
(a) Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.
(b) Exercise Price. The price at which shares of Common Stock may be acquired under each Option shall be not less than 100% of the Market Value of Common Stock on the Grant Date, or with respect to a grant of an Incentive Option not less than 110% of the Market Value of Common Stock on the Grant Date if the Optionee is a Ten Percent Owner.
(c) Option Period. No Incentive Option or Nonstatutory Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner.
(d) Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. Any Option may be a Performance Award, subject to Section 7.5. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time.
(e) Effect of Termination of Employment or Board Member Relationship. Unless the Committee shall provide otherwise with respect to any Option, if the applicable Optionee’s association with the Company or any of its Affiliates as an employee or director ends, and immediately following the end of any such association, such Optionee is not associated with the Company or any of its Affiliates as an employee or director (“Separation”), then:
(i)  if the Optionee’s association ends due to the Optionee’s death, Disability, or Retirement, any unvested Options held by such Optionee shall continue to vest until the second anniversary of such Optionee’s Separation, and all of such Optionee’s vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of the (i) the 4th anniversary of the date of such Separation, and (ii) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Participant, unless otherwise determined by the Committee at or after grant; and
(ii)  if the Optionee’s association ends for any reason other than the Optionee’s death, Disability, or Retirement, regardless of whether the end of such association is effected by the Company, (whether voluntarily or involuntarily, including because an entity with which such Optionee has any such association ceases to be an Affiliate of the Company), any unvested Options held by such Optionee shall be immediately forfeited and all vested Options held by such Participant shall cease to be exercisable in any respect upon the earlier of (i) ninety (90) days following such Optionee’s Separation, and (ii) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Optionee.
Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.
(f) Transferability. Except as otherwise provided in this subsection (f), Options shall not be transferable, and no Option or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution (subject always to the provisions of subsection (e) above). Except as otherwise provided in this subsection (f), all of a Participant’s rights in any Option may be exercised during the life of such Participant only by such Participant or such Participant’s legal representative. However, the applicable Award Agreement or the Committee (at or after the grant of a Nonstatutory Option) may provide that a Nonstatutory Option may be transferred by the applicable Participant to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer of a Nonstatutory Option shall be valid unless first approved by the Committee, acting in its sole discretion, unless such transfer is permitted under the applicable Award Agreement. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the applicable Participant’s household (other than a tenant or employee), a trust in which the foregoing persons and/or the applicable Participant have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons and/or the applicable Participant control the management of assets, and any other entity in which these persons and/or the applicable Participant own more than fifty percent (50%) of the voting interests. The Committee may at any time or from time to time delegate to one or more officers of the Company the authority to permit transfers of Nonstatutory Options to third parties pursuant to this subsection (f), which authorization shall be exercised by such officer or officers in accordance with guidelines established by the Committee at any time and from time to time. The restrictions on transferability set forth in this subsection (f) shall in no way preclude any Participant from effecting “cashless” exercises of an Option pursuant to the terms of the Plan.

(g) Method of Exercise. An Option may be exercised by a Participant giving written notice, in the manner provided in Section 15, specifying the number of shares of Common Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Common Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion and subject to such conditions, if any, as the Committee may deem necessary to comply with applicable laws, rules and regulations or to avoid adverse accounting effects to the Company, by delivery to the Company of shares of Common Stock having a Market Value equal to the exercise price of the shares to be purchased. If the Common Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Common Stock subject to any Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Participant or his agent a certificate or certificates for the number of shares then being purchased. Such shares shall be fully paid and nonassessable. Notwithstanding any of the foregoing provisions in this subsection (g) to the contrary, (A) no Option shall be considered to have been exercised unless and until all of the provisions governing such exercise specified in the Plan and in the relevant Award Agreement shall have been duly complied with; and(B) the obligation of the Company to issue any shares upon exercise of an Option is subject to the provisions of Section 9.1 hereof and to compliance by the Optionee and the Participant with all of the provisions of the Plan and the relevant Award Agreement.
(h) Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Common Stock for which the Option first becomes exercisable in a calendar year does not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Common Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee. Any shares of Common Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.
(i) Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.
(j) Rights Pending Exercise. No person holding an Option shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock issuable pursuant to such Option (including without limitation, that no Optionee shall have any entitlement to receive any dividends paid with respect to any shares of Common Stock issuable pursuant to such Option) except to the extent that such Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to such person or his agent.
7.2. Restricted Stock.
(a) Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.
(b) Issuance of Certificates. Subject to subsection (c) below, each Participant receiving an Award of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the Amicus Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Amicus Therapeutics, Inc. Copies of such Plan and Agreement are on file in the offices of Amicus Therapeutics, Inc.
(c) Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(d) Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any grant of Restricted Stock may be a Performance Award, subject to Section 7.5. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(e) Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares of Restricted Stock.
(f) Effect of Termination of Employment or Board Member Relationship.
(i) Termination due to death, Disability, or Retirement. If the applicable original grantee incurs a Separation from the Company or any of its Affiliates during the Restriction Period due to such grantee’s death, Disability, or Retirement, then unvested shares of Restricted Stock held by such Participant shall accelerate with respect to the shares of unvested Restricted Stock that were initially scheduled to vest within the two-year period following the Participant’s Separation and the restrictions thereon shall lapse and the Award of such Restricted Stock shall become immediately nonforfeitable (and all Restricted Stock that would vest after such two (2) year period would be forfeited upon such Separation with no further compensation due to the Participant, unless otherwise determined by the Committee at or after grant).
(ii) Other Terminations. Unless otherwise determined by the Committee at or after grant and subject to the applicable provisions of the Award Agreement, if the applicable original grantee incurs a Separation from the Company or any of its Affiliates during the Restriction Period, for any reason other than the grantee’s death, Disability, or Retirement during the Restriction Period, regardless of whether the end of such association is effected by the Company, any such Affiliate or such original grantee (whether voluntarily or involuntarily, including because an entity with which such original grantee has any such association ceases to be an Affiliate of the Company), then all outstanding unvested shares of Restricted Stock granted to such Participant, shall be forfeited or otherwise subject to return to or repurchase by the Company if and to the extent so provided by, and subject to and in accordance with, the terms of the applicable Award Agreement; provided, however, that military or sick leave or other bona fide leave shall not be deemed a termination of employment, if it does not exceed the longer of ninety (90) days or the period during which the absent original grantee’s reemployment rights, if any, are guaranteed by statute or by contract.
(g) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
(h) Transferability. Except as otherwise provided in this subsection (h), shares of Restricted Stock shall not be transferable, and no share of Restricted Stock or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution (subject always to the provisions of subsection (f) above). The applicable Award Agreement or the Committee (at or after the grant of a share of Restricted Stock) may provide that such share of Restricted Stock may be transferred by the applicable Participant to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer of a share of Restricted Stock shall be valid unless first approved by the Committee, acting in its sole discretion, unless such transfer is permitted under the applicable Award Agreement. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the applicable Participant’s household (other than a tenant or employee), a trust in which the foregoing persons and/or the applicable Participant have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons and/or the applicable Participant control the management of assets, and any other entity in which these persons and/or the applicable Participant own more than fifty percent (50%) of the voting interests. The Committee may at any time or from time to time delegate to one or more officers of the Company the authority to permit transfers of shares of Restricted Stock to third parties pursuant to this subsection (h), which authorization shall be exercised by such officer or officers in accordance with guidelines established by the Committee at any time and from time to time.
(i) Dividends. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends paid with respect to Common Stock underlying grants of Restricted Stock but only if such Restricted Stock actually vests. Unless the Committee shall provide otherwise, such amounts shall be paid, if at all, without interest or other earnings.
7.3. Restricted Stock Units.
(a) Character. Each Restricted Stock Unit shall entitle the recipient to a share of Common Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance or otherwise (including any applicable Performance Goal) as the Committee may determine and provide for in the applicable Award Agreement. Any grant of Restricted Stock Units may be a Performance Award, subject to Section 7.5. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.
(b) Issuance of Certificates. Unless otherwise determined by the Committee at or after grant and subject to the applicable provisions of the Award Agreement, at the close of the Restriction Period applicable to any Restricted Stock Units (including, without limitation, the close of the applicable Restriction Period as a result of (i) any Acceleration of Restricted Stock Units in accordance with the terms of this Plan or any applicable Award Agreement, (ii) any waiver, lapse or termination of the Risk of Forfeiture applicable to Restricted Stock Units in accordance with the terms of this Plan or any applicable Award Agreement or (iii) any shortening of the Restriction Period applicable to any Restricted Stock Units in accordance with the terms of this Plan or any applicable Award Agreement), the Company shall deliver or cause to be delivered to the Participant that is the holder of such Restricted Stock Units a stock certificate in respect of the shares of Common Stock subject to such Restricted Stock Units. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such shares of Common Stock substantially in the following form:
The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the Amicus Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Amicus Therapeutics, Inc. Copies of such Plan and Agreement are on file in the offices of Amicus Therapeutics, Inc.
(c) Dividends. Participants shall not be entitled to receive any dividends declared with respect to Common Stock referenced in grants of Restricted Stock Units until the shares underlying such award is delivered to the Participant, if ever.
(d) Effect of Termination of Employment or Board Member Relationship.
(i) Termination due to death, Disability, or Retirement. If the applicable original grantee incurs a Separation from the Company or any of its Affiliates during the Restriction Period due to such grantee’s death, Disability, or Retirement, then unvested shares of Restricted Stock Units held by such Participant shall accelerate with respect to the shares of unvested Restricted Stock Units that were initially scheduled to vest within the two-year period following the Participant’s Separation and the restrictions thereon shall lapse and the Award of such Restricted Stock Units shall become immediately nonforfeitable (and all Restricted Stock Units that would vest after such two (2) year period would be forfeited upon such Separation with no further compensation due to the Participant, unless otherwise determined by the Committee at or after grant); provided however that if such Restricted Stock Units are unvested Performance Restricted Stock Units, then a pro-rata portion (based on the number of completed days of the grantee’s affiliation with the Company in the applicable performance period divided by the total number of days in the applicable performance period) of such Performance Restricted Stock Units will remain eligible to vest after the grantee’s Separation, to the extent earned based on the actual performance of the Company through the end of the applicable performance period.
(ii) Other Terminations. Unless otherwise determined by the Committee at or after grant and subject to the applicable provisions of the Award Agreement, if the applicable original grantee incurs a Separation for any reason other than the grantee’s death, Disability, or Retirement during the Restriction Period, then all unvested Restricted Stock Units and/or unvested Performance Restricted Stock Units that are still subject to Risk of Forfeiture shall be forfeited or otherwise subject to return to the Company in accordance with the terms of the applicable Award Agreement; provided, however, that military or sick leave or other bona fide leave shall not be deemed a termination of employment, if it does not exceed the longer of ninety (90) days or the period during which the absent original grantee’s reemployment rights, if any, are guaranteed by statute or by contract.”
(e) Transferability. Except as otherwise provided in this subsection (e), Restricted Stock Units shall not be transferable, and no Restricted Stock Unit or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. The applicable Award Agreement or the Committee (at or after the grant of a Restricted Stock Unit) may provide that such Restricted Stock Unit may be transferred by the applicable Participant to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer of a Restricted Stock Unit shall be valid unless first approved by the Committee, acting in its sole discretion, unless such transfer is permitted under the applicable Award Agreement. For this purpose, “family member” means any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the applicable Participant’s household (other than a tenant or employee), a trust in which the foregoing persons and/or the applicable Participant have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons and/or the applicable Participant control the management of assets, and any other entity in which these persons and/or the applicable Participant own more than fifty percent (50%) of the voting interests. The Committee may at any time or from time to time delegate to one or more officers of the Company the authority to permit transfers of Restricted Stock Units to third parties pursuant to this subsection (e), which authorization shall be exercised by such officer or officers in accordance with guidelines established by the Committee at any time and from time to time.
(f) Rights Pending Close of Applicable Restriction Period. No person holding Restricted Stock Units shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock subject to such Restricted Stock Units, except to the extent that the Restricted
Period with respect to such Restricted Stock Units shall have closed and, in addition, a certificate shall have been issued for such shares of Common Stock and delivered to such person or his agent. Shares of Common Stock subject to Restricted Stock Units shall be issued and outstanding only if and to the extent that a stock certificate representing such shares has been issued and delivered in accordance with the provisions of this Section 7.3.
7.4.Stock Grants.
(a)In General. Stock Grants shall be issued for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. Without limiting the generality of the foregoing, Stock Grants may be awarded in such circumstances as the Committee deems appropriate, including without limitation in recognition of significant contributions to the success of the Company or its Affiliates or in lieu of compensation otherwise already due. Stock Grants shall be made without forfeiture conditions of any kind.
(b)Issuance of Certificates. Each Participant receiving a Stock Grant shall be issued a stock certificate in respect of such Stock Grant. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the Amicus Therapeutics, Inc. 2007 Equity Incentive Plan. A copy of such Plan is on file in the offices of Amicus Therapeutics, Inc.
7.5.Performance Awards.
(a) Performance Awards Generally. The Committee may grant Performance Awards in accordance with this Section. Performance Awards may be denominated as a number of shares of Common Stock, or specified number of other Awards (or a combination thereof) which may be earned upon achievement or satisfaction of Performance Goals, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such Performance Goals, which the Committee may use in its discretion from time to time.
(b) Qualified Performance-Based Compensation Under Section 162(m). Performance Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code may be granted by the Committee and will be subject to the terms of this Section. When a Performance Award is made, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The grant, vesting and/or settlement of a Performance Award subject to this Section will be contingent upon achievement of one or more Performance Goals. The Committee shall establish the applicable Performance Goals in writing either before the beginning of the Performance Period or during a Performance Period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Awards identified by the Committee as “qualified performance-based compensation.”
(c) Adjustments to Performance Goals. The Committee may adjust Performance Goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (A) gain or loss from all or certain claims and/or litigation and insurance recoveries, (B) the impairment of tangible or intangible assets, (C) stock-based compensation expense, (D) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (E) restructuring activities reported in the Company’s public filings, (F) investments, dispositions or acquisitions, (G) loss from the disposal of certain assets, (H) gain or loss from the early extinguishment, redemption, or repurchase of debt, (I) cash or non-cash charges related to site closing expenses, (J) changes in accounting principles, or (K) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Such an adjustment may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the Committee at the time the Performance Goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time Performance Goals are established. In addition, adjustments will be made as necessary to any Performance Goals related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.
(d) Other Terms of Performance Awards. The Committee may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the Performance Period.
(e) Certification of Results. The Committee shall certify the results regarding any Performance Goals for the Performance Period specified in the Award Agreement after the Performance Period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the applicable Performance Goals and the satisfaction of all other terms of the Award Agreement.
7.6. Awards to Participants Outside the United States.
The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 7.6 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.
8. Adjustment Provisions
8.1. Adjustment for Corporate Actions. Subject to the provisions of Section 8.2, if subsequent to the Effective Date, the outstanding shares of Common Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable), and (iv) the Performance Goal applicable to any outstanding Performance Award.
8.2. Change of Control. Subject to the applicable provisions of the Award Agreement, in the event of a Change of Control, the Committee shall have the discretion, exercisable in advance of, at the time of, or (except to the extent otherwise provided below) at any time after, the Change of Control, to provide for any or all of the following (subject to and upon such terms as the Committee may deem appropriate): (A) the Acceleration, in whole or in part, of any or all outstanding Options (including Options that are assumed or replaced pursuant to clause (D) below) that are not exercisable in full at the time the Change of Control, such Acceleration to become effective at the time of the Change of Control, or at such time following the Change of Control that the employment, consulting or Board member relationship of the applicable Optionee or Optionees with the Company and its Affiliates terminates, or at such other time or times as the Committee shall determine; (B) the lapse or termination of the Risk of Forfeiture (including, without limitation, any or all of the Company’s repurchase rights) with respect to outstanding Awards of Restricted Stock, such lapse or termination to become effective at the time of the Change of Control, or at such time following the Change of Control that the employment, consulting or Board member relationship with the Company and its Affiliates of the Participant or Participants that hold such Awards of Restricted Stock (or the person to whom such Awards of Restricted Stock were initially granted) terminates, or at such other time or times as the Committee shall determine; (C) the lapse or termination of the Risk of Forfeiture with respect to any or all outstanding Awards of Restricted Stock Units (including Restricted Stock Units that are assumed or replaced pursuant to clause (D) below), such lapse or termination to become effective at the time of the Change of Control, or at such time following the Change of Control that the employment, consulting or Board member relationship with the Company and its Affiliates of the Participant or Participants that hold such Awards of Restricted Stock Units (or the person to whom such Awards of Restricted Stock Units were initially granted) terminates, or at such other time or times as the Committee shall determine; (D) the assumption of outstanding Options or

Restricted Stock Units, or the substitution of outstanding Options or Restricted Stock Units with equivalent options or equivalent restricted stock units, as the case may be, by the acquiring or succeeding corporation or entity (or an affiliate thereof); (E) the termination of all Options (other than Options that are assumed or substituted pursuant to clause (D) above) that remain outstanding at the time of the consummation of the Change of Control, provided that, the Committee shall have made the determination to effect such termination prior to the consummation of the Change of Control and the Committee shall have given, or caused to be given, to all Participants written notice of such potential termination at least five business days prior to the consummation of the Change of Control, and provided, further, that, if the Committee shall have determined in its sole and absolute discretion that the Company make payment or provide consideration to the holders of such terminated Options on account of such termination, which payment or consideration shall be on such terms and conditions as the Committee shall have determined (and which could consist of, in the Committee’s sole and absolute discretion, payment to the applicable Optionee or Optionees of an amount of cash equal to the difference between the Market Value of the shares of Common Stock for which the Option is then exercisable and the aggregate exercise price for such shares under the Option or cancellation for no payment (or other consideration with respect to Options for which the exercise price exceeds the Market Value of the shares of Common Stock underlying the Option), then the Company shall be required to make, or cause to be made, such payment or provide, or cause to be provided, such consideration in accordance with the terms and conditions so determined by the Committee, otherwise the Company shall not be required to make any payment or provide any consideration in connection with, or as a result of, the termination of Options pursuant to the foregoing provisions of this clause (E); (F) the termination of all Restricted Stock Units (other than Restricted Stock Units that are assumed or substituted pursuant to clause (D) above) that remain outstanding at the time of the consummation of the Change of Control, provided that, if the Committee shall have determined in its sole and absolute discretion that the Company make payment or provide consideration to the holders of such terminated Restricted Stock Units on account of such termination, which payment or consideration shall be on such terms and conditions as the Committee shall have determined (and which could consist of, in the Committee’s sole and absolute discretion, payment to the applicable Participant or Participants of an amount of cash equal to the Market Value of the shares of Common Stock subject to the terminated Restricted Stock Units), then the Company shall be required to make such payment or provide such consideration in accordance with the terms and conditions so determined by the Committee, otherwise the Company shall not be required to make any payment or provide any consideration in connection with, or as a result of, the termination of Restricted Stock Units pursuant to the foregoing provisions of this clause (F) and/or (G) the reduction of any Performance Period applicable to a Performance Award or the satisfaction (or the failure to of such satisfaction) of any applicable Performance Goals with respect to Performance Awards. The provisions of this Section 8.2 shall not be construed as to limit or restrict in any way the Committee’s general authority under Sections 7.1(d) or 7.2(d) hereof to Accelerate Options in whole or in part at any time or to waive or terminate at any time any Risk of Forfeiture applicable to shares of Restricted Stock or Restricted Stock Units. Each outstanding Award that is assumed in connection with a Change of Control, or is otherwise to continue in effect subsequent to a Change of Control, will be appropriately adjusted, immediately after the Change of Control, as to the number and class of securities and the price at which it may be exercised in accordance with Section 8.1.
8.3. Dissolution or Liquidation. Upon dissolution or liquidation of the Company, each outstanding Option shall terminate, but the Optionee (if at the time he or she has an employment, consulting or Board member relationship with the Company or any of its Affiliates) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent exercisable on the date of such dissolution or liquidation.
8.4. Related Matters. Any adjustment in Awards made pursuant to this Section 8 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, adjustment of Performance Goals and/or Performance Periods and applicable repurchase prices for Restricted Stock, which the Committee may deem necessary or appropriate so as to ensure that the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to this Section 8 shall result in an exercise price which is less than the par value of the Common Stock.
9. Settlement of Awards
9.1. Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Common Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a) the shares are at the time of the issue of such shares effectively registered under the Securities Act; or

(b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act or any applicable state securities laws.
9.2. Corporate Restrictions on Rights in Stock. Any Common Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the Certificate of Incorporation and the By-laws of the Company, each as amended and in effect from time to time. Whenever Common Stock is to be issued pursuant to an Award, if the Committee so directs at the time of grant (or, if such Award is an Option, at any time prior to the exercise thereof), the Company shall be under no obligation, notwithstanding any other provision of the Plan or the relevant Award Agreement to the contrary, to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by any agreement that the Committee shall require in its sole discretion. In addition, any Common Stock to be issued pursuant to Awards granted under the Plan shall be subject to all stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
9.3. Investment Representations. The Company shall be under no obligation to issue any shares covered by an Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
9.4. Registration. If the Company shall deem it necessary or desirable to register under the Securities Act or other applicable statutes any shares of Common Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Common Stock for exemption from the Securities Act or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Common Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.
9.5. Lock-Up. Without the prior written consent of the Company or the managing underwriter in any public offering of shares of Common Stock, no Participant shall sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Common Stock during the one hundred-eighty (180) day period commencing on the effective date of the registration statement relating to any underwritten public offering of securities of the Company. The foregoing restrictions are intended and shall be construed so as to preclude any Participant from engaging in any hedging or other transaction that is designed to or reasonably could be expected to lead to or result in, a sale or disposition of any shares of Common Stock during such period even if such shares of Common Stock are or would be disposed of by someone other than such Participant. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any shares of Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from any shares of Common Stock. Without limiting the generality of the foregoing provisions of this Section 9.5, if, in connection with any underwritten public offering of securities of the Company, the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each Participant (regardless of whether or not such Participant has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each Participant shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.
9.6. Placement of Legends; Stop Orders; Etc. Each share of Common Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 9.3 in addition to any other applicable restrictions under the Plan, the terms of the Award and, if applicable, under any agreement between the Company and any Optionee and/or Participant, and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Common Stock. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
9.7. Tax Withholding. Whenever shares of Common Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when,and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy any applicable withholding requirements, in whole or in part, by having the Company withhold shares to satisfy their tax obligations. Participants may elect to have shares of their Common Stock withheld having a Market Value on the date the tax is to be determined that is no greater than maximum individual statutory rate, which could be imposed on the transaction, provided however, that with respect to Participants who are also subject to Section 16b-3 of the Exchange Act, such Participant may only have shares of their Common Stock withheld at a rate that does not exceed such Participant’s estimated federal state, local and foreign tax obligations attributable to the underlying transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitation that the Committee deems appropriate.
10. Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Options granted hereunder reserve or otherwise keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and such Options and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.
11. No Special Service Rights
Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment, consulting or Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, consulting or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment, consulting or Board member relationship or other association with the Company and its Affiliates.
12. Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options, restricted stock and restricted stock units other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
13. Termination and Amendment of the Plan
The Board may at any time terminate the Plan or make such amendments or modifications of the Plan as it shall deem advisable. In the event of the termination of the Plan, the terms of the Plan shall survive any such termination with respect to any Award that is outstanding on the date of such termination, unless the holder of such Award agrees in writing to terminate such Award or to terminate all or any of the provisions of the Plan that apply to such Award. Unless the Board otherwise expressly provides, any amendment or modification of the Plan shall affect the terms of any Award outstanding on the date of such amendment or modification as well as the terms of any Award made from and after the date of such amendment or modification; provided, however, that, except to the extent otherwise provided in the last sentence of this paragraph, (i) no amendment or modification of the Plan shall apply to any Award that is outstanding on the date of such amendment or modification if such amendment or modification would reduce the number of shares subject to such Award, increase the purchase price applicable to shares subject to such Award or materially adversely affect the provisions applicable to such Award that relate to the vesting or exercisability of such Award or of the shares subject to such Award, (ii) no amendment or modification of the Plan shall apply to any Incentive Option that is outstanding on the date of such amendment or modification if such amendment or modification would result in such Incentive Option no longer being treated as an “incentive stock option” within the meaning of Section 422 of the Code and (iii) no amendment or modification of the Plan shall apply to any Award that is outstanding on the date of such amendment or modification unless such amendment or modification of the Plan shall also apply to all other Awards outstanding on the date of such amendment or modification. In the event of any amendment or modification of the Plan that is described in clause (i), (ii) or (iii) of the foregoing proviso, such amendment or modification of the Plan shall apply to any Award outstanding on the date of such amendment or modification only if the recipient of such Award consents in writing thereto.
The Committee may amend or modify, prospectively or retroactively, the terms of any outstanding Award without amending or modifying the terms of the Plan itself, provided that as amended or modified such Award is consistent with the terms of the Plan as in effect at the time of the amendment or modification of such Award, but no such amendment or modification of such Award shall, without the written consent of the recipient of such Award, reduce the number of shares subject to such Award, increase the purchase price applicable to shares subject to such Award, adversely affect the provisions applicable to such Award that relate to the vesting or exercisability of such Award or of the shares subject to such Award, or otherwise materially adversely affect the terms of such Award (except for amendments or modifications to the terms of such Award or of the stock subject to such Award that are expressly permitted by the terms of the Plan or that result from any amendment or modification of the Plan in accordance with the provisions of the first paragraph of this Section 13), or, if such Award is an Incentive Option, result in such Incentive Option no longer being treated as an “incentive stock option” within the meaning of Section 422 of the Code.
Without the approval of the Company’s stockholders, the Committee will not, directly or indirectly, reduce the exercise price of an outstanding Option (other than in accordance with the adjustment provisions of Section 8.1).
14. Interpretation of the Plan
In the event of any conflict between the provisions of this Plan and the provisions of any applicable Award Agreement, the provisions of this Plan shall control, except if and to the extent that the conflicting provision in such Award Agreement was authorized and approved by the Committee at the time of the grant of the Award evidenced by such Award Agreement or is ratified by the Committee at any time subsequent to the grant of such Award, in which case the conflicting provision in such Award Agreement shall control. Without limiting the generality of the foregoing provisions of this Section 14, insofar as possible the provisions of the Plan and such Award Agreement shall be construed so as to give full force and effect to all such provisions. In the event of any conflict between the provisions of this Plan and the provisions of any other agreement between the Company and the Optionee and/or Participant, the provisions of such agreement shall control except as required to fulfill the intention that this Plan constitute an incentive stock option plan within the meaning of Section 422 of the Code, but insofar as possible the provisions of the Plan and any such agreement shall be construed so as to give full force and effect to all such provisions.
15. Notices and Other Communications
Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Executive Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
16. Governing Law
The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to the conflict of laws principles thereof.
17. Effective Date
This Amended and Restated 2007 Equity Incentive Plan was approved by the Board on April 21, 2016 (the “Effective Date”) and subsequently approved by the stockholders.

EXHIBIT B

Amicus Therapeutics, Inc.
2023 EMPLOYEE STOCK PURCHASE PLAN
1.
Purpose. The purpose of the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan is to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan shall be interpreted in a manner that is consistent with that intent.

2.	Definitions.
“Adoption Date” has the meaning provided in Section 19.8 herein.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include any regulations promulgated thereunder.
“Committee” means the Compensation and Leadership Development Committee of the Board, provided that the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under applicable law are required to be determined in the sole discretion of the Committee.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” means Amicus Therapeutics, Inc. a Delaware corporation, including any successor thereto.
“Compensation” means base salary and base wages, including compensation for overtime, paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any contributions from salary or wages made by the Eligible Employee to a tax-qualified plan under Section 401(k) of the Code, a non-qualified deferred compensation plan, or a cafeteria plan.
“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” has the meaning provided in Section 19.8 herein.
“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
“Eligible Employee” means an Employee who (i) has been continuously employed by the Company or a Participating Subsidiary for at least ninety (90) days (or such other period, not to exceed two (2) years, as determined by the Committee prior to a particular Offering Period)and (ii) is customarily employed for at least twenty (20) hours per week and for more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or from any Offering, within a manner permitted under Section 423 of the Code, Employees who are (x) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (y) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, authorize a new level of payroll deductions, or stop payroll deductions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, (i) if the shares are listed on any established stock exchange or a national market system, the closing price of a share of Common Stock (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, or (ii) in the absence of an established market for the shares, an amount determined in good faith by the Committee, with such determination conclusive and binding on all persons.
“Offering” means the grant of rights to an Eligible Employee to purchase shares of Common Stock during an Offering Period in accordance with the Plan.
“Offering Date” means the first Trading Day of each Offering Period, as designated by the Committee.
“Offering Period” means (x) the six (6) month period starting on January 1 of each year and ending on June 30 of such year, and (y) the six (6) month period starting on July 1 of each year and ending on December 31 of such year; provided that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods.
“Participant” means an Eligible Employee who is actively participating in the Plan.
“Participating Subsidiaries” means such Subsidiaries that the Committee designates in its sole discretion as eligible to participate in the Plan from time to time.
“Plan” means this Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan, as may be amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.
“Purchase Price” means an amount equal to eighty-five percent (85%) (or such greater percentage, if determined by the Committee prior to a particular Offering Period) of the lesser of (i) the Fair Market Value of a share of Common Stock on the Offering Date or (ii) the Fair Market Value of a share of Common Stock on the Purchase Date; provided that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
3.
Administration. The Committee shall administer the Plan and shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan, and to ensure compliance with Section 423 of the Code and other applicable law. The Committee’s decisions shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

4.	Eligibility.
4.1
Unless otherwise determined by the Committee in a manner consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

4.2
Notwithstanding any provision of the Plan to the contrary, (i) no Eligible Employee shall be granted an option under the Plan if immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, and (ii) in accordance with Section 423(b)(8) of the Code, no Eligible Employee shall be granted an option under the Plan to the extent such option would permit Employee’s rights to purchase stock under the Plan and all other employee stock purchase plans of the Company and any Subsidiary to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding.
5.
Offering Periods. The Plan shall be implemented by a series of Offering Periods, with the first Offering Period commencing at such time as determined by the Committee in its discretion. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

6.	Participation.
6.1
Enrollment and Payroll Deductions. An Eligible Employee may elect to participate in the Plan by completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, an Eligible Employee authorizes payroll deductions from such Employee’s paycheck in an amount equal to (i) a whole percentage of Employee’s Compensation (no less than 1% and no greater than 15% (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins)) or (ii) a fixed dollar amount, in each case, on each pay day occurring during an Offering Period. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

6.2
Election Changes. Unless otherwise determined by the Committee in a manner consistent with Section 423 of the Code, the following rules shall apply regarding changes to a Participant’s elections. During an Offering Period, a Participant may decrease or increase such Participant’s rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the Purchase Date. Any such change of payroll deductions during an Offering Period shall be effective with the first full payroll period that commences at least five (5) business days after the Company’s receipt of the Participant’s new Enrollment Form. A Participant may decrease or increase such Participant’s rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the start of the next Offering Period.

6.3
Automatic Re-Enrollment. The deduction rate selected by a Participant in an Enrollment Form shall remain in effect for subsequent Offering Periods, unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

7.
Grant of Option. On each Offering Date, each Participant in the applicable Offering shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions during the Offering Period by the applicable Purchase Price (rounded down to the nearest whole share of Common Stock); provided that in no event shall any Participant purchase more than 10,000 shares of Common Stock in a particular Offering (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13), unless such number is modified by the Committee and communicated in a manner consistent with Treasury Regulation Section 1.423-2 prior to the commencement of a particular Offering.

8.
Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares of Common Stock that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased. Any accumulated payroll deductions remaining in the Participant’s notional account as a result of the fact that fractional shares may not be purchased hereunder will be carried forward and applied toward the purchase of whole shares of Common Stock for the next following Offering Period. No other accumulated payroll deductions remaining in the Participant’s notional account will be carried forward to a subsequent Offering Period unless otherwise determined by the Committee in a manner consistent with Treasury Regulation Section 1.423-2(f)(5).

9.
Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of the Participant’s option. The Committee may permit or require that the shares of Common Stock be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10.	Withdrawal.
10.1
Withdrawal Procedure. A Participant may withdraw from an Offering by submitting a revised Enrollment Form to the Committee indicating such Participant’s election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in such Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating such Participant’s election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1.

10.2
Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon such Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.
Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account that have not been used to purchase shares of Common Stock shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated.

12.	Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13.	Shares Reserved for Plan.
13.1
Number of Shares. Subject to adjustment under Section 18.1 herein, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 2,850,000 shares of Common Stock. Shares of Common Stock issued under the Plan may be newly issued shares, treasury shares or shares acquired on the open market.

13.2
Over-Subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering, would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.
Transferability. No payroll deductions credited to a Participant or any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, other than by will, the laws of descent and distribution, or as provided in Section 17. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

15.
Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.
Statements. Upon request, a Participant will be provided with a statement which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

17.
Designation of Beneficiary. A Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period.

18.	Adjustments; Dissolution or Liquidation; Corporate Transactions.
18.1
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

18.2
Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date that occurs before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

18.3
Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date that occurs before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

19.	General Provisions.
19.1
Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2	No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
19.3
Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account.

19.4	Successors. The Plan shall be binding on the Company and its successors.
19.5
Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the issuance and exercise of such option, and the issuance and delivery of the shares of Common Stock pursuant thereto, shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

19.6
Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date. Notwithstanding the foregoing, the Committee may, in its discretion, impose a mandatory holding period during which Participants may not dispose of or transfer shares of Common Stock acquired pursuant to the exercise of an option under the Plan, provided that such mandatory holding period will not exceed the longer of: (a) the two year period after the applicable Offering Date, or (b) the one year period after the applicable Purchase Date.

19.7	Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
19.8
Term of Plan. The Plan was adopted by the Board on April 13, 2023 (the “Adoption Date”), and shall become effective upon its approval by the Company’s shareholders in accordance with Section 19.7 (the date of such shareholder approval, the “Effective Date”). The Plan shall terminate automatically on the tenth anniversary of the Adoption Date, April 13, 2023, provided that it may be terminated by the Committee on any earlier date as provided in Section 19.9.

19.9
Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. Notwithstanding the foregoing, any amendment to the Plan which requires shareholder approval under applicable law must be approved by the full Board, prior to submission of such amendment to the Company’s shareholders for approval. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) and all amounts that have not been used to purchase shares of Common Stock will then be returned to Participants.

19.10	Applicable Law. The laws of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11
Section 423 of the Code. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and will be interpreted accordingly; provided that the Company does not guarantee any particular tax treatment with respect to an option granted under this Plan.

19.12
Withholding. To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

19.13
Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

19.14	Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

EXHIBIT C
PROPOSED AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION
The SIXTH Article is hereby amended as shown below (with deletions highlighted in strike-through text and additions highlighted in underlined text).
SIXTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the ~~c~~Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to June 5, 2007.
No officer of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of an officer, to the extent such liability is provided by applicable law, (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transactions from which the officer derived an improper personal benefit or (iv) in any action by or in the right of the Corporation. This Article shall not eliminate or limit the liability of an officer for any act or omission occurring prior to [date upon which the Certificate of Amendment is filed].1
[1]	In the Certificate of Amendment to be filed in Delaware, this bracketed phrase will be replaced with the filing date of such Certificate of Amendment.
C-1

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Non-GAAP Financial Measures:
This proxy statement contains references to non-GAAP operating expenses that we believe provide investors and management with supplemental information relating to our operating performance. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. For non-GAAP operating expenses, these exclusions consist of (i) share-based compensation, (ii) changes in the fair value of contingent considerations payable, (iii) losses on the impairment of assets, and (iv) depreciation and amortization. We use this non-GAAP financial measure to assist in establishing budgets, operations goals, and to assess and identify certain operating trends. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. Other companies may define this measure differently. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. A quantitative reconciliation of the referenced non-GAAP operating expense to operating expense prepared in accordance with GAAP is shown in the table below:
Year Ended December 31, 2022 (in thousands)
Total operating expenses - as reported GAAP	$502,754
Research and development:
Share-based compensation	25,089
Selling, general, and administrative:
Share-based compensation	51,423
Changes in fair value of contingent consideration payable	1,078
Loss on impairment of assets	6,616
Depreciation and amortization	5,342
Total operating expense adjustments to reported GAAP	89,548
Total operating expenses — non-GAAP	$413,206

SCAN TO VIEW MATERIALS & VOTE

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V15014-P91896 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMICUS THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Lynn D. Bleil
02) Bradley L. Campbell

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends that you vote FOR proposals 2, 3, 4, 6 and 7 and one (1) year on proposal 5.

	1 Year	2 Years	3 Years	Abstain
5. Approval, on an advisory basis, one (1) year as the frequency of stockholder advisory votes on executive compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V15015-P91896

AMICUS THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 8, 2023 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Bradley L. Campbell and Ellen S. Rosenberg, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMICUS THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 8, 2023, live via webcast at www.virtualshareholdermeeting.com/FOLD2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side